Exhibit (a)(1)(A)
24 June 2024
THIS OFFER DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you are recommended to seek financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other appropriate independent financial adviser who, if you are resident in Ireland, is authorised or exempted under the European Communities (Markets in Financial Instruments) Regulations 2017 (S.I. No. 375 of 2017) (as amended) of Ireland.
If you sell or have sold or otherwise transferred all of your ordinary shares par value $0.01 per share of MariaDB plc (“MariaDB”or the “Company” and such shares, “MariaDB Shares,”), please immediately send this amended and restated offer document, dated 24 June 2024 (the “Offer Document”) and the accompanying exchange and/or transmittal materials and any other acceptance documents relating to the Offer (as defined below) issued to holders of MariaDB Shares (“MariaDB Shareholders”) in connection with the Offer, including the Letter of Transmittal (as defined below) and any other form of acceptance document issued by Bidco in connection with acceptance of the Offer (“Acceptance Documents”) (other than any personalised Letter of Transmittal) to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for onward transmission to the purchaser or transferee. However, these documents should not be forwarded or transmitted in, into or from any jurisdiction in which such act would constitute a violation of the relevant laws in such jurisdiction. If you have sold or otherwise transferred only part of your holding of MariaDB Shares, you should retain these documents and consult your stockbroker, bank or other agent through whom the sale or transfer was effected.
This Offer Document should be read in conjunction with the accompanying Acceptance Documents. Appendix 6 contains the definitions of certain terms used in this Offer Document and in the Acceptance Documents.
RECOMMENDED CASH OFFER
by
MERIDIAN BIDCO LLC (an affiliate of
K1 INVESTMENT MANAGEMENT, LLC,
as general partner of K5 CAPITAL ADVISORS, L.P.,
as general partner of K5 PRIVATE INVESTORS, L.P.)
for
MARIADB PLC
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON 23 JULY 2024, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
The distribution of this Offer Document and the accompanying Acceptance Documents in, into, or from, certain jurisdictions other than Ireland and the United States may be restricted or affected by the laws of those jurisdictions. Accordingly, copies of this Offer Document and the accompanying Acceptance Documents are not being, and must not be, mailed or otherwise forwarded, distributed or sent in, into, or from any such jurisdiction. Persons who receive this Offer Document and the accompanying Acceptance Documents (including without limitation nominees, trustees and custodians) and are subject to the laws of any jurisdiction other than Ireland or the United States, or who are not resident in Ireland or the United States, will need to inform themselves about, and observe any applicable restrictions or requirements. Any failure to do so may constitute a violation of the securities laws of any such jurisdiction.
The procedure for acceptance of the offer made by Bidco on the terms and subject to the conditions set out in this Offer Document and the Acceptance Documents (including, where the context so requires, any subsequent revision, variation, extension or renewal of such offer) (the “Offer”) is set out at paragraph 13 of the Letter from the President of Bidco, in Part 3 of Appendix 1 and in the accompanying Acceptance Documents.
Lazard Frères & Co. LLC, together with its affiliate Lazard & Co., Limited (which is authorised and regulated in the United Kingdom by the Financial Conduct Authority) (“Lazard”), is acting exclusively as financial adviser to K1 Investment Management, LLC, a Delaware limited liability company (“K1”) and Meridian BidCo LLC, a limited liability company formed in Delaware (“Bidco”) and no one else in connection with the Offer and will not be responsible to anyone other than K1 and Bidco for providing the protections afforded to clients of Lazard nor for providing advice in relation to the Offer or any other matters referred to in this Offer Document or any other document or announcement issued or to be issued in connection with the Offer. Neither Lazard nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Lazard in connection with this Offer Document or any other document or announcement issued or to be issued in connection with the Offer, any statement contained herein or otherwise.
IBI Corporate Finance Limited (“IBI Corporate Finance”), is acting exclusively as financial adviser to MariaDB and no one else in connection with the Offer and will not be responsible to anyone other than MariaDB for providing the protections afforded to clients of IBI Corporate Finance nor for providing advice in relation to the Offer or any other matters referred to in this Offer Document. Neither IBI Corporate Finance nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of IBI Corporate Finance in connection with this Offer Document, any statement contained herein or otherwise.
THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (the “SEC”) OR ANY SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED ANY DETERMINATION UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER DOCUMENT, THE RELATED LETTER OF TRANSMITTAL OR ANY OTHER DOCUMENT ISSUED OR TO BE ISSUED IN CONNECTION WITH THE OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.
The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor
New York, NY 10104
United States: (866) 920-4932
International: +1 (781) 896-6949

i

IMPORTANT NOTICES
Notice to US Holders of MariaDB Shares
The Offer is being made in accordance with the requirements of the Irish Takeover Panel Act 1997 (as amended), Irish Takeover Rules 2022 (the “Irish Takeover Rules”) and pursuant to the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “US Exchange Act”). This Offer Document, the Acceptance Documents and any other documents relating to the Offer have been or will be prepared in accordance with the Irish Takeover Rules and Irish disclosure requirements, format and style, all of which may differ from those in the United States.
Other Overseas Jurisdictions
The Offer is not being made, directly or indirectly, in or into or by the use of mails, or by any means or instrumentality (including, without limitation, email, facsimile transmission, telex and telephone) of interstate or foreign commerce, or of any facility of a national securities exchange, of any jurisdiction if to do so would constitute a violation of the relevant laws in such jurisdiction and, subject to certain exceptions, the Offer cannot be accepted by any such use, means, instrumentality or facility or from within any jurisdiction if to do so would constitute a violation of the relevant laws in such jurisdiction. Accordingly, copies of this Offer Document, the Acceptance Documents and any other accompanying documents are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent, into or from any jurisdiction if to do so would constitute a violation of the relevant laws in such jurisdiction and persons receiving this Offer Document, the Acceptance Documents and any other accompanying documents (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from such jurisdictions, as doing so may invalidate any purported acceptance of the Offer.
Any person (including, without limitation, any custodian, nominee or trustee) who intends to, or who may be under a contractual or legal obligation to, forward this Offer Document, the Acceptance Documents and/or any other related documentation to any jurisdiction outside Ireland and the United States should inform themselves of, and observe, any applicable legal or regulatory requirement of such jurisdictions. Further details in this regard are contained in paragraph 7 of Part 2 of Appendix 1.
Not an Offer to Sell or Invitation to Purchase
This Offer Document does not constitute an offer to sell or invitation to purchase any securities, or the solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise, nor shall there be any sale, issuance or transfer of securities, in any jurisdiction in contravention of applicable law. In particular, this Offer Document is not an offer of securities for sale into the United States. No offer of securities shall be made in the United States absent an exemption from, or in a transaction not subject to, registration under the Securities Act of 1933, as amended (the “Securities Act”). The release, publication or distribution of this Offer Document in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this Offer Document is released, published or distributed should inform themselves about and observe such restrictions.
Forward Looking Statements
This Offer Document (including any information incorporated by reference in this Offer Document), oral statements made regarding the Offer, and other information published by MariaDB, Bidco, K1 or any member of the K1 Group contain statements which are, or may be deemed to be, “forward looking statements.” Such forward looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and on numerous assumptions regarding the business strategies and the environment in which any member of the K1 Group (including, after closing of the Offer, any of MariaDB and its subsidiaries and subsidiary undertakings (the “MariaDB Group”)) shall operate in the future and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. The forward looking statements contained in this Offer Document relate to K1, any member of the K1 Group’s (including, after closing of the Offer, any member of the MariaDB Group) future prospects, developments and business strategies, the expected timing and scope of the Offer, the potential failure to satisfy conditions to the completion of the Offer due to the failure to receive a sufficient number of tendered MariaDB Shares in the Offer, the failure to obtain necessary regulatory or other approvals, the outcome of legal proceedings that may be instituted against the K1 Group and/or others relating to the Offer; or, consistently the possibility that competing offers will be made; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Offer; significant or unexpected costs, charges or expenses resulting from the Offer; negative effects of this announcement or the consummation of the proposed acquisition on the market price of MariaDB’s Shares; and if the Offer is completed, potential failure to realize the expected benefits of the Offer and other statements other than historical facts. In some cases, these forward looking statements can be identified by the use of forward looking terminology, including the terms “believes,” “estimates,” “will look to,” “would look to,” “plans,” “prepares,” “anticipates,” “expects,” “is expected to,” “is subject to,” “intends,” “may,” “will,” “shall” or “should” or their negatives or other variations or comparable terminology. By their nature, forward looking statements involve risk and uncertainty because they relate to events and depend on circumstances that shall occur in the future. These events and circumstances include changes in global, political, economic, business, competitive, and market conditions and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals. If any one or more of these risks or uncertainties materialises or if any one or more of the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Such forward looking statements should therefore be construed in the light of such factors.
Neither K1, Bidco nor any member of the K1 Group, nor any of their respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward looking statements in this Offer Document shall actually occur. The forward looking statements speak only as of the date of this Offer Document. All subsequent oral or written forward looking statements attributable to any of K1 and all of its affiliates, including K5 (as defined below) (the “K1 Group”), or any of their respective associates, directors, officers, employees or advisers, are expressly qualified in their entirety by the cautionary statement above. K1 and the K1 Group expressly disclaim any obligation to update such statements other than as required by law or by the rules of any competent regulatory authority, whether as a result of new information, future events or otherwise.
Rule 8 - Dealing Disclosure Requirements
Under the provisions of Rule 8.3 of the Irish Takeover Rules, if any person is, or becomes, interested (directly or indirectly) in 1% or more of any class of relevant securities of MariaDB, all “dealings” in any “relevant securities” of MariaDB (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by not later than 3:30 p.m. (New York time) on the “business day” following the date of the relevant transaction. This requirement will continue until the date on which the Offer becomes or is declared unconditional as to acceptances or lapses or is otherwise withdrawn or on which the Offer Period otherwise ends. If two or more persons cooperate on the basis of any agreement, either express or tacit, either oral or written, to acquire an “interest” in “relevant securities” of MariaDB, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.
Under the provisions of Rule 8.1 of the Irish Takeover Rules, all “dealings” in “relevant securities” of MariaDB by MariaDB or Bidco, or by any of their respective “associates” must also be disclosed by no later than 12:00 p.m. (New York time) on the “business day” following the date of the relevant transaction.
A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed can be found on the Irish Takeover Panel's website at www.irishtakeoverpanel.ie.
“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.
Terms in quotation marks are defined in the Irish Takeover Rules, which can be found on the Irish Takeover Panel's website.
If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, please consult the Irish Takeover Panel's website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel by telephone number +353 (0)1 678 9020; fax number +353 (0)1 678 9289.

No Profit Forecasts, Estimates or Asset Valuations
No statement in this Offer Document is intended as a profit forecast or estimate for any period and no statement in this Offer Document should be interpreted to mean that earnings or earnings per share for K1, Bidco, Meridian TopCo LLC (“Topco”) or MariaDB, respectively for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for K1, Bidco, Topco or MariaDB, respectively. No statement in this Offer Document constitutes an asset valuation.
Right to Switch to a Scheme
K1 and Bidco reserve the right, with the consent of the Irish Takeover Panel and MariaDB, to elect to implement the acquisition of the MariaDB Shares by way of a scheme of arrangement of MariaDB under the Companies Act 2014. In such event, the scheme of arrangement will be implemented on substantially the same terms, so far as applicable, as those which would apply to the Offer, subject to appropriate amendments (including to statutory voting requirements) to reflect the change in method of implementing the Offer.
Publication on Website
This Offer Document, together with all information incorporated into this Offer Document by reference to another source, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, will be made available on K1’s website (https://k1.com/meridian-offer-update/). Neither the content of any such website nor the content of any other website accessible from hyperlinks on such website is incorporated into, or forms part of, this Offer Document.
Availability of Hard Copies
Any MariaDB Shareholder may request a copy of this Offer Document in hard copy form by contacting the Information Agent. Any written requests must include the identity of the MariaDB Shareholder and any hard copy documents will be posted to the address of the MariaDB Shareholder provided in the written request. A hard copy of this Offer Document will not be sent to MariaDB Shareholders unless requested. Such persons may also request that all future documents, announcements and information to be sent to them in relation to the offer should be in hard copy form.
Additional Information
Pursuant to Rule 14d-3 under the US Exchange Act, Bidco has filed with the SEC a Tender Offer Statement on Schedule TO and Rule 13e-3 Transaction Statement on Schedule TO (as amended, the “Schedule TO”), of which this Offer Document forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Bidco with the SEC, are available on the SEC website at www.sec.gov. Additional copies of this Offer Document, the related letter of transmittal issued with this Offer Document for use by holders of MariaDB Shares which constitutes the form of acceptance for the offer for the purposes of the Irish Takeover Rules (the “Letter of Transmittal”) and other materials related to the Offer may also be obtained for free from the Information Agent.
Rounding
Certain figures included in this Offer Document have been subjected to rounding adjustments. Accordingly, any figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.
Certain Definitions
Appendix 6 contains the definitions of certain terms used in this Offer Document and in the Acceptance Documents. All references to “US$,” “dollars,” “US dollars” “$” or “USD” or are to the legal currency of the United States.

ACTION TO BE TAKEN TO ACCEPT THE OFFER
If you wish to tender all or a portion of your MariaDB Shares to Bidco in the Offer, you must do the following:
•
If you hold your MariaDB Shares directly as the holder of record, complete and sign the Letter of Transmittal (either manually or electronically) (or, in the case of a book-entry transfer, deliver an Agent’s Message (as defined in Appendix 6) in lieu of the Letter of Transmittal) that accompanies this Offer Document (which constitutes the form of acceptance for the Offer for the purposes of the Irish Takeover Rules) in accordance with the instructions set forth therein and mail or electronically deliver the Letter of Transmittal with any required signature guarantees and all other required documents to Computershare Trust Company, N.A. (the “Exchange Agent”). Letters of Transmittal from certificated MariaDB Shareholders should be accompanied by share certificates in respect of the MariaDB Shares tendered. These materials must be delivered to the Exchange Agent prior to the Expiration Time (as defined herein). See Part 3 of Appendix 1 for further details on the procedures for book-entry transfer.

•
If you hold your MariaDB Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your MariaDB Shares through DTC’s Automated Tender Offer Program (“ATOP”) prior to the Expiration Time.

We are not providing for guaranteed delivery procedures. Therefore, MariaDB Shareholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC.
If you accepted the Unlisted Unit Alternative prior to Bidco’s exercise of its Rollover Withdrawal Right or if you purport to accept the Unlisted Unit Alternative after Bidco's exercise of its Rollover Withdrawal Right using the version of the Letter of Transmittal disseminated on 24 May 2024 (each as defined in Appendix 6), your election will be deemed an election for the Cash Offer and the consideration payable in respect of each tendered MariaDB Share will be settled in cash in accordance with the terms of the Cash Offer. If you wish to withdraw such acceptance, you must deliver a written notice of withdrawal with the required information to the Exchange Agent during the Offer Period.
In all cases your acceptance of the Offer must be received by 5:00 p.m., New York City time, on 23 July 2024 (or such later time(s) and/or date(s) to which the Offer may be extended).
Questions or requests for assistance may be directed to Georgeson LLC, the Information Agent for the Offer, at the address and telephone numbers set forth in this Offer Document. Additional copies of this Offer Document, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to MariaDB Shareholders from the Information Agent. Additionally, copies of this Offer Document, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
For legal reasons, the Information Agent’s contact numbers listed at the front of this Offer Document will only be available to assist you with information contained in this Offer Document. Advice on the merits of the Offer cannot be provided nor may any financial advice be given. Calls may be monitored for quality control purposes.
This Offer Document and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET
The information contained herein is a summary only and is not meant as a substitute for the more detailed descriptions and information contained elsewhere in this Offer Document. You are urged to read carefully, in its entirety, each of this Offer Document (together with any amendments or supplements hereto) and the accompanying Acceptance Documents.
Securities Sought:
All of the issued and to be issued MariaDB Shares and MariaDB Shares issuable upon the exercise, conversion or exchange of any outstanding options, warrants, convertible securities, restricted share awards or other rights to purchase, subscribe for, or be allocated MariaDB Shares.
Offer Price:
US$0.55 for each MariaDB Share, payable to the seller in cash (the “Cash Offer”). For more information, see “Frequently Asked Questions.”
Transaction Announcement:
The above offer to purchase MariaDB Shares is being made in furtherance of that certain announcement by Bidco of a firm intention to make the Offer dated 24 April 2024 pursuant to Rule 2.7 of the Irish Takeover Rules (the “Firm Announcement”).
Purchaser:
Meridian BidCo LLC (“Bidco”), an affiliate of K1 Investment Management, LLC (“K1”), as general partner of K5 Capital Advisors, L.P. (“K5 Capital Advisors”), as general partner of K5 Private Investors, L.P. (“K5”).
Determination of MariaDB’s Board of
Directors:
The MariaDB board of directors (the “MariaDB Board”) has, as required under the Irish Takeover Rules, due to conflicts of interest, recused itself from taking part in the formulation and communication of advice on the Offer to MariaDB Shareholders. Instead, IBI Corporate Finance, which has been appointed as independent financial advisor to MariaDB under Rule 3 of the Irish Takeover Rules, has, in that capacity, taken responsibility for considering the Offer and formulating an appropriate recommendation to be made to MariaDB Shareholders.
As detailed in the Firm Announcement and as expected to be stated in the First Response Circular/Schedule 14D-9 that is being mailed to all MariaDB Shareholders together with this Offer Document:
•	IBI Corporate Finance has concluded that the terms of the Cash Offer are fair and reasonable and it would recommend that MariaDB Shareholders should accept the Cash Offer.
For additional information, see “Frequently Asked Questions—Has Bidco Discussed the Offer with the MariaDB Board?” and “Letter from the President of Bidco.” A description of the reasons for IBI Corporate Finance’s approval of the Cash Offer, is set forth in the First Response Circular/Schedule 14D-9. All shareholders should carefully read the information set forth in the First Response Circular/Schedule 14D-9, including the information set forth under the heading “Item 4. The Solicitation or Recommendation”.
Deeds of Irrevocable Undertaking:
K1, K5, Topco and Bidco have received irrevocable undertakings to accept the Offer, or where Bidco and/or the K1 Group elects to switch to a scheme of arrangement with respect to MariaDB under the Companies Act 2014, vote in favour of the scheme of arrangement under the Companies Act 2014, from each of the parties listed in paragraph 11 of the Rule 2.7 Announcement, as supplemented by irrevocables over 12,490,210 additional MariaDB Shares in respect of, in aggregate, 47,402,907 MariaDB Shares, representing in aggregate approximately 68.66% of the MariaDB Shares Affected (i.e. the issued share capital of MariaDB) as of 13 June 2024. These undertakings continue to be binding in the event of a competing offer for MariaDB.
The dates and times set forth in the table below in connection with the Offer may change in accordance with the terms and conditions of the Offer, as described in this Offer Document.
The Offer expires at 5:00 p.m. (New York City time) on 23 July 2024, unless otherwise extended by Bidco with the consent of the Irish Takeover Panel (to the extent required) or in accordance with the Irish Takeover Rules (the “Expiration Time”). The Offer commenced as of 24 May 2024 and shall end at the Expiration Time (the “Offer Period”). The Offer Period will consist of (A) the period prior to which the Offer is declared unconditional as to acceptances by Bidco (the “Pre-Acceptance Unconditional Period”), which declaration will occur at 5:00 p.m. (New York City time) on 9 July 2024, or such later time(s) and/or date(s) as Bidco may determine with the consent of the Irish Takeover Panel (to the extent required) or in accordance with the Irish Takeover Rules (the “Acceptance Unconditional Time”) and (B) the period following the Acceptance Unconditional Time prior to the Offer being declared wholly unconditional in all respects, which period shall be no longer than twenty one calendar days after the Acceptance Unconditional Time, or such later date(s) as Bidco may determine with the consent of the Irish Takeover Panel (the “Post-Acceptance Unconditional Period”).
The Offer is subject to certain conditions set forth in Part 1 of Appendix 1 to this Offer Document (the “Conditions”), including valid acceptances being received by Bidco (and not being withdrawn) by not later than 1:00 p.m. (New York City time) on 9 July 2024, as such time and date may be extended as Bidco may determine with the consent of the Irish Takeover Panel (to the extent required) or in accordance with the Irish Takeover Rules (the “Acceptance Cut-off Time”) in respect of MariaDB Shares Affected (as defined in Part 1 of Appendix 1 of this Offer Document) representing not less than 80% (or such lower percentage as Bidco may decide) in nominal value of the Maximum MariaDB Shares Affected, which carry, or if allotted and issued, or reissued from treasury would carry, not less than 80% (or such lower percentage as Bidco may decide) of the voting rights attaching to the Maximum MariaDB Shares Affected (the “Acceptance Condition,” as further defined in Part 1 of Appendix 1 to this Offer Document).
The Offer may be declared “unconditional as to acceptances” if, at the Acceptance Unconditional Time, Bidco determines the Acceptance Condition has become, or Bidco declares it to be, fulfilled or, to the extent permitted, waived, whether or not any other Condition to the Offer remains to be satisfied. If Bidco declares the Offer to be unconditional as to acceptances, it will deem all remaining Conditions to be satisfied, fulfilled or, to the extent permitted, waived at the Expiration Time. For the avoidance of doubt, Bidco is not required to declare the Offer unconditional as to acceptances until it is satisfied that all other Conditions will be satisfied or waived at the Expiration Time. Therefore, the Offer will be declared “wholly unconditional in all respects” at the Expiration Time whether or not the Acceptance Condition remains satisfied at that time.
If, as of the Acceptance Unconditional Time, Bidco cannot determine that the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived, Bidco may extend the Acceptance Unconditional Time to provide additional time for the Acceptance Condition to be satisfied, fulfilled or, to the extent permitted, waived, provided that the Pre-Acceptance Unconditional Period may not be extended past 5:00 p.m. (New York City time) on 23 July 2024 (the “Acceptance Condition Outside Time”) without the consent of the Irish Takeover Panel.
The Offer will lapse unless Bidco determines by 5:00 p.m. (New York City time) on 9 July 2024 (as such Acceptance Unconditional Time may be extended as described herein) that (i) the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived, and (ii) all other Conditions will be satisfied, fulfilled or, to the extent permitted, waived by the Expiration Time.
For the purposes of this determination, Bidco may only take into account acceptances received up to the Acceptance Cut-off Time, for the purposes of testing if the Acceptance Condition has been satisfied. Notwithstanding the Acceptance Cut-off Time, the Offer will remain open for acceptance until the Expiration Time.
Provided that the Offer is declared “unconditional as to acceptances” by the Acceptance Unconditional Time, the Post-Acceptance Unconditional Period will begin immediately thereafter and will remain open for a period of at least fourteen calendar days. Bidco may extend the Expiration Time, provided that the Expiration Time may not be extended past 5:00 p.m. (New York City time) on the twenty first calendar day following the Acceptance Unconditional Time without the consent of the Irish Takeover Panel. If the Pre-Acceptance Unconditional Period is extended, the Expiration Time of the Offer will also be extended for the same number of days such that the Expiration Time occurs at least fourteen calendar days following the Acceptance Unconditional Time.
Subject to the Offer being declared wholly unconditional in all respects by the Expiration Time, settlement of the consideration to which accepting MariaDB Shareholders are entitled under the Offer will be effected promptly and no later than three Business Days after the Expiration Time (the “Closing Date”).

EXPECTED TIMETABLE
Set forth below is an expected timetable as of the date of this Offer Document. To the extent the Offer is extended, Bidco will provide an updated timeline to reflect such extension.
Event	Time and/or Date
Offer Period
From 24 May 2024, the beginning of the Pre-Acceptance Unconditional Period, through to 5:00 pm (New York City time) on 23 July 2024 (unless extended), the end of the Post-Acceptance Unconditional Period (unless extended)

Initial Publication of the Offer Document; beginning of the Pre-Acceptance Unconditional Period of the Offer Period	24 May 2024
Acceptance Cut-off Time, the latest time and date for MariaDB Shareholders to accept the Offer prior to the Acceptance Unconditional Time
1:00 p.m. (New York City time) on 9 July 2024 (the “Acceptance Cut-off Time”) (unless extended)

Bidco may only take into account acceptances received up to this time for the purposes of testing if the Acceptance Condition has been satisfied. Notwithstanding the Acceptance Cut-off Time, the Offer will remain open for acceptance until the Expiration Time.

Acceptance Unconditional Time, the time Bidco tests if the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived
5:00 p.m. (New York City time) on 9 July 2024 (the “Acceptance Unconditional Time”) (unless extended)

If Bidco cannot, by the Acceptance Unconditional Time (as may be extended as described herein), determine that (i) the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived, and (ii) all other Conditions will be satisfied, fulfilled or, to the extent permitted, waived by the Expiration Time, the Offer will lapse.

The Acceptance Unconditional Time may be extended, but not beyond 5:00 p.m. (New York City time) on 23 July 2024, which is the latest time and date on which the Offer may become, or be declared, unconditional as to acceptances without the consent of the Irish Takeover Panel (the “Acceptance Unconditional Outside Time”).

End of the Pre-Acceptance Unconditional Period
5:00 p.m. (New York City time) on 9 July 2024 (unless extended)

If extended, the Pre-Acceptance Unconditional Period will remain open for a period of at least 14 calendar days from the date of extension

Beginning of the Post-Acceptance Unconditional Period of the Offer Period, assuming the Acceptance Unconditional Time has occurred	5:01 p.m. (New York City time) on 9 July 2024 (unless extended)

End of the Post-Acceptance Unconditional Period (unless extended), the time Bidco will deem the Conditions (other than the Acceptance Condition) to be satisfied, fulfilled or, to the extent permitted, waived

5:00 p.m. (New York City time) on 23 July 2024 (the “Expiration Time”) (unless extended)

If the Pre-Acceptance Unconditional Period is extended, the Post-Acceptance Unconditional Period and the Expiration Time will simultaneously be extended to ensure the Post-Acceptance Unconditional Period will

Event	Time and/or Date

remain open for a period of at least fourteen calendar days.

Upon expiration of the Post-Acceptance Unconditional Period (i.e., the Expiration Time), Bidco shall deem all Conditions (other than the Acceptance Condition) to be satisfied, fulfilled or, to the extent permitted, waived by the Expiration Time.

The Expiration Time may be extended, but not beyond 5:00 p.m. (New York City time) on the twenty first calendar day following the start of the Post-Acceptance Unconditional Period, which is the latest time and date on which the Offer may become, or be declared, unconditional in all respects (subject to obtaining the consent of the Irish Takeover Panel, if required).

Payment of consideration to holders of MariaDB Shareholders who accept the Offer during the Offer Period	Not later than three Business Days after the Expiration Time (the “Closing Date”)
UNDER THE IRISH TAKEOVER RULES, WITHDRAWAL RIGHTS ARE TYPICALLY NOT AVAILABLE ONCE THE OFFER HAS BECOME UNCONDITIONAL AS TO ACCEPTANCES. FOR THIS OFFER, THE IRISH TAKEOVER PANEL HAS PROVIDED A DEROGATION FROM RULE 34(A) OF THE IRISH TAKEOVER RULES SUCH THAT ALL MARIADB SHAREHOLDERS MAY WITHDRAW THEIR TENDERED MARIADB SHARES ANY TIME BEFORE THE EXPIRATION TIME, NOTWITHSTANDING THAT THE OFFER MAY HAVE BEEN DECLARED UNCONDITIONAL AS TO ACCEPTANCES. IF YOU CHANGE YOUR MIND AGAIN BEFORE THE EXPIRATION TIME, YOU MAY RE-TENDER YOUR MARIADB SHARES BY FOLLOWING THE ACCEPTANCE PROCEDURES. PLEASE SEE PART 2 OF APPENDIX 1 FOR FURTHER INFORMATION ON WITHDRAWAL PROCEDURES.
THE IRISH TAKEOVER PANEL HAS GRANTED A WAIVER OF CERTAIN ASPECTS OF RULE 10.6 OF THE IRISH TAKEOVER RULES SO THAT THE OFFER IS NOT REQUIRED TO BECOME UNCONDITIONAL AS TO ACCEPTANCES UNTIL BIDCO IS SATISFIED THAT ALL OTHER CONDITIONS WILL BE SATISFIED, FULFILLED OR WAIVED BY THE EXPIRATION TIME.
WHILE YOU HAVE UNTIL THE EXPIRATION TIME TO COMPLETE YOUR TENDER, IF BIDCO CANNOT DETERMINE, AT THE ACCEPTANCE UNCONDITIONAL TIME, (AS IT MAY BE EXTENDED AS DESCRIBED HEREIN) THAT (I) THE ACCEPTANCE CONDITION HAS BEEN SATISFIED, FULFILLED OR, TO THE EXTENT PERMITTED, WAIVED, AND (II) ALL OTHER CONDITIONS WILL BE SATISFIED, FULFILLED OR, TO THE EXTENT PERMITTED, WAIVED BY THE EXPIRATION TIME, THE OFFER WILL LAPSE AND THERE WILL BE NO POST-ACCEPTANCE UNCONDITIONAL PERIOD. THEREFORE, MARIADB SHAREHOLDERS ARE STRONGLY ENCOURAGED TO TENDER THEIR MARIADB SHARES AS SOON AS POSSIBLE AND PRIOR TO THE ACCEPTANCE CUT-OFF TIME.
If the Offer becomes or is declared unconditional in all respects and sufficient acceptances have been received at the Expiration Time (and in all cases within four months of 24 May 2024), following closing of the Offer, Bidco intends to apply the provisions of Sections 456 to 460 of the Companies Act 2014 to acquire compulsorily any outstanding MariaDB Shares not acquired or agreed to be acquired pursuant to the Offer or otherwise (such acquisition, the “Buy Out” and, together with the Offer, the “Transactions”).
So long as the Offer is declared unconditional as to acceptances at the Acceptance Unconditional Time (as it may be extended as described herein), if acceptances fall below the Acceptance Condition (as it may have been amended or waived, to the extent permitted, on or prior to the Acceptance Unconditional Time) due to withdrawals during the Post-Acceptance Unconditional Period, Bidco will still be required to close the Offer as of the Expiration Time (as it may be extended as described herein). If Bidco declares the Offer to be unconditional as to acceptances, it will deem all remaining Conditions to be satisfied or waived at the Expiration Time. Once the Offer has been declared unconditional as to acceptances, Bidco will be required to close the Offer regardless of whether there are withdrawals during the Post-Acceptance Unconditional Period, through and including the Expiration Time, and regardless of whether Bidco is able to carry out the Buy Out referenced in the preceding paragraph. For the avoidance of doubt, Bidco is not required to declare the Offer unconditional as to acceptances until it is satisfied that all other Conditions will be satisfied or waived at the Expiration Time.

FREQUENTLY ASKED QUESTIONS
The following are some of the questions you, as a holder of MariaDB Shares, may have and answers to those questions. You are advised to read carefully the remainder of this Offer Document and all of the Appendices referred to herein, plus the accompanying Acceptance Documents.
1	WHAT ARE THE TERMS OF THE OFFER?
Under the terms of the Offer, which is subject to the satisfaction (or where applicable, waiver) of the conditions and further terms set out in Appendix 1 to this Offer Document and in the Letter of Transmittal, MariaDB Shareholders will be entitled to receive:
for each MariaDB Share: US$0.55 in cash.
2	WHO IS MAKING THE OFFER?
The Offer is being made by Bidco. Bidco was formed under the laws of Delaware, USA, and established specifically for the purpose of making the Offer. Further details in relation to Bidco and the financing of the Offer are described in Appendix 2.
3	WHAT ARE THE CLASSES OF MARIADB SECURITIES SOUGHT IN THE OFFER?
Bidco is seeking to acquire all of the issued and to be issued MariaDB Shares. According to MariaDB, there were 69,038,054 MariaDB Shares outstanding as of 13 June 2024 (being the latest practicable date).
4	HOW DOES THE CASH OFFER COMPARE WITH RECENT VALUATIONS RELATING TO MARIADB SHARES?
The Cash Offer of US$0.55 represents a premium of approximately:
•	189% to MariaDB’s closing share price of $0.19 on 5 February 2024 (being the last full trading day prior to the announcement by MariaDB of a forbearance agreement with RP Ventures LLC);
•	57% to MariaDB’s closing share price of $0.35 on 15 February 2024 (being the last Business Day prior to the publication of K1’s Possible Offer Announcement and the commencement of the Offer Period);
•	129% to MariaDB’s average closing share price of $0.24 over the 30-trading day period ending 15 February 2024; and
•	90% to MariaDB’s average closing share price of $0.29 over the 60-trading day period ending 15 February 2024.
5	WHAT HAPPENS IF I ACCEPTED THE OFFER UNDER THE OFFER DOCUMENT DATED 24 MAY 2024?
Bidco has, in its sole discretion, exercised its Rollover Withdrawal Right. Accordingly, the Unlisted Unit Alternative provided for in the Offer Document dated 24 May 2024 has lapsed, no Topco Rollover Units (as defined in Appendix 6) will be issued and the consideration payable in respect of each tendered MariaDB Share will be settled in cash in accordance with the terms of the Cash Offer.
All previous elections for the Cash Offer will remain unchanged. All elections for the Unlisted Unit Alternative that were not withdrawn prior to the date of this Offer Document will be deemed elections for the Cash Offer. Any person that tenders MariaDB Shares has the right to withdraw such MariaDB Shares at any time until the Expiration Time. Any purported elections for the Unlisted Unit Alternative following the date of this Offer Document will also be deemed elections for the Cash Offer.
6	IF I ACCEPT THE OFFER, HOW WILL I RECEIVE THE OFFER CONSIDERATION?
Promptly after the Expiration Time, Bidco will accept all MariaDB Shares validly tendered and not properly withdrawn prior to the Expiration Time. Rule 14e-1(c) under the US Exchange Act requires that an offeror in a tender offer either pay the consideration offered or return the securities tendered “promptly” after the withdrawal or termination of the tender offer, and as a result the Closing Date will be no later than three Business Days following the expiration date of the Offer. For further information in relation to the conditions to the Offer, please refer to Part 1 of Appendix 1.

Bidco will deliver the cash consideration for your validly tendered and not properly withdrawn MariaDB Shares by depositing the cash with the Exchange Agent, which will act as your agent for the purpose of receiving the Offer consideration from Bidco and transmitting such consideration to you.
7	HAS BIDCO DISCUSSED THE OFFER WITH THE MARIADB BOARD?
The MariaDB Board has, as required under the Irish Takeover Rules, due to conflicts of interest, recused itself from taking part in the formulation and communication of advice on the Offer to MariaDB Shareholders. Instead, IBI Corporate Finance, which has been appointed as independent financial advisor to MariaDB under Rule 3 of the Irish Takeover Rules, has, in that capacity, taken responsibility for considering the Offer and formulating an appropriate recommendation to be made to MariaDB Shareholders.
As described in the Firm Announcement and as is described in the First Response Circular/Schedule 14D-9 (as amended), IBI Corporate Finance has concluded, in the context of the background to and reasons for recommending the Cash Offer set out therein that the terms of the Cash Offer are fair and reasonable and it would recommend that MariaDB Shareholders should accept the Cash Offer.
A description of the reasons for IBI Corporate Finance’s approval of the Cash Offer is set forth in the First Response Circular/Schedule 14D-9. All shareholders should carefully read the information set forth in the First Response Circular/Schedule 14D-9.
8	WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?
Acceptance Condition
As further defined in Part 1 of Appendix 1 of this Offer Document, the Offer is conditional on valid acceptances being received by Bidco (and not being withdrawn) by not later than the Acceptance Cut-off Time (or such later time(s) and/or date(s) as Bidco may: (i) with the consent of the Irish Takeover Panel (to the extent required) or in accordance with the Irish Takeover Rules; and (ii) subject to the US tender offer rules, determine) in respect of MariaDB Shares Affected representing not less than 80% (or such lower percentage as Bidco may decide) in nominal value of the Maximum MariaDB Shares Affected, which carry, or if allotted and issued, or reissued from treasury would carry, not less than 80% (or such lower percentage as Bidco may decide) of the voting rights attaching to the Maximum MariaDB Shares Affected. This percentage may be reduced at the discretion of Bidco, subject to certain limitations including (i) that Bidco may only reduce such percentage prior to the Acceptance Unconditional Time, (ii) the percentage may not be reduced to below 50% of the MariaDB Shares Affected without the consent of the Irish Takeover Panel and (iii) the requirement that the Offer remain open for at least five business days after the announcement of such change. Prior to the Acceptance Unconditional Time, Bidco may determine (in its sole discretion and in accordance with the terms described herein), that the Acceptance Condition will be reduced to having received valid acceptances in respect of not less than 50% of the MariaDB Shares Affected by the Acceptance Cut-off Time (unless extended). If such a determination is made, Bidco will promptly announce the revised Acceptance Condition. All other terms of the Offer, including the procedures for MariaDB Shareholders to accept the Offer, would remain the same.
If the Acceptance Condition is met at the Acceptance Unconditional Time (as it may be extended as described herein), Bidco will be required to close the Offer regardless of whether the Acceptance Condition is no longer met at the Expiration Time. This obligation will continue regardless of whether Bidco is no longer in a position to carry out the Buy Out.
MariaDB Shareholders who have accepted should withdraw their acceptances if their willingness to accept the Offer would be affected by the reduction of the Acceptance Condition or by Bidco’s potential inability to carry out the Buy Out.
General Regulatory Condition
The Offer is conditional on no regulatory body having decided to take any action or institute any investigation or enquiry or having done or decided to do anything, in each case which would or would reasonably be expected to:
•
make the Offer or its implementation unenforceable under the laws of any relevant jurisdiction or otherwise restrain, prohibit, materially restrict or materially delay the Offer, or impose additional or different conditions or obligations on the Offer, or otherwise challenge or interfere with or require amendment of the Offer;

•	result in a material delay in the ability of Bidco or any member of the K1 Group, or render Bidco or any member of the K1 Group unable, to acquire some or all of the MariaDB Shares Affected; or
•
impose any limitation on or result in a delay in the ability of Bidco or any member of the K1 Group to acquire, or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership of the MariaDB Shares Affected.

K1 expects that the Offer will be reviewed by one or more regulators once the Offer Document is sent to MariaDB Shareholders. The timing and outcome of such review(s) is currently unknown.
Other conditions
In addition, there are anti-trust/competition law conditions and a condition that MariaDB takes no frustrating actions (within the meaning of Rule 21 of the Irish Takeover Rules), among others. The Irish Takeover Rules require us to obtain the consent of the Irish Takeover Panel before Bidco can invoke any condition to the Offer involving a criterion of materiality. In practice, the Irish Takeover Panel is unlikely to give such consent unless the circumstances underlying the failure of the condition are of material significance to Bidco in the context of the Offer.
The full text of all of the conditions to the Offer is set out in Part 1 of Appendix 1.
9	WHAT IS THE PURPOSE OF THE ACCEPTANCE UNCONDITIONAL TIME AND THE ACCEPTANCE CUT-OFF TIME?
The intention of the Acceptance Unconditional Time, and the Post-Acceptance Unconditional Period, is to announce to MariaDB Shareholders that the Acceptance Condition has been met, and that the MariaDB Shares tendered at the Expiration Time will be accepted for exchange. For the avoidance of doubt, Bidco is not required to declare the Offer unconditional as to acceptances until it is satisfied that all other Conditions will be satisfied or waived at the Expiration Time.
Bidco may only take into account acceptances received up to the Acceptance Cut-off Time for the purposes of testing if the Acceptance Condition has been satisfied. Bidco will publicly announce, as set forth in paragraph 3.1 of Part 2 of Appendix 1, the occurrence of the Acceptance Unconditional Time.
This gives MariaDB Shareholders who have not yet tendered the opportunity to do so knowing that the Offer will close, and that if they do not tender they are likely to be subject to the application of the provisions of Sections 456 to 460 of the Companies Act 2014 and the compulsorily acquisition of their MariaDB Shares.
So long as the Offer is declared unconditional as to acceptances at the Acceptance Unconditional Time (as it may be extended as described herein), if acceptances fall below the Acceptance Condition (as it may have been amended or waived, to the extent permitted, on or prior to the Acceptance Unconditional Time) due to withdrawals during the Post-Acceptance Unconditional Period, Bidco will still be required to close the Offer as of the Expiration Time (as it may be extended as described herein). If Bidco declares the Offer to be unconditional as to acceptances, it will deem all remaining Conditions to be satisfied or waived at the Expiration Time. Once the Offer has been declared unconditional as to acceptances, Bidco will be required to close the Offer regardless of whether there are withdrawals during the Post-Acceptance Unconditional Period, through and including the Expiration Time, and regardless of whether Bidco is able to carry out the compulsory acquisition process referenced in the preceding paragraph.
10	WHAT HAPPENS IF THE ACCEPTANCE UNCONDITIONAL TIME DOES NOT OCCUR BY THE ACCEPTANCE CONDITION OUTSIDE TIME?
While you have until the Expiration Time to complete your tender, if Bidco cannot determine at the Acceptance Unconditional Time (as it may be extended to no later than the Acceptance Condition Outside Time or otherwise with the consent of the Irish Takeover Panel) that (i) the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived, and (ii) all other Conditions will be satisfied, fulfilled or, to the extent permitted, waived by the Expiration Time, the Offer will lapse and there will be no Post-Acceptance Unconditional Period. Therefore, MariaDB Shareholders are strongly encouraged to tender their MariaDB Shares as soon as possible and prior to the Acceptance Cut-off Time.
In the event the Offer lapses, all MariaDB Shares that have tendered their MariaDB Shares at that time will be returned (together with share certificates where applicable) (by post or such other method as may be approved by the Irish Takeover Panel), without expense to the tendering shareholder (or, in the case of MariaDB Shares tendered by book-entry transfer into the Exchange Agent’s account at a Book-Entry Transfer Facility, such MariaDB Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as soon as practicable and in any event within three Business Days following the lapse of the Offer.
11	WHAT HAPPENS IF THE ACCEPTANCE UNCONDITIONAL TIME IS EXTENDED?
The Acceptance Unconditional Time may be extended to any date up to the Acceptance Condition Outside Time at the discretion of Bidco, to provide additional time for the Acceptance Condition to be satisfied, fulfilled or, to the extent permitted, waived. Any additional extension beyond the Acceptance Condition Outside Time would require the consent of the Irish Takeover Panel. If the Acceptance Unconditional Time is extended, the Expiration Time of the Offer will also be extended for the same number of days such that the Post-Acceptance Unconditional Period runs for at least fourteen calendar days following the Acceptance Unconditional Time. If the Acceptance Unconditional Time is extended, the Acceptance Cut-off Time will be similarly extended.
12	MUST THE CONDITIONS (OTHER THAN THE ACCEPTANCE CONDITION) BE SATISFIED FOR BIDCO TO CLOSE THE OFFER?
Bidco must be satisfied that the Conditions (other than the Acceptance Condition) will be satisfied, fulfilled or, to the extent permitted, waived at the Expiration Time (as it may be extended as described herein) before Bidco will declare the Offer unconditional as to acceptances.
So long as the Offer is declared unconditional as to acceptances at the Acceptance Unconditional Time (as it may be extended as described herein), Bidco will deem all remaining Conditions to be satisfied, fulfilled or, to the extent permitted, waived at the Expiration Time and will be required to close the Offer.
In the event of the Offer lapsing, all MariaDB Shares that have been tendered at that time will be returned (together with the relevant share certificates if applicable) (by post or such other method as may be approved by the Irish Takeover Panel), without expense to the tendering shareholder (or, in the case of MariaDB Shares tendered by book-entry transfer into the Exchange Agent’s account at a Book-Entry Transfer Facility, such MariaDB Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as soon as practicable and in any event within three Business Days following the lapse of the Offer.
13	WHEN WILL THE CONDITIONS, OTHER THAN THE ACCEPTANCE CONDITION, BE SATISFIED?
Under the Irish Takeover Rules, the Acceptance Condition must be satisfied by the Acceptance Condition Outside Time, unless that time is extended with the consent of the Irish Takeover Panel. Under the Irish Takeover Rules, Bidco must satisfy the remaining Conditions within a further twenty-one calendar days of the Acceptance Condition Outside Time, unless extended with the consent of the Irish Takeover Panel. As a result of a derogation granted by the Irish Takeover Panel, Bidco is not required to declare that the Acceptance Condition has been satisfied, until Bidco is satisfied that the other Conditions will be satisfied, fulfilled or, to the extent permitted, waived by the Expiration Time.
Once Bidco has made that determination, it will declare that the Acceptance Condition has been satisfied and will simultaneously declare that the remaining Conditions will be deemed to be satisfied, fulfilled or, to the extent permitted, waived at the Expiration Time (as it may be extended as described herein). Under the Irish Takeover Rules, once the Acceptance Condition has been satisfied, shareholders must be provided with at least an additional fourteen days to accept the Offer, which fourteen-day period is expected to expire at the Expiration Time (as it may be extended as described herein). MariaDB Shareholders will have withdrawal rights during this additional fourteen-day period. This fourteen-day period must elapse before the Offer can be closed.
14	WHAT DOES IT MEAN FOR THE POST-ACCEPTANCE UNCONDITIONAL PERIOD TO BEGIN?
The Post-Acceptance Unconditional Period will begin once the Offer has been declared unconditional as to acceptances. The Offer will be declared unconditional as to acceptances if at the Acceptance Unconditional Time Bidco can determine (i) that the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived; and (ii) the Conditions (other than the Acceptance Condition) will be satisfied, fulfilled or, to the extent permitted, waived at the Expiration Time (as it may be extended as described herein). Bidco cannot acquire your MariaDB Shares pursuant to the Offer unless the Offer becomes or is declared unconditional as to acceptances by the Acceptance Unconditional Outside Time, absent approval from the Takeover Panel.

During the Post-Acceptance Unconditional Period, Bidco will have at least fourteen calendar days, but no more than twenty one calendar days, absent approval from the Takeover Panel, to declare the Offer unconditional in all respects. Withdrawal rights will continue for the duration of the Post-Acceptance Unconditional Period.
15	WHAT HAPPENS IF THE ACCEPTANCES FALL BELOW THE ACCEPTANCE CONDITION FOLLOWING THE ACCEPTANCE UNCONDITIONAL TIME?
So long as the Offer is declared unconditional as to acceptances at the Acceptance Unconditional Time (as it may be extended as described herein), if acceptances fall below the Acceptance Condition (as it may have been amended or waived, to the extent permitted, on or prior to the Acceptance Unconditional Time) due to withdrawals during the Post-Acceptance Unconditional Period, Bidco will still be required to close the Offer as of the Expiration Time (as it may be extended as described herein). If Bidco declares the Offer to be unconditional as to acceptances, it will deem all remaining Conditions to be satisfied or waived at the Expiration Time. Once the Offer has been declared unconditional as to acceptances, Bidco will be required to close the Offer regardless of whether there are withdrawals during the Post-Acceptance Unconditional Period, through and including the Expiration Time, and regardless of whether Bidco is able to carry out the Buy Out. For the avoidance of doubt, Bidco is not required to declare the Offer unconditional as to acceptances until it is satisfied that all other Conditions will be satisfied or waived at the Expiration Time.
As such, Bidco and K1 cannot guarantee that it will control MariaDB after the close of the Offer as the number of withdrawals during the Post-Acceptance Unconditional Period may be such that Bidco may not have received sufficient acceptances at the Expiration Time to acquire control of MariaDB (e.g. 50%+ of the issued share capital of MariaDB). However, the K1 Group has received irrevocable undertakings to accept the Offer, or, where Bidco and/or the K1 Group elects to switch to a scheme of arrangement with respect to MariaDB under the Companies Act 2014, vote in favour of the scheme of arrangement under the Companies Act 2014, in respect of, in aggregate, 47,402,907 MariaDB Shares, representing in aggregate approximately 68.66% of the existing issued share capital of MariaDB as of 13 June 2024. The details of such irrevocable undertakings are set out in paragraph 6 “Disclosable Transactions” of the “Special Factors” section of this Offer Document. Notwithstanding the Offer being declared unconditional as to acceptances, Bidco and K1 also cannot guarantee that it will be in a position to carry out the Buy Out, including because the number of withdrawals during the Post-Acceptance Unconditional Period may be such that Bidco may not have received sufficient acceptances at the Expiration Time to carry out the Buy Out under the provisions of Sections 456 to 460 of the Companies Act 2014. To effectuate the Buy Out, Bidco must acquire at least 80% of the MariaDB Shares Affected (i.e. of the issued share capital of MariaDB) as of the Expiration Time.
16	WHAT IS THE LAST DAY THE OFFER COULD BECOME OR BE DECLARED UNCONDITIONAL IN ALL RESPECTS?
The last day on which the Offer could become or be declared unconditional in all respects is the Expiration Time, which may be extended until the twenty first day following the start of the Post-Acceptance Unconditional Period, unless the Irish Takeover Panel agrees to a further extension of the Post-Acceptance Unconditional Period.
17	IS THE OFFER SUBJECT TO A FINANCING CONDITION?
No. The Offer is not subject to a financing condition. The Offer is being financed through existing resources of K5, as described in paragraph 8 of the Letter from the President of Bidco.
18	HOW DO I ACCEPT THE OFFER?
Please refer to paragraph 13 of the Letter from the President of Bidco and Part 3 of Appendix 1 of this Offer Document for instructions on how to accept the Offer.
19	HOW LONG DO I HAVE TO ACCEPT THE OFFER?
You will have until the Expiration Time (as it may be extended as described herein) to accept the Offer. We refer to this period, including any extensions, as the Offer Period. You may accept the Offer and withdraw any previous acceptances during the Offer Period.
However, while you have until the Expiration Time to complete your tender, if Bidco cannot determine at the Acceptance Unconditional Time (as it may be extended as described herein) that (i) the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived, and (ii) all other conditions will be satisfied, fulfilled or, to the extent permitted, waived by the Expiration Time, the Offer will lapse and there will be no Post-Acceptance Unconditional Period. Therefore, MariaDB Shareholders are strongly encouraged to tender their MariaDB Shares as soon as possible and prior to the Acceptance Cut-off Time.
20	CAN THE OFFER PERIOD BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?
Bidco may extend the Offer Period at any time in its discretion, provided (i) the Pre-Acceptance Unconditional Period may not extend past the Acceptance Condition Outside Time and (ii) the Post-Acceptance Unconditional Period may not be longer than twenty one calendar days, in each case without the consent of the Irish Takeover Panel.
Bidco may also be required to extend the Offer Period under applicable securities laws if it changes the Offer in any material respect. The minimum period during which the Offer must remain open following material changes in the terms of the Offer will depend upon the facts and circumstances then existing, including the materiality of the changes.
Please refer to paragraph 1 of Part 2 of Appendix 1 for more information.
21	HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?
If Bidco extends the Acceptance Unconditional Time and/or the Expiration Time, it will make a public announcement of the extension not later than 8:00 a.m. (New York City time) on the next Business Day following the date on which the Offer is extended.
Please refer to paragraph 3 of Part 2 of Appendix 1 for more information.
22	IF I ACCEPT THE OFFER, MAY I CHANGE MY MIND AND WITHDRAW MY ACCEPTANCE?
Yes. To withdraw an acceptance, you must deliver a written notice of withdrawal with the required information to the Exchange Agent as applicable, at any time during the Offer Period.
Please refer to paragraph 4 of Part 2 of Appendix 1 for more information.
23	WILL THE OFFER BE FOLLOWED BY COMPULSORY ACQUISITION AND/OR DE-LISTING?
If the Offer becomes or is declared unconditional in all respects and sufficient acceptances have been received at the Expiration Time (and in all cases within four months of 24 May 2024), following closing of the Offer, Bidco intends to apply the provisions of Sections 456 to 460 of the Companies Act 2014 to acquire compulsorily any outstanding MariaDB Shares not acquired or agreed to be acquired pursuant to the Offer or otherwise. To effectuate the Buy Out, Bidco must acquire at least 80% of the MariaDB Shares Affected (i.e. of the issued share capital of MariaDB) as of the Expiration Time.
The latest date by which Bidco may serve notice to apply the provisions of Sections 456 to 460 of the Companies Act 2014 is six months from 24 May 2024.
Notwithstanding the Offer being declared unconditional as to acceptances, Bidco and K1 also cannot guarantee that it will be in a position to carry out the Buy Out, including because the number of withdrawals during the Post-Acceptance Unconditional Period may be such that Bidco may not have received sufficient acceptances at the Expiration Time to carry out the Buy Out under the provisions of Sections 456 to 460 of the Companies Act 2014. In addition, Bidco and K1 cannot guarantee that it will control MariaDB after the close of the Offer as the number of withdrawals during the Post-Acceptance Unconditional Period may be such that Bidco may not have received sufficient acceptances at the Expiration Time to acquire control of MariaDB (e.g. 50%+ of the issued share capital of MariaDB). However, the K1 Group has received irrevocable undertakings to accept the Offer, or, where Bidco and/or the K1 Group elects to switch to a scheme of arrangement with respect to MariaDB under the Companies Act 2014, vote in favour of the scheme of arrangement under the Companies Act 2014, in respect of, in aggregate, 47,402,907 MariaDB Shares, representing in aggregate approximately 68.66% of the existing issued share capital of MariaDB as of 13 June 2024. The details of such irrevocable undertakings are set out in paragraph 6 “Disclosable Transactions” of the “Special Factors” section of this Offer Document.
After the Offer has closed and as soon as it is appropriate and possible to do so, Bidco intends to cause MariaDB to apply for cancellation of the listing of the MariaDB Shares on the NYSE, and to propose a resolution to re-register MariaDB as a private company under the relevant provisions of the Companies Act 2014. De-listing is likely to reduce significantly the liquidity and marketability of any MariaDB Shares in respect of which the Offer has not been accepted. Following the delisting of the MariaDB Shares from the NYSE, Bidco intends to procure that MariaDB files with the SEC a request that MariaDB’s obligations under the US Exchange Act be terminated if and when MariaDB is eligible to do so.
24	CAN I CHOOSE THE CURRENCY OF THE CASH THAT I RECEIVE?
The cash consideration payable under the Offer will be settled in US dollars. It will not be possible to choose an alternative currency in which to receive the cash consideration payable under the Offer.
25	WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?
If you are the registered owner of your MariaDB Shares and you accept the Offer, you will not have to pay brokerage fees or similar expenses in connection with your acceptance of the Offer. If you own your MariaDB Shares through a broker or other securities intermediary, and your securities intermediary accepts the Offer on your behalf, your securities intermediary may charge you a fee for doing so. You should consult your broker or securities intermediary to determine whether any charges will apply.
26	WILL I BE TAXED ON THE CONSIDERATION THAT I RECEIVE IN RESPECT OF THE OFFER?
A MariaDB Shareholder who is not resident or ordinarily resident or temporarily non-resident in Ireland, and who does not hold the MariaDB Shares in connection with a trade or business carried on in Ireland through a branch or agency, should not be subject to Irish tax on the consideration they receive in respect of the Offer. Other MariaDB Shareholders may have a liability to Irish tax.
For US federal income tax purposes, there will be tax consequences arising in connection with your sale of MariaDB Shares in the Offer. How you will be taxed will depend on a number of factors including, but not limited to, when you acquired the MariaDB Shares and if such MariaDB Shares were acquired pursuant to the exercise of a stock option. The tax implications of participating in the Offer are complex.
Important tax information related to the potential US federal income tax consequences of participation in the Offer is set forth in Section 1.2 (US Federal Income Tax) of Appendix 3. You should consult with your own legal, investment and tax advisors to determine the potential benefits, burdens and other consequences of the Offer particular to you, including the US federal, state, local, non-US and other tax consequences of participating in the Offer.
The above is provided for general information only. For an outline of the material Irish and US federal income tax consequences of the Offer, please see Appendix 3. It is recommended that you consult an appropriate independent adviser in respect of your tax treatment in relation to the Offer.
NONE OF BIDCO OR MARIADB ARE PROVIDING ANY TAX ADVICE, OR GUARANTEEING ANY TAX CONSEQUENCES FOR PARTICIPATION IN THIS OFFER DOCUMENT, AND YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF YOUR PARTICULAR SALE OF MARIADB SHARES TO BIDCO IN, AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF, THIS OFFER DOCUMENT AND THE ACCEPTANCE DOCUMENTS.
27	IN WHAT CIRCUMSTANCES WOULD K1 AND BIDCO CONSIDER SWITCHING TO A SCHEME OF ARRANGEMENT?
K1 and Bidco wish to preserve the flexibility to enable them to elect to implement the acquisition of the MariaDB Shares by way of a scheme of arrangement of MariaDB under the Companies Act 2014. The consent of both the Irish Takeover Panel and MariaDB would be required to do so. K1 and Bidco may consider switching to a scheme of arrangement in the event that they consider that it would enable them to obtain 100% ownership of MariaDB in a shorter timeframe than the Offer.
28	WHO CAN I SPEAK WITH IF I HAVE QUESTIONS ABOUT THE OFFER?
You may call Georgeson LLC, the Information Agent for the Offer, toll free at (866) 920-4932 from inside the US and +1 (781) 896-6949 for outside the US. See the back cover of this Offer to Purchase for additional contact information for the Information Agent.

SPECIAL FACTORS
1.	Background
From July 2023 through early October 2023, the Company engaged in an outreach to, and was contacted by, third parties regarding potential options to replace, refinance or restructure a loan outstanding in the amount of $15.9 million from the European Investment Bank which was scheduled to mature on 11 October 2023 (the “EIB Loan”). This included outreach by the Company to certain customers, financial institutions, investment banks, private equity firms (including Hale Capital Partners, L.P. (“Hale”)), and investors including current shareholders such as Open Ocean Opportunity Fund I Ky and its affiliates (collectively, “Open Ocean”), and Runa Capital Fund II, L.P., Runa Capital II (GP), Runa Capital Opportunity Fund I, L.P., Runa Capital Opportunity I (GP), and Runa Ventures I Limited (collectively, “Runa”).
From August 2023 through October 2023, the Company engaged in discussions with multiple third parties regarding potential equity financing options to refinance or restructure the EIB Loan and provide the Company with liquidity, including Runa and funds affiliated with Smartfin Management BV (namely Smartfin Capital II CommV and Smartfin Capital NV) (collectively, “Smartfin”), and provided such parties with due diligence information.
On 6 September 2023, following an introduction by an investment bank, Henry Wang, Vice President at K1 and the Company’s Chief Executive Officer, Paul O’Brien, held an initial telephonic conversation as part of K1’s general exploration of opportunities in the enterprise software space. This conversation included a discussion of the funding paths the Company was exploring. No commitment was asked of, or offered by, K1 with respect to the Company’s funding requirements. Mr. O’Brien indicated that the Company would be receptive to K1 maintaining contact with the Company from time to time and Mr. Wang suggested that the parties reconnect in October.
Throughout the period from August 2023 through 5 October 2023, the MariaDB board of directors (the “MariaDB Board”) held meetings via videoconference, including meetings at which Matheson LLP (Irish legal advisor to the Company) (“Matheson”) provided the directors with legal advice regarding their fiduciary duties under Irish law.
On 15 September 2023, Runa publicly announced, in accordance with Rule 2.4 of the Irish Takeover Rules, that on 14 September 2023 it had delivered a letter to the Company which contained a non-binding proposal to acquire 100% of the issued ordinary shares of the Company not owned by Runa at a price of $0.56 per share. Subsequently, on 10 October 2023, Runa announced, in accordance with Rule 2.8 of the Irish Takeover Rules, that it did not intend to make an offer for the Company.
On 10 October 2023, the Company entered into the senior secured promissory note in the original principal amount of $26,500,000 (as amended on 10 January 2024), between MariaDB and RPV, as assigned by RPV to Topco pursuant to a loan purchase agreement between, amongst others, RPV and Topco dated 24 April 2024 (the “RPV Note”) with RPV and used the proceeds to repay the EIB Loan in full. The maturity date of the RPV Note would occur on the earliest of (i) 10 January 2024, (ii) a change of control of the Company, (iii) any breach of any of the documentation relating to the EIB Loan or any demand for repayment of that loan, and (iv) the date on which the RPV Note otherwise became due and payable pursuant to its terms. The terms of the RPV Note restricted the Company, for the period until 10 January 2024, from pursuing or accepting any offer with respect to (x) any recapitalization, reorganization, merger, business combination, purchase, sale, loan, notes issuance, issuance of other indebtedness or other financing or similar transaction or (y) any acquisition by any person or group, which would result in any person or group becoming the beneficial owner of 2% or more of any class of equity interests or voting power or consolidated net income, revenue or assets, of the Company, in each case other than with RPV or Runa. The RPV Note also provided that the number of directors on the MariaDB Board be capped at four persons, and that two of the directors would be persons selected by RPV.
Also on 10 October 2023, promptly following the Company’s entry into the RPV Note, Hal Berenson, Christine Russell, Alex Suh and Theodore Wang resigned from the MariaDB Board and, pursuant to the RPV Note, at the direction of RPV, the Company appointed Yakov “Jack” Zubarev and Michael Fanfant to the MariaDB Board. Mr. Fanfant is a shareholder of Runa, which at the time, beneficially owned approximately 8.00% of the issued ordinary shares in the capital of the Company. As a result, as of 10 October 2023, the members of the MariaDB Board consisted of Mr. Jurgen Ingels, the Chairman of the MariaDB Board, Mr. Paul O’Brien, the Chief Executive Officer of the Company, Michael Fanfant and Yakov “Jack” Zubarev. Mr. Ingels is the

co-founder and managing partner of Smartfin. Various funds affiliated with Smartfin are existing shareholders of the Company. Mr. Ingels and Smartfin were, on 10 October 2023, and are shareholders of the Company. Mr. Ingels and Smartfin beneficially own approximately 8.59% of the issued ordinary shares in the capital of the Company as of 13 June 2024.
On 19 October 2023, Mr. Wang contacted Mr. O’Brien to request further details on the RPV Note. Mr. O’Brien referred K1 to the public press release regarding the RPV Note.
On 23 December 2023, Runa delivered to the Company a written proposal in the form of a draft term sheet providing for (x) the conversion of the outstanding principal and interest under the RPV Note into convertible preferred shares of the Company and (y) a $15 million cash investment by Runa and other third-party investors in exchange for the issuance of convertible preferred shares of a new class in the capital of the Company; provided, that RPV’s fees and expenses associated with the transaction would be credited against and reduce the cash purchase price to be paid by RPV for the convertible preferred shares (the “Potential RP Transaction”). In aggregate, it was expected that convertible preferred shares with an issue price of approximately $45 million would be issued in the Potential RP Transaction. Based on the post transaction pro forma capitalization information delivered by Runa, it was expected that Open Ocean and Smartfin would participate in the cash investment pursuant to the Potential RP Transaction.
On 29 December 2023, the MariaDB Board held a meeting at which the MariaDB Board determined that the Company should seek an extension of the maturity date under the RPV Note for at least 60 days to allow the Company time to evaluate the Potential RP Transaction with legal representatives and unconflicted and unrelated advisors.
On 9 January 2024, the MariaDB Board held a meeting at which Ms. Roya Shakoori, the Company's General Counsel, advised that the Company and the MariaDB Board should not sign the term sheet relating to the Potential RP Transaction, due to the conflicts of interest on the MariaDB Board, without independent advisors.
On 10 January 2024, the parties to the RPV Note agreed to extend the stated maturity date of the RPV Note, together with the restrictive covenants thereunder, from 10 January 2024 to 31 January 2024 to provide the Company with additional time to continue negotiating a recapitalization arrangement with Runa. The Company paid RPV a nonrefundable funding fee of $75,000 relating to this amendment. During January and early February, Mr. Ingels, both in his capacity as a member of the MariaDB Board and as the managing partner of Smartfin, and Gordon Caplan, a representative of Ilya Zubarev (the Chairman & Co-founder of Runa) would discuss from time to time the status of the Potential RP Transaction.
On 11 January 2024, in connection with a visit to the Bay Area by certain members of the K1 team that was unrelated to the Company, Mr. Wang and Sujit Banerjee, Managing Director at K1 Operations, met with Mr. O’Brien to discuss K1’s investment mandate and learn more about the history of the Company.
On 12 January 2024, the MariaDB Board held a meeting via videoconference to discuss the directors' desire to engage independent advisors to evaluate the Potential RP Transaction in light of potential conflicts of interest on the MariaDB Board.
On or around 19 January 2024, in light of the relationship between Company directors Messrs. Fanfant and Zubarev and Runa and RPV and the conflict of interest associated with evaluating and negotiating the Potential RP Transaction, the MariaDB Board formed a special committee the (“Committee”) to evaluate the Potential RP Transaction and alternatives thereto and, ultimately, to make a recommendation to the MariaDB Board. After considering the conflicts of interest of Mr. Fanfant and Mr. Zubarev in light of their relationship to Runa and RPV, of Mr. O'Brien given his position as Chief Executive Officer of the Company, and of Mr. Ingels' due to his relationship with Smartfin, the MariaDB Board appointed Mr. O'Brien and Mr. Ingels to the Committee because each was unrelated to Runa and RPV. The MariaDB Board appointed Mr. Ingels to the Committee because he was unrelated to Runa and RPV and empowered the Committee to engage independent advisors to consider the Potential RP Transaction. The Committee engaged Baker Botts L.L.P. (“Baker Botts”) to serve as legal advisor and KPMG Corporate Finance Limited (“KPMG”) to provide a valuation of the Company’s business in order to enable the Committee to evaluate options available to it in the context of the maturity of the RPV Note.
From 19 January 2024 until 12 March 2024, the Committee met regularly to evaluate the Potential RP Transaction and potential alternative options for the Company and, at the direction of the Committee, Baker

Botts engaged in negotiations with McDermott Will & Emery LLP (“McDermott”), counsel to Runa and RPV, regarding terms and conditions of a Potential RP Transaction. During this time period, the Company, Runa, RPV, Baker Botts, IBI Corporate Finance, Matheson, McDermott, and Runa’s external Irish legal counsel, or some or a combination of each, engaged in discussions regarding the terms and conditions of a Potential RP Transaction and began to exchange draft documentation related to the same.
On 26 January 2024, Hale delivered an unsolicited letter to the members of the Committee setting forth an indicative non-binding offer to acquire the entire issued, and to be issued, share capital of the Company in cash at a per-share price of $0.24 per share (the “First Hale Offer”). According to Hale, its offer implied a total enterprise value of the Company of $69.6 million and an equity value of approximately $16.0 million. Under the Irish Takeover Rules, following receipt of the First Hale Offer, the Company was prohibited, without the prior approval of its shareholders or the consent of the Irish Takeover Panel, from taking certain “frustrating actions” while the MariaDB Board had reason to believe that the making of an offer to acquire the Company is or may be imminent. The frustrating actions’ prohibitions are described in more detail in the Section titled “Frustrating Action” in Item 8. As a result, without the prior approval of the Company’s shareholders or the consent of the Irish Takeover Panel, the Company was prohibited from either: (A) implementing the Potential RP Transaction (or entering into an agreement to do so), or (B) extending the Company’s exclusivity obligations under the RPV Note, which were due to expire on 31 January 2024, unless in either case, (i) the indicative offer was withdrawn (or deemed, with Irish Takeover Panel consent, to have been withdrawn) by Hale or (ii) if the indicative offer were to be publicly announced, Hale did not thereafter announce a firm intention to make an offer for the Company in accordance with Rule 2.7 of the Irish Takeover Rules by not later than 5:00 p.m., New York City time, on the 42nd day following the date of such public announcement.
On 31 January 2024, the RPV Note matured and the Company did not pay the outstanding principal, interest, and other applicable fees or charges due and payable on the RPV Note. In addition, the Company and its subsidiaries, as guarantors under the RPV Note, failed to comply with certain other obligations under the RPV Note. This nonpayment and other noncompliance gave rise to events of default under the RPV Note.
On 31 January 2024, the Irish Takeover Panel granted it's consent, as required under the Irish Takeover Rules, to the Company disclosing the First Hale Offer letter, which had not been publicly announced, with RPV and Runa. The Committee proceeded to share the terms of the First Hale Offer with RPV.
On 31 January 2024 the Committee convened a meeting to evaluate the First Hale Offer and the Potential RP Transaction, including the commercial terms that had been agreed in connection with the Potential RP Transaction and legal and strategic risks to the Company in connection with the impending default under the RPV Note. The Committee also explored with counsel process and preparation for commencing proceedings under Chapter 11 of the U.S. bankruptcy code (a “Chapter 11 Process”) in the event no agreement with RPV on a forbearance or the Potential RP Transaction could be reached prior to or at maturity of the RPV Note. At the conclusion of such discussions, the Committee determined to make a recommendation to the MariaDB Board that: (i) the Company reject the First Hale Offer, (ii) the negotiated term sheet regarding the Potential RP Transaction be approved, subject to reaching agreement on the remaining open items, and (iii) the Company should seek a forbearance from RPV until the Potential RP Transaction could be finalized. Shortly thereafter, the MariaDB Board convened a meeting in which the Committee delivered the recommendations described above. The MariaDB Board, having considered the recommendations from the Committee, determined that the First Hale Offer should be rejected and that the Committee should continue to negotiate and finalize the terms of the Potential RP Transaction. Baker Botts then delivered a notice to Hale rejecting the First Hale Offer. Shortly thereafter, Hale delivered to Baker Botts an updated indicative non-binding offer (the “Second Hale Offer” and, together with the First Hale Offer, the “Hale Offer”) whereby Hale reiterated its interest in acquiring the entire issued and to be issued share capital of the Company at the same price of $0.24 per share.
On or around 3 February 2024, the Company re-engaged IBI Corporate Finance from a prior engagement in September 2023, on behalf of the Committee, to act as the Company’s Rule 3 financial advisor under the Irish Takeover Rules in connection with its evaluation of the Potential RP Transaction, the Hale Offer and any other inbound offers.
On 3 February 2024, Tom Godfrey of IBI had a discussion with representatives of Hale to discuss the withdrawal of the Hale Offer.

On 4 February 2024, Mr. Godfrey, in an observer capacity, attended a call between representatives of Hale and Runa where Runa proposed the possibility of participation by Hale in the Potential RP Transaction. On that same day, some or a combination of Mr. Godfrey, Mr. Ingels, Mr. Caplan, and Martin Hale held conference calls to discuss the possible participation of Hale in the Potential RP Transaction and withdrawal of the Hale Offer.
On 5 February 2024, McDermott, delivered a revised term sheet to Baker Botts that added Hale as a $10 million co-investor in the Potential RP Transaction in exchange for convertible preferred shares provided that Hale would withdraw the Hale Offer upon execution of the term sheet by the Company, RPV, and Hale. Under the new terms, the term sheet provided for (x) the conversion of the outstanding principal and interest under the RPV Note into convertible preferred shares of a new class in the capital of the Company and (y) an aggregate anticipated cash investment of $23.5 million from Hale, RPV and other existing shareholders (which was expected to include Open Ocean and Smartfin) in exchange for additional convertible preferred shares with an aggregate issue price of approximately $50 million; provided, that RPV’s fees and expenses associated with the transaction would be credited against and reduce the cash purchase price to be paid by RPV for the convertible preferred shares.
Later that same day, the Company, RPV, and Hale entered into the term sheet and Hale withdrew the Hale Offer. As a result of the withdrawal by Hale of its Hale Offer, the Company was no longer prohibited by the Irish Takeover Rules from entering into the Potential RP Transaction or extending the Company’s exclusivity obligations under the RPV Note. Also on 5 February 2024, the Company and its subsidiaries, as guarantors under the RPV Note, entered a forbearance agreement with RPV (the “Forbearance Agreement”) which provided for, among other things, a forbearance from RPV exercising its rights and remedies under the RPV Note until the earlier of: (i) the execution of a definitive agreement to restructure the Company’s obligations under the RPV Note and any amendment or extension of the RPV Note, (ii) 11:59 pm Pacific Time on 21 February 2024, (iii) the occurrence or existence of certain events of default, (iv) initiation of any action by the Company or its subsidiaries, affiliates, or representatives to invalidate or limit the enforceability of certain provisions of the Forbearance Agreement, (v) a breach of the non-solicitation provisions of the Forbearance Agreement and (vi) the occurrence of certain insolvency events.
Under the terms of the Forbearance Agreement, the Company could not, directly or indirectly, initiate, solicit, take any action to facilitate or encourage any inquiries or making of any proposal or any indication of interest from any person or persons (other than RPV) that may constitute, or could be expected to lead to various transactions, which would include an offer for the Company and the Company agreed that certain additional actions taken by or regarding the Company would constitute an immediate event of default under the Forbearance Agreement, the RPV Note and related security documents, without any notice or grace or cure period. These actions include, among other things, any public announcement by a third party regarding a proposed offer or other transaction with the Company that could result in a change of control. Upon the occurrence of an event of default, RPV had the right to declare the principal of and accrued interest on the RPV Note to be immediately due and payable.
On 15 February 2024, Mr. Banerjee delivered to Mr. Ingels, as chairman of the MariaDB Board, an unsolicited proposal letter whereby K1 indicated its interest in exploring an offer to acquire the entire issued, and to be issued, share capital of the Company at a price of $0.55 per share (the “K1 Proposal”). The proposed per share price represented, according to K1, a 189% premium to the closing stock price on 5 February 2024, the last full trading day prior to the announcement of the entry into the Forbearance Agreement, and a 129% premium to the average closing stock price of the 30 trading day period ending 15 February 2024.
On 15 February 2024 and 16 February 2024, the Committee held meetings to discuss the K1 Proposal and determined that the Company should continue to engage in discussions with K1.
Additionally, on 16 February 2024, K1 publicly announced, in accordance with Rule 2.4 of the Irish Takeover Rules, the K1 Proposal which constituted an immediate event of default under the Forbearance Agreement. As a result, the forbearance period under the Forbearance Agreement terminated on 16 February 2024, allowing RPV the right to declare all principal of and accrued interest on the RPV Note to be immediately due and payable. Interest on amounts due under the RPV Note began to accrue at the default rate of 2% above the otherwise-applicable non-default interest rate of 10%. In response to the announcement, a Notice of Default under the RPV Note was delivered to the Company and McDermott communicated that if the Company did not sign the definitive documentation for the Potential RP Transaction that same day, RPV would foreclose on the

RPV Note and exercise control over the operating account (the “Operating Account”) of Company’s U.S. subsidiary, MariaDB USA, Inc. pursuant to that certain deposit account control agreement (the “Deposit Account Control Agreement”) entered into in connection with the RPV Note, and transfer the funds in the Operating Account to an account controlled by RPV. However, under the Irish Takeover Rules, following receipt of the K1 Proposal, the Company was again prohibited, without the prior approval of its shareholders or the consent of the Irish Takeover Panel, from taking certain “frustrating actions” while the MariaDB Board had reason to believe that the making of an offer to acquire the Company is or may be imminent. As a result, without the prior approval of the Company’s shareholders or the consent of the Irish Takeover Panel, the Company was prohibited from implementing the Potential RP Transaction (or entering into an agreement to do so), unless the K1 Proposal was withdrawn or K1 did not thereafter announce a firm intention to make an offer for the Company in accordance with Rule 2.7 of the Irish Takeover Rules prior to the expiry of the K1 Offer Period described below.
As a result of the public announcement of the K1 Proposal, K1 was required, under the Irish Takeover Rules, no later than 5:00 pm, New York City time, on 29 March 2024, being the 42nd day following the K1 announcement (the “K1 Offer Period”), to either (i) announce a firm intention to make an offer for the Company in accordance with Rule 2.7 of the Irish Takeover Rules; or (ii) announce that it did not intend to make an offer for the Company. The K1 Offer Period would be extended only with the consent of the Irish Takeover Panel at the request of the Company. If K1 did not make an offer for the Company in accordance with Rule 2.7 of the Irish Takeover Rules prior to the expiration of the K1 Offer Period, it would be restricted from making an additional offer for the Company for a period of six months from that time.
On 17 February 2024, affiliates of K1 entered into a non-disclosure agreement with the Company. On the same day, pursuant to the Deposit Account Control Agreement, RPV delivered an activation notice to Bank of America exercising control over the Operating Account and instructing Bank of America to deliver the funds in the Operating Account to an account controlled by RPV. The Operating Account was subsequently unfrozen on 26 February 2024, pursuant to instructions from RPV to Bank of America.
During the period following receipt of the K1 Proposal through 12 March 2024, some or a combination of Mr. O'Brien, in his capacity as the Company's Chief Executive Officer and as a member of the Committee, Conor McCarthy, the Company's Chief Financial Officer, Baker Botts, Matheson, and IBI Corporate Finance held various conversations with, at different times, some or a combination of Mr. Wang, Mr. Banerjee, George Mansour (Partner at K1), Jordan Wappler (Senior Vice President at K1) and Hagop Boyaci (Vice President at K1), Kirkland & Ellis LLP (“K&E”), external legal advisor to K1, A&L Goodbody LLP (“ALG”), external Irish counsel to K1, and Lazard in connection with K1’s possible offer. These conversations included diligence calls with representatives of management and the broader MariaDB team on certain matters, including financial and tax diligence, legal diligence, technology diligence, organizational structure and design, go-to-market strategy, sales pipeline, renewals forecasts and renewal processes. No transaction agreement (or similar) was ever negotiated by K1 or any of the K1 Group with the Company or any representative of the Company. In addition, during the same period, multiple discussions were had among one or more of the aforementioned representatives of (and advisors to) K1, Baker Botts, and McDermott regarding the Company’s financial situation, the terms of a potential bridge loan as well as a possible Chapter 11 Process and associated debtor-in-possession financing.
During the month of February, 2024, various discussions among some or a combination of Mr. Wang and Mr. Banerjee, K&E, ALG, and Lazard, on the one hand, and RPV and McDermott, on the other hand, took place regarding whether there was any potential arrangement between K1 and RPV (or certain of its affiliates) to be entered into in connection with a financing solution for the Company. Ultimately, K1 and RPV did not reach agreement on any such arrangement and such discussions ceased at the end of February.
During late February through late March, Mr. Wang, Mr. Banerjee, Mr. Mansour and Jordan Wappler (Senior Vice President at K1) held various conversations with certain MariaDB Shareholders chaperoned by Lazard to solicit their opinions on the actions and inactions of the MariaDB Board with respect to the K1 Proposal. Certain of those MariaDB Shareholders made clear that while they may be willing to tender into a binding offer from K1, if one were to be made, they did not anticipate taking any other actions in their capacities as MariaDB Shareholders. As part of conversations with MariaDB Shareholders during this period (specifically on or around 19 February 2024), certain MariaDB Shareholders expressed that K1’s non-binding proposal would be more attractive to them if they were offered the opportunity to participate in a rollover type structure. The aforementioned representatives of K1 did not engage, at this time, on the suggestion of a rollover, but ultimately included such an option (as the Unlisted Unit Alternative) as part of its proposal.
During this same period, each of the Committee and the MariaDB Board held various meetings to discuss the Company’s financial situation and the potential inability of the Company to meet its financial obligations, the possibility of commencing a Chapter 11 Process and the potential outcomes for the Company, and the possibility of consummating a transaction pursuant to the K1 Proposal.
On 20 February 2024, Runa filed a Schedule 13-D/A announcing that it had formed a shareholder “group” with Michael (Monty) Widenius, the Company’s founder and former Chief Technology Officer and who, according to the Schedule 13-D/A beneficially owned approximately 0.6% of the Company’s outstanding ordinary shares. The Schedule 13-D/A disclosed that Mr. Widenius had entered into a letter agreement with Runa, whereby he agreed, among other things, to work exclusively with Runa, Smartfin, and Open Ocean with respect to any transaction with the Company. In exchange for such exclusivity, Runa agreed that Mr. Widenius would be provided the opportunity to invest in any transaction between the Company and Runa that involves any form of financing, acquisition or change of control of the Company, including any acquisition of all or a material portion (5% or more) of the assets or equity of the Company or any of subsidiaries.
On 21 February 2024, Yogesh Gupta, CEO of Progress Software Corporation (“Progress”), contacted Mr. O’Brien to discuss a potential indicative offer from Progress to acquire the Company and, on 1 March 2024, the Company and Progress entered into a non-disclosure agreement.
On 28 February 2024, the Committee held a meeting to discuss the K1 Proposal, including the likely inability of K1 to successfully complete an acquisition of the Company due to lack of support from RV, Smartfin, Open Ocean, and Mr. Widenius, and the possibility of the Company commencing a Chapter 11 Process.
On 4 March 2024, the Committee held a meeting where it discussed that neither the Potential RP Transaction nor the K1 Proposal were actionable at the present time due to, among other things, the restrictions under the Irish Takeover Rules and the perceived inability of K1 to successfully complete an acquisition. The Committee recommended that the MariaDB Board commence the making of preparations, solely as a contingency planning matter, for commencing a Chapter 11 Process (the “Contingency Planning Recommendation”). On 5 March 2024, the MariaDB Board held a meeting to discuss the Contingency Planning Recommendation and directed the Committee to prepare a comparative analysis of the Potential RP Transaction, the K1 Proposal, and a Chapter 11 Process.
On 7 March 2024, KPMG presented its valuation analysis of the Company (the “Valuation”) to the Committee and Mr. Godfrey presented to the Committee IBI Corporate Finance’s analysis comparing the implications on the Company’s shareholders of the K1 Proposal, the Potential RP Transaction, and a Chapter 11 Process (the “IBI Corporate Finance Analysis”). The purpose of the Valuation was to enable the Committee to evaluate options available to the Company in light of the Potential RP Transaction and in the context, and on the basis, of the facts that the Company was in default under the RPV Note, was experiencing severe financial distress as a result of such default and its ongoing cash burn and the exclusivity provision in the RPV Note effectively prohibited the Company from pursuing alternative sources of capital. The Valuation indicated that the Company likely had equity value notwithstanding amounts payable under the RPV Note. The IBI Corporate Finance Analysis stated that neither the Potential RP Transaction nor the K1 Proposal were capable of being executed at that time and that, while there was significant risk associated with a potential U.S. Chapter 11 Process, no other solution was available to the Company at that time. This conclusion was based on the fact that execution of the Potential RP Transaction would have constituted a frustrating action under the Irish Takeover Rules and based on shareholder opposition to the K1 Proposal, it appeared the K1 Proposal was not viable.
On 12 March 2024, prior to any determination with respect to the Potential RP Transaction or the K1 Proposal, the MariaDB Board held a meeting and dissolved the Committee. The MariaDB Board also elected to not renew the terms of Mr. O’Brien’s employment agreement, dated as of 26 May 2023, and Mr. O’Brien’s employment as Chief Executive Officer of the Company was expected to terminate as of 26 May 2024. On 13 March 2024, upon receipt by Mr. O’Brien of a request in writing signed by each of Messrs. Ingels, Fanfant, and Zubarev, the other directors on the MariaDB Board, for him to resign as a director of the Company, Mr. O’Brien’s office as a director of the Company was vacated with immediate effect.

At its 12 March 2024 meeting, the MariaDB Board further resolved to appoint Chris Creger, a Senior Managing Director of FTI Consulting, Inc. (“FTI”) to serve as its Chief Restructuring Officer to primarily assist with an evaluation of the Company’s cash flows, advise on liquidity opportunities and assess operating business and profitability plans. Mr. Creger was formally engaged pursuant to an engagement letter, effective 18 March 2024, between the Company and FTI.
On 21 March 2024, Runa, Michael (Monty) Widenius, Smartfin, Bart Luyten, Jurgen Ingels, Open Ocean, Patrik Backman, and Ralf Wahlsten filed a Schedule 13-D/A announcing that they had formed a group to collectively express their opposition to the K1 Proposal and that on 19 March 2024, Runa, Open Ocean, and Smartfin delivered a letter to the Company in which they stated their opposition to the K1 Proposal because they did not believe the K1 Proposal was in the best interests of the Company or its shareholders.
On 24 March 2024, at the request of Mr. Banerjee and Mr. Mansour, representatives of Lazard held a call with representatives of RPV where such representatives indicated that RPV would be amenable to selling the RPV Note at a premium to K1. K1’s outreach resulted from a failure of the conversations referred to above during the month of February on a potential financing solution for the Company with RPV and, consequently, the RPV Note, the terms of which were likely incompatible with a successful offer from K1.
On 25 March 2024, K1 submitted a proposal to RPV offering to purchase the RPV Note for cash consideration of $50 million, together with $2 million for RPV’s accrued expenses to such point. Following feedback from representatives of RPV that same day, on 26 March 2024, K1 made a revised proposal, offering to purchase the RPV Note for aggregate total consideration (including accrued expenses of RPV) of $65 million. This proposal was delivered to RPV as a non-binding term sheet containing additional provisions, including a release, resignation of the directors appointed by RPV and certain other matters.
On 26 March 2024, Progress publicly announced, pursuant to Rule 2.4 of the Irish Takeover Rules, that it was considering a possible offer for all the issued, and to be issued, share capital of the Company at a value of $0.60 per share (the “Progress Proposal”).
On 28 March 2024, RPV returned to K1 a markup of the term sheet, increasing the proposed consideration for the RPV Note to $67.1 million, among other changes to the term sheet.
On 29 March 2024, at the formal request of the MariaDB Board, the Irish Takeover Panel consented, pursuant to Rule 2.6(c) of the Irish Takeover Rules, to an extension until 5.00 p.m. (New York time) on 12 April 2024 of the K1 Offer Period. A further extension, at the request of the MariaDB Board, was granted by the Irish Takeover Panel on 12 April 2024, which extended the K1 Offer Period until 5:00 p.m., New York City time, on 22 April 2024, and a further extension to 5:00 p.m., New York City time, on 24 April 2024, was granted on 22 April 2024. K1 had requested that the MariaDB Board ask the Irish Takeover Panel for each of these extensions, in order to provide K1 additional time to continue to negotiate the terms of the K1 Proposal.
On 1 April 2024, Mr. Ingels held a call with Mr. Gupta to discuss the background of Progress and the Progress Proposal.
On 1 April 2024, Runa, Michael (Monty) Widenius, Smartfin, Bart Luyten, Jurgen Ingels, Open Ocean, Patrik Backman and Ralf Wahlsten filed a Schedule 13-D/A announcing that on 27 March 2024, they delivered a letter to the Company in which they stated their opposition to the K1 Proposal and the Progress Proposal.
On 4 April 2024, representatives of Smartfin, Open Ocean, and K1 met to discuss the history and background of the Company.
On 5 April 2024, the Irish Takeover Panel granted a derogation from Rules 20.1 and 20.2 of the Irish Takeover Rules to permit K1 to seek irrevocable undertakings from certain Company shareholders prior to the publication of its announcement of a firm intention to make an offer for the Company. On 9 April 2024, at the direction of K1, Lazard began the process of contacting those specified shareholders, in accordance with the terms of the derogation granted by the Irish Takeover Panel which required meetings with those shareholders to be chaperoned by Lazard. During that outreach, certain shareholders expressed a desire to participate in a rollover opportunity, and subsequently the negotiations included discussions of the Unlisted Unit Alternative and whether each Company shareholder wished to elect for that alternative. The negotiation of the irrevocable undertakings to be entered into between K1 and the specific shareholders continued until immediately prior to the release by K1 of the Rule 2.7 announcement on 24 April 2024, of the recommended cash offer to be made by Bidco, an affiliate of K1, for the entire issued and to be issued share capital of the Company. Company shareholders representing approximately 51.53% of the issued ordinary shares in the capital of the Company as of 24 April 2024 executed irrevocable undertakings on 24 April 2024, each in substantially the same form, with only minor deviations. A description of the form of irrevocable undertaking, such minor deviations, and which shareholders executed irrevocable undertakings, is set forth in the Section titled “Irrevocables” in Item 6 of the Special Factors.
On 9 April 2024 and 11 April 2024, K&E provided McDermott with initial drafts of the documentation required in connection with the purchase of the RPV Note, including a loan purchase agreement. Between 9 April 2024 and 24 April 2024, K&E and McDermott exchange multiple drafts of the loan purchase related documents and held multiple calls to negotiate the terms of such documents. Provisions negotiated included: (i) the scope of certain restrictive covenants, including the standstill, (ii) the terms of the mutual release, (iii) the representations and warranties, (iv) director and officer “tail coverage” and (v) claims that the former noteholder could retain. As part of the negotiations, the final purchase price was agreed upon as approximately $62.4 million plus approximately $4.5 million comprised of accrued interest under the RPV Note and the transaction expenses of RPV. During this time, as part of these negotiations, Mr. Banerjee and Mr. Mansour and K1’s advisors held multiple conversations with representatives of RPV and its advisors to negotiate the terms of the documentation. The final documentation relating to the purchase of the RPV Note by Topco was executed on 24 April 2024. Pursuant to the terms of the RPV Note, Topco exercised its right to appoint two directors to the MariaDB Board. Consequently, Michael Fanfant and Yakov “Jack” Zubarev resigned as directors of the Company with effect from completion of the acquisition of the RPV Note. George Mansour and Jordan Wappler were appointed to the MariaDB Board as the nominees of the new holder of the RPV Note immediately following the release by K1 of the Rule 2.7 announcement on 24 April 2024.
On 19 April 2024, Progress released a subsequent announcement in accordance with Rule 2.4 of the Irish Takeover Rules re-confirming the Progress Proposal and also stating that, in connection with the closing of the transactions contemplated by its offer, Progress would purchase the RPV Note for $40 million, less any amounts attributable to ownership of the Company’s shares.
On 24 April 2024, Bidco, an affiliate of K1, as manager of K5 Private Investors, L.P., made an announcement in accordance with Rule 2.7 of the Irish Takeover Rules of its firm intention to make the Offer (comprising (i) the recommended Cash Offer and (ii) the Unlisted Unit Alternative), the terms of which are described in more detail in the Section titled “Offer” in Item 2. The announcement included that IBI Corporate Finance had concluded that the terms of the Cash Offer were fair and reasonable and it would recommend that the MariaDB Shareholders should accept the Cash Offer.
On 26 April 2024, Runa, Michael (Monty) Widenius, Smartfin, Bart Luyten, Jurgen Ingels, Open Ocean, Patrik Backman, and Ralf Wahlsten filed a Schedule 13-D/A announcing that on 24 April 2024, (i) Runa and Topco entered into the loan purchase agreement and (ii) Bidco announced the terms of the Offer. In connection with the Offer, Runa, Michael (Monty) Widenius, Smartfin, Jurgen Ingels, Open Ocean, and Patrik Backman entered into Deeds of Irrevocable Undertakings in which they each agreed to accept (i) the Offer or alternatively (if Bidco or certain affiliates of Bidco elect to switch to a scheme of arrangement with respect to the Company under the Irish Companies Act 2014) the scheme of arrangement under the Companies Act 2014 and (ii) other than Runa, elect for the Unlisted Unit Alternative. In connection therewith, Runa, Smartfin, Open Ocean, Bart Luyten, Jurgen Ingels, Patrik Backman, Ralf Wahlsten, and Michael (Monty) Widenius entered into a letter agreement in which they agreed to dissolve their group.
On 1 May 2024, the Company engaged Baker Botts to represent the Company in connection with the K1 Proposal and thereafter Baker Botts, Matheson, ALG, and K&E engaged in discussions regarding and exchanged draft documentation to implement the Offer.
On 2 May 2024, Progress announced pursuant to Rule 2.8 of the Irish Takeover Rules that it had no intention to make an offer to acquire the Company.
Following 24 April 2024 until 24 May 2024, K1 obtained additional irrevocable undertakings to accept the Offer from MariaDB Shareholders with respect to an additional 18.09% of the MariaDB Shares Affected (i.e. the issued share capital of MariaDB) as at 13 June 2024.
On 24 May 2024, K1 commenced the Offer and filed its Schedule TO.

On June 17, 2024, Bidco exercised the Rollover Withdrawal Right to withdraw the Unlisted Unit Alternative from the Offer (as such right of withdrawal is described in the Rule 2.7 Announcement) and issued a press release stating the same. No other terms and conditions of the Offer were affected by the exercise of the Rollover Withdrawal Right.
Lazard Frères’ Valuation of the Topco Rollover Units
K1 and Bidco retained Lazard Frères to act as sole financial advisor to K1 and Bidco in connection with the Offer and to provide an estimate of the value of the Topco Rollover Units in accordance with Rule 24.11 of the Irish Takeover Rules. Lazard Frères delivered its written valuation to Bidco on 24 May 2024 (the “Estimate of Value Letter”). Bidco has elected to exercise its Rollover Withdrawal Right, and, as a result, the Estimate of Value Letter is no longer applicable to the Offer.
General
The K1 and Bidco boards of directors selected Lazard as their financial advisor in connection with the Offer based on Lazard’s reputation, qualifications and experience in investment banking and mergers and acquisitions generally and in the software industry specifically, as well as its knowledge of K1’s and Bidco’s business and affairs and the industry in which they operate. Lazard is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Offer.
Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. Lazard has provided and in the future may provide investment banking and other services to or with respect to K1, Bidco, Topco, or their respective affiliates or portfolio companies, as applicable, for which Lazard may receive compensation; in particular, in the last two years, an affiliate of Lazard was retained by a portfolio company of K1 with respect to a matter that is not active at this time. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of K1, Bidco, Topco, MariaDB and certain of their respective affiliates and portfolio companies, as applicable, for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of K1, Bidco, Topco, MariaDB and certain of their respective affiliates. The issuance of the Estimate of Value Letter was approved by the Opinion Committee of Lazard Frères.
In connection with Lazard Frères’ services as financial advisor and evaluator to K1 and Bidco, K1 and Bidco have agreed to pay Lazard Frères an aggregate fee for such services equal to $1,800,000, $300,000 of which became payable upon delivery of the Estimate of Value Letter, no part of which was contingent upon the conclusions reached in the Estimate of Value Letter, $1,250,000 of which is payable contingent upon the closing of the Offer, with an additional fee of $250,000 payable at the closing of the Offer at the discretion of K1 and Bidco, based on their view of Lazard’s performance and the result of the Offer. In addition, K1 and Bidco agreed to reimburse Lazard Frères for certain expenses incurred in connection with Lazard Frères’ engagement, and K1, Bidco and K5 agreed to indemnify Lazard Frères and certain related persons against certain liabilities that may arise from or related to Lazard Frères’ engagement.
2.	Purpose of and Reasons for the Offer; Plans for MariaDB
The purpose of the Offer is for Bidco and the K1 Group to acquire control of, and the entire equity interest in MariaDB. The Offer, as a first step in Bidco’s acquisition of MariaDB, is intended to facilitate the acquisition of all of the MariaDB Shares. The purpose of the Buy Out (as defined below) is to acquire all of the MariaDB Shares not purchased pursuant to the Offer and to cause MariaDB to become a wholly owned subsidiary of Bidco.
If the Offer becomes or is declared unconditional in all respects and sufficient acceptances have been received at the Expiration Time, following closing of the Offer, Bidco intends to effect the Buy Out. To effectuate the Buy Out, Bidco must acquire at least 80% of the MariaDB Shares Affected (i.e. of the issued share capital of MariaDB) as of the Expiration Time.
After the Offer has closed and as soon as it is appropriate and possible to do so, Bidco intends to cause MariaDB to apply for cancellation of the listing of the MariaDB Shares on the NYSE, and to propose a resolution to re-register MariaDB as a private company under the relevant provisions of the Companies Act 2014.

We believe that, as a private company, MariaDB will be able to improve its ability to execute initiatives that over time will create additional enterprise value for MariaDB, which are in some cases more difficult for businesses to achieve as a public company due to the investment community’s focus on short-term, often quarterly, financial results. Further, absent the reporting and associated costs and burdens placed on public companies, we believe that MariaDB’s management and employees will be able to execute more effectively on future strategic plans. In addition, we will benefit from the savings associated with MariaDB no longer being required to file reports under or otherwise having to comply with provisions of the US Exchange Act. Detriments of the Offer to the K1 Group include the lack of liquidity for MariaDB Shares following the Offer and the risk that MariaDB will decrease in value following the Offer. See paragraph 11 of the Letter from the President of Bidco for further information.
K1 intends to conduct a comprehensive review of MariaDB’s business, operations, capitalization and management following completion of the Transactions. Accordingly, we are not in a position to discuss specific plans and timelines at this time. However, other than as described in this Offer Document (including the immediately following paragraph), we have no present plans or proposals (other than the Buy Out, the delisting and the deregistration, each as described herein) that would relate to or result in (i) any extraordinary corporate transaction involving MariaDB or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any change in the board of directors of MariaDB (the “MariaDB Board”) or management, (iii) any material change in MariaDB’s capitalization or dividend policy, (iv) any other material change in MariaDB’s corporate structure or business or (v) any class of equity securities of MariaDB becoming eligible for termination of registration pursuant to Section 12(g) of the US Exchange Act.
If the Offer is consummated in accordance with its terms, K1 (through Topco) may take certain actions to further stabilize MariaDB’s financial position including (i) making an up to $23 million additional equity investment in MariaDB and (ii) equitizing, cancelling or otherwise eliminating the RPV Note.
If the Offer is consummated, the interest of the K1 Group in MariaDB’s net book value and net earnings would be proportionate to the number of MariaDB Shares acquired in the Offer. If the Buy Out is consummated, the K1 Group’s interest in such items would further increase to 100%, and the K1 Group would be entitled to all benefits resulting from that interest, including all income generated by MariaDB’s operations and any future increase in MariaDB’s value. Former MariaDB Shareholders who accept the Offer would, upon closing of the Offer, have no opportunity to participate in the earnings and growth of MariaDB and would not have any right to vote on corporate matters. Similarly, after the Offer and, if applicable, the Buy Out, the K1 Group, would also bear the risk of losses generated by MariaDB’s operations and any decrease in the value of MariaDB, and those former MariaDB Shareholders who accepted the Offer would not face the risk of losses generated by MariaDB’s operations or decline in the value of MariaDB.
Although we do not believe that net book value is a relevant measure, solely because the same is required for purposes of complying with the requirements of Rule 13e-3 and related rules under the US Exchange Act we have set out the below information relating to net book value.
Assuming all MariaDB Shareholders accept the Offer, if the Offer and subsequent Buy Out is completed, all of the equity interests in MariaDB will be beneficially owned, indirectly through Bidco, by the K1 Group.
The table below sets forth the interests in MariaDB’s net book value and net earnings of the K1 Group immediately after the Offer and subsequent Buy Out, based on MariaDB’s net book value at 31 March 2024 and net earnings for the nine months ended 31 March 2024, as if the Offer and the Buy Out were each completed on such date.
	Beneficial Ownership of MariaDB Assuming 100% of MariaDB Shareholders accept the Offer
($ in thousands)	% Ownership	Net Book Value at 31 March 2024(1)	Net Income for the Nine Months Ended 31 March 2024(2)
Bidco	100%	$(57,931)	$(29,929)
K1	100%	$(57,931)	$(29,929)
(1)	Based on total shareholders’ deficit of $57,931 million as of 31 March 2024.

(2)
Based on net loss of $3,519 million for the three months ended 31 March 2024, the net loss of $8,768 million for the three months ended 31 December 2023 and the net loss of $17,642 million for the three months ending 30 September 2023.

3.	The Recommendation by IBI Corporate Finance
The MariaDB Board has, as required under the Irish Takeover Rules, due to conflicts of interest, recused itself from taking part in the formulation and communication of advice on the Offer to MariaDB Shareholders. Instead, IBI Corporate Finance, which has been appointed as independent financial advisor to MariaDB under Rule 3 of the Irish Takeover Rules, has, in that capacity, taken responsibility for considering the Offer and formulating an appropriate recommendation to be made to MariaDB Shareholders.
As described in the Firm Announcement and as is expected to be described in the First Response Circular/Schedule 14D-9, IBI Corporate Finance has concluded, in the context of the background to and reasons for recommending the Cash Offer set out therein that the terms of the Cash Offer are fair and reasonable and it would recommend that MariaDB Shareholders should accept the Cash Offer.
A description of the reasons for IBI Corporate Finance’s approval of the Cash Offer is set forth in the First Response Circular/Schedule 14D-9. All shareholders should carefully read the information set forth in the First Response Circular/Schedule 14D-9.
4.	Position of K1 and Bidco Regarding Fairness of the Offer
Position of K1 Filing Parties Regarding Fairness of the Offer
Under the SEC rules governing “going-private” transactions, each K1 Filing Party may be deemed to be an affiliate of MariaDB and, therefore, required to disclose certain information and express their belief as to certain matters to MariaDB’s “unaffiliated security holders,” as defined under Rule 13e-3 of the US Exchange Act (the “Unaffiliated Security Holders”). The K1 Filing Parties are making the statements in this “Special Factors” section solely for purposes of complying with the requirements of Rule 13e-3 and related rules under the US Exchange Act. However, the view of the K1 Filing Parties as to the fairness of the Offer is not intended to be and should not be construed as a recommendation to any MariaDB Shareholder as whether they should tender their MariaDB Shares into the Offer. The K1 Filing Parties have interests in the Offer that are different from, and/or in addition to, the Unaffiliated Security Holders, as described elsewhere in this Offer Document.
Other than the estimate of value by Lazard Frères of the Unlisted Unit Alternative, which is no longer applicable to the Offer, the K1 Filing Parties have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the Offer to the Unaffiliated Security Holders. However, we believe that the Offer, and the price per MariaDB Share to be paid in the Offer (i.e., the payment of US$0.55 per MariaDB Share, without interest and less any required withholding taxes), is substantively and procedurally fair to the Unaffiliated Security Holders. We base our belief on, among other things, the following factors, each of which, in our judgment, supports the view as to the fairness of the Offer:
•	The Offer represents:
○	A 189% premium to MariaDB's closing share price of $0.19 on 5 February 2024 (being the last full trading day prior to the announcement by MariaDB of a forbearance agreement with RPV);
○	A 57% premium to MariaDB's closing share price of $0.35 on 15 February 2024 (being the last date prior to the publication of K1's Possible Offer Announcement); and
○	A 129% premium to MariaDB's average closing share price of $0.24 over the 30-trading day period ending 15 February 2024;
•	the Offer is not subject to any financing condition;
•	the Offer provides the Unaffiliated Security Holders with the certainty of receiving a cash value for their MariaDB Shares;
•	any MariaDB Shareholder that tenders all its MariaDB Shares into the Offer will not bear the risk of loss due to any decline in the value of the MariaDB Shares if the Offer is completed;
•
in the context of the background to and reasons for recommending the Cash Offer, which are set out in the Firm Announcement and are set out in the First Response Circular/Schedule 14D-9 (as amended), IBI Corporate Finance (in its capacity as independent financial adviser to MariaDB)

concluded that the terms of the Cash Offer are fair and reasonable and it would recommend that MariaDB Shareholders should accept the Cash Offer. For clarity, none of the K1 Filing Parties has adopted or is adopting the analysis or conclusions of IBI Corporate Finance as their own;
•
none of the K1 Filing Parties participated in or had any influence on the deliberative process with respect to the conclusions reached by IBI Corporate Finance in recommending the terms of the Cash Offer;

•	the MariaDB Shareholders will have sufficient time to make a decision whether or not to tender because the Offer will remain open for a minimum of 20 Business Days;
•
K1 and affiliated entities have acquired the RPV Note which will ensure the business is put into a sound financial position in the short-term, permitting MariaDB Shareholders the opportunity to assess the Offer; and

•	each of the MariaDB Shareholders will be able to decide whether or not to tender MariaDB Shares in the Offer.
We also considered the following uncertainties, risks and potentially countervailing factors in our consideration of the fairness of the terms of the Offer:
•
no transaction agreement was entered into in connection with the Offer and, therefore, MariaDB has no contractual rights to enforce against Bidco, and all of the protections granted to MariaDB Shareholders are those under applicable Irish and U.S. law;

•
the MariaDB Board, as required under the Irish Takeover Rules, due to conflicts of interest, recused itself from taking part in the formulation and communication of advice on the Offer to MariaDB Shareholders. Instead, IBI Corporate Finance, which was appointed as independent financial advisor to MariaDB under Rule 3 of the Irish Takeover Rules, has, in that capacity, taken responsibility for considering the Cash Offer and formulating an appropriate recommendation to be made to MariaDB Shareholders;

•
no unaffiliated representative was retained to act solely on behalf of the Unaffiliated Security Holders for the purpose of negotiating the terms of the Offer and/or preparing a report concerning the fairness of the Offer;

•
any MariaDB Shareholder who tenders into the Offer will not participate in the potential future earnings, growth, or value realized by MariaDB after the Offer, including as a result of any sale of MariaDB or its assets to a third party in the future;

•
the receipt of cash in exchange for MariaDB Shares pursuant to the Offer will generally be a taxable sale transaction for US federal income tax purposes to US Holders (as defined in the section entitled “—US Federal Income Tax”) who tender their MariaDB Shares into the Offer to the extent that such shareholders have any gain on their MariaDB Shares;

•	if the Offer is declared unconditional in all respects and the applicable thresholds described elsewhere in this Offer Document are met, Bidco may conduct the Buy Out;
•	none of the K1 Filing Parties received or requested from a financial advisor any fairness opinion relating to either the Cash Offer consideration or the Offer on the terms described herein; and
•	certain directors and officers of MariaDB have actual or potential conflicts of interest in connection with the Offer. See “—10. Interests of Certain Persons in the Offer.”
We did not find it practicable to assign, nor did we assign, relative weights to the individual factors considered in reaching our conclusion as to fairness. K1 and Bidco’s financial advisor, Lazard, was not asked to and has not delivered, and will not deliver, a fairness opinion to us or any other person in connection with the Offer.
In reaching our conclusion as to fairness, we did not consider the liquidation value or net book value of MariaDB. The liquidation value was not considered because MariaDB (following the purchase of the RPV Note) is a viable going concern and we have no plans to liquidate MariaDB. Therefore, we believe that the liquidation value of MariaDB is irrelevant to a determination as to whether the Offer is fair to Unaffiliated Security Holders. Further, we did not consider net book value, which is an accounting concept, as a factor because we believe that net book value is not a material indicator of the value of MariaDB as a going concern because it is indicative of historical costs, and therefore is irrelevant to a determination as to whether the Offer is fair to the Unaffiliated Security Holders. We are not aware of any firm offers made by a third party to acquire MariaDB during the past two years (other than the statements of Progress Software Corp. and Runa Capital II (GP) regarding their respective possible offers for MariaDB Shares, each of which did not result in a firm offer). Third-party offers were not considered in reaching our conclusion as to fairness. If the Offer is consummated, the K1 Group intends to retain all MariaDB Shares so acquired in the Offer.
The foregoing discussion of the information and factors considered and given weight by us is not intended to be exhaustive and is not presented in any relative order of importance, but includes the factors considered by us that we believe to be material. Our view as to the fairness of the Offer to the Unaffiliated Security Holders should not be construed as a recommendation to any MariaDB Shareholder as to whether that shareholder should tender MariaDB Shares in the Offer. The K1 Filing Parties attempted to negotiate the terms of a transaction that would be most favourable to them, and not to the Unaffiliated Security Holders, and, accordingly, did not negotiate the terms of the Offer with a goal of obtaining terms that were fair to the Unaffiliated Security Holders.
IBI determined that the Cash Offer was fair and in the best interests of MariaDB and the Unaffiliated Security Holders as described in “Item 4. The Solicitation or Recommendation” of the First Response Circler/Schedule 14D-9 and “Item 8. Fairness of the Transaction” of the Schedule 13E-3 filed by the Company with the SEC.
5.	Effects of the Offer
Effect of the Offer on Outstanding Shares Held by Directors and Named Executive Officers
If the executive officers and directors of the Company tender their MariaDB Shares for purchase pursuant to the Offer, they will receive the cash consideration on the same terms and conditions as the other MariaDB Shareholders.
The following table sets forth (1) the number of MariaDB Shares beneficially owned as of 13 June 2024, by each of the Company’s executive officers and directors and (2) the aggregate cash consideration that would be payable for such MariaDB Shares, based on an offer price of US$0.55 per MariaDB Share.
Name	Number of MariaDB Shares Beneficially Owned(1)	Number of MariaDB Shares Underlying Awards Under the Employee Share Plans	Aggregate Cash Consideration Payable for MariaDB Shares(2)
Executive Officers
Paul O’Brien	—	1,300,000	$715,000
Conor McCarthy	61,669	375,000	$240,168
Tom Siegel	—	650,000	$357,500
Directors
Jürgen Ingels	5,927,117*	182,291	$3,360,174
George Mansour	—
Jordan Wappler	—
(1)
In calculating the number of MariaDB Shares beneficially owned for this purpose, MariaDB Shares underlying outstanding awards under the Employee Share Plans held by each individual are excluded from this column.

(2)	Calculated as the number of MariaDB Shares beneficially owned (including the number of shares underlying outstanding awards under the Employee Share Plans) multiplied by the Offer Price.
*	Includes 48,342 shares held directly by Mr. Ingels and the shareholding of Smartfin. Mr. Ingels is the co-founder and managing partner of Smartfin.
Effect of the Offer on Company Compensatory Awards
Immediately following the closing of the Offer, each outstanding stock option to purchase a MariaDB Share (the “Options”), whether vested or unvested, will be automatically cancelled and converted solely into the right to receive an amount in cash equal to (1) the total number of MariaDB Shares subject to the Option immediately prior to the closing of the Offer multiplied by (2) the excess, if any, of US$0.55 in cash per MariaDB Share (the “Offer Price”) over the per share exercise price of such Option, without interest thereon and less applicable withholding taxes. For the avoidance of doubt, at the closing of the Offer, each Option with a per share exercise price equal to or greater than the Offer Price that is outstanding as of immediately prior to the closing of the Offer shall be cancelled without any consideration and shall be of no further force or effect.
Immediately following the closing of the Offer, each outstanding restricted stock unit with respect to MariaDB Shares (the “RSUs”), whether vested but not yet settled or unvested, will be automatically cancelled and converted solely into the right to receive an amount in cash equal in value to (1) the total number of MariaDB Shares subject to such RSU immediately prior to the closing of the Offer, multiplied by (2) the Offer Price, without interest thereon and less applicable withholding taxes.
Possible Effects of the Offer on the Market for the Shares
While we intend to consummate the Buy Out as soon as practicable after consummation of the Offer, if the Offer is consummated but the Buy Out does not occur, the number of MariaDB Shareholders, and the number of MariaDB Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for MariaDB Shares held by MariaDB Shareholders other than the K1 Filing Parties. We cannot predict whether the reduction in the number of MariaDB Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, MariaDB Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer.
NYSE Listing
After the Offer has closed and as soon as it is appropriate and possible to do so, and subject to the Offer becoming or being declared unconditional in all respects, Bidco intends to cause MariaDB to apply for the cancellation of the listing and trading of the MariaDB Shares on the NYSE. Such cancellation of the listing and trading of MariaDB Shares is likely to reduce significantly the liquidity and marketability of any MariaDB Shares with respect to which the Offer has not been accepted.
Additionally, under NYSE rules, if MariaDB fails to meet certain criteria, the MariaDB Shares could be involuntarily de-listed from the NYSE. Among such criteria are minimum thresholds for (i) the number of holders, (ii) the number of MariaDB Shares publicly held and (iii) the aggregate market value of the MariaDB Shares publicly held. Thus, if we purchase a sufficient number of MariaDB Shares in the Offer, the MariaDB Shares may no longer meet NYSE’s listing requirements, regardless of our intent to voluntarily de-list the MariaDB Shares from the NYSE.
If the NYSE were to delist the MariaDB Shares, it is possible that the MariaDB Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the MariaDB Shares would be reported by such exchange or other sources. The extent of the public market for the MariaDB Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held MariaDB Shares at such time, the interest in maintaining a market in the MariaDB Shares on the part of securities firms, the possible termination of registration of the MariaDB Shares under the US Exchange Act and other factors.
Reporting Obligations and Registration under the US Exchange Act
The MariaDB Shares are currently registered under the US Exchange Act. Such registration may be terminated upon application by MariaDB to the SEC if the MariaDB Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the MariaDB Shares under the US Exchange Act would substantially reduce the information required to be furnished by MariaDB to MariaDB Shareholders and to the SEC and would make certain provisions of the US Exchange Act no longer applicable to MariaDB, such as the requirements of Rule 13e-3 under the US Exchange Act with respect to “going private” transactions. If registration of MariaDB Shares under the US Exchange Act were terminated, the MariaDB Shares would no longer be eligible for quotation on NYSE. As soon as the requirements for termination of registration are met, the K1 Filing Parties intend to cause MariaDB to make a filing with the SEC to terminate registration of the MariaDB Shares under Section 12(g)(4) of the US Exchange Act and to suspend MariaDB’s reporting obligations under Section 15(d) of the US Exchange Act.

6.	Disclosable Transactions
Director Appointments
As further described below, on 24 April 2024, Runa Capital Fund II, L.P., Runa Capital II (GP), Runa Capital Opportunity Fund I, L.P., Runa Capital Opportunity I (GP) and Runa Ventures I Limited and Topco entered into that certain Loan Purchase Agreement (as defined below) pursuant to which Topco purchased from RPV all of RPV’s right, title, and interest in, to and under the RPV Note. The RPV Note entitles the holder thereof to appoint two directors to the MariaDB Board. Following the purchase of the RPV Note, Michael Fanfant and Yakov “Jack” Zubarev resigned as directors of MariaDB with effect from completion of the acquisition of the RPV Note and George Mansour and Jordan Wappler were appointed to the MariaDB Board as the nominees of the new holder of the RPV Note.
Agency Resignation and Assignment Agreement
On 24 April 2024, RPV, as Agent under, and as defined in the RPV Note and Topco entered into that certain Agency Resignation and Assignment Agreement, pursuant to which, among other things, RPV resigned as Agent under the RPV Note (in such capacity, “Resigning Agent”) and Topco succeeded Resigning Agent as Agent under the RPV Note (in such capacity, “Successor Agent”). Pursuant to the Agency Resignation and Assignment Agreement, at the Effective Time or promptly thereafter, Resigning Agent (i) delivered all Collateral (as defined in the RPV Note) constituting all certificated equity securities that are in the possession of Resigning Agent to Successor Agent; (ii) executed documents necessary to assign its security interest in patents, trademarks and copyrights; (iii) executed documents of assignment with respect to all deposit account control agreements in effect; and (iv) entered into the Irish law Debenture Administrative Agent Substitution Deed.
Irish Law Debenture Administrative Agent Substitution Deed
The Irish law Debenture Administrative Agent Substitution Deed was entered into in respect of the debenture dated 10 October 2023 between RPV (as the administrative agent) and MariaDB (as chargor) (the “Debenture”) pursuant to which MariaDB created security interests over the undertaking and assets of MariaDB in favour of RPV, who held the benefit of the security interests created pursuant to the Debenture on trust for each of the Secured Parties (as defined in the Debenture). The purpose of the Debenture was to secure all liabilities, indebtedness and obligations (monetary (including post-petition interest, costs, fees, expenses and other amounts, whether allowed or not) or otherwise) of MariaDB under the RPV Note or any other document or instrument executed in connection therewith, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due. Pursuant to the Irish law Debenture Administrative Agent Substitution Deed, (i) RPV appointed Topco as the trustee of the trust in the place of RPV, (ii) RPV resigned as the administrative agent appointed under the RPV Note and the Debenture and (iii) RPV assigned and transferred absolutely to Topco all its present and future rights, title, interests, powers, authorities, discretions and indemnities in, amongst others, the Debenture. As such, Topco is party to the Debenture and holds the benefit of the secured assets created pursuant to the Debenture.
Assignment of Deposit Account Control Agreement
On 24 April 2024, MariaDB USA, Inc., RPV, Bank of America, N.A. and Topco entered into that certain Assignment of Deposit Account Control Agreement, pursuant to which RPV assigned to Topco all of RPV’s rights, titles, interests, duties, liabilities and obligations as secured party under the Amended and Restated Deposit Account Control Agreement, dated as of 23 February 2024, to evidence Topco’s security interest in certain deposit account(s) and the funds deposited therein.
Notice of Succession of Agency and Assignment of Security Interest in Patent Rights
On 24 April 2024, RPV and Topco entered into that certain Notice of Succession of Agency and Assignment of Security Interest in Patent Rights, pursuant to which RPV assigned to Topco each of the liens and security interests pledged, collaterally assigned, mortgaged, transferred and granted to, or otherwise created in favor of, RPV under the Patent Security Agreement, dated as of 10 October 2023 in, to and under the Patent Collateral (as defined in the Patent Security Agreement).

The Loan Purchase Agreement
On 24 April 2024, RPV, Topco, and, solely for the limited purposes set forth therein, each of Runa Capital II (GP), a Cayman Islands exempted company (“Runa Capital II”), Runa Capital Opportunity I (GP), a Cayman Islands exempted company (“Runa Capital Opportunity”), and Runa Ventures Limited, a Bermuda company (together with Runa Capital II and Runa Capital Opportunity, the “Runa Loan Entities”), entered into that certain Loan Purchase Agreement (the “Loan Purchase Agreement”), filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein, by reference pursuant to which, among other things, Topco purchased from RPV, on such date, all of RPV’s obligations, liabilities, right, title, and interest, in, to and under the RPV Note for $66,852,043.40 in cash.
Mutual Release and Covenants Not to Sue
Effective as of the closing of the purchase of the RPV Note, each of RPV and the Runa Loan Entities, on the one hand, and Topco, on the other hand, on behalf of themselves and certain of their related parties (as described further in the Loan Purchase Agreement), unconditionally and irrevocably released the other party (or parties, as the case may be) and certain of their related parties (as described further in the Loan Purchase Agreement, and including, in the case of the release given by RPV and the Runa Loan Entities, MariaDB and its subsidiaries) from, among other things, all claims, liabilities and causes of action of any kind or nature to the extent arising out of, in connection with, or relating to (i) RPV’s ownership of the RPV Note or status as a holder or note holder thereunder and/or an agent under the RPV Note or any related documents (except, in the case of the release given by Topco, other than any claims against RPV or any Runa Loan Entity pursuant to the Loan Purchase Agreement, which claims were not released) or (ii) any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever arising from, in connection with, or relating to the RPV Note Documents (as defined in the Loan Purchase Agreement) or the transactions contemplated thereby.
Notwithstanding the preceding paragraph, the claims released by RPV, the Runa Loan Entities and certain of their related parties did not include any right or claim of (i) any of them, or increase or expand the obligations of any of them, under or pursuant to any indemnification, exculpation, expense advancement or other rights that any of them may be entitled to, solely in their capacity as a manager, director or officer of MariaDB or any of its subsidiaries, pursuant to applicable law, the organizational documents of MariaDB or any of its subsidiaries, any existing directors’ and officers’ liability insurance policy as in effect on the Closing Date or any replacement of such policy, or certain indemnification agreements entered into by and between MariaDB USA, Inc., on the one hand, and each of the Runa directors, on the other hand, (ii) RPV against Topco pursuant to the Loan Purchase Agreement or (iii) any rights that any of them may have pursuant to Section 37 and Section 38 of the RPV Note (collectively, the “Preserved Claims”).
In addition to the mutual releases described above, each of RPV and the Runa Loan Entities, on the one hand, and Topco, on the other hand, on behalf of themselves and certain of their related parties (as described in the Loan Purchase Agreement), covenanted not to (and to cause their related parties not to) sue or bring, assert or otherwise pursue any allegation, claim, proceeding or other action against the other party (or parties, as the case may be) and certain of their related parties (as described in the Loan Purchase Agreement, and including, in the case of the covenant of RPV and the Runa Loan Entities, MariaDB and its subsidiaries) on the basis of any matters released, regardless of whether such allegation, claim, proceeding or other action is enforceable under, or not prohibited by, applicable law or otherwise.
Non-Interference
Under the terms of the Loan Purchase Agreement, RPV and the Runa Loan Entities, on behalf of themselves and certain of their related parties (as described in the Loan Purchase Agreement), agreed that until the earlier of the date that (x) is three years after the date of the Loan Purchase Agreement and (y) (1) no amounts are due or payable under the RPV Note or any other Note document to Topco or any permitted assignee that is an affiliate of Topco, (2) any person, other than Topco or any of its related parties (as described in the Loan Purchase Agreement) that constitute a group as defined under Rule 13d-5(b)(1) promulgated under the US Exchange Act, acquires relevant securities or other equity securities of MariaDB representing more than fifty percent (50%) of the outstanding debt or equity interests in MariaDB and its subsidiaries and (3) neither Topco nor any of its related parties holds any debt or equity interest in MariaDB and its subsidiaries (such period, the “Restricted Period”), they shall not and shall cause such other persons not to, directly or indirectly through any other person (i) object to, challenge, or commence any legal proceedings against Topco or certain of its related parties with respect to their acquisition of debt or equity securities in MariaDB or any of its subsidiaries (collectively, the “Contemplated Transactions”), (ii) engage in any action that would reasonably be expected to adversely interfere with, impede, delay, or otherwise affect Topco’s or one of its affiliates’ consummation of any Contemplated Transaction (including by acting alone or in concert with others to seek representation on or to control or influence the management, board of directors or policies of MariaDB or its subsidiaries) (but, without limiting any and all Preserved Claims), (iii) solicit, initiate or knowingly encourage any proposal or offer to MariaDB or its subsidiaries that constitutes or would reasonably be expected to lead to an alternative transaction to any Contemplated Transaction with a person other than Topco or one of its affiliates, (iv) initiate or participate in any communication with third parties with the intention of discouraging or dissuading them from proceeding with any transaction with Topco or one of its affiliates with respect to the debt or equity securities of MariaDB or its subsidiaries, (v) enter into any agreement, purchase agreement, letter of intent, tender agreement, or similar agreement with respect to an alternative transaction to a Contemplated Transaction involving a person other than Topco or one of its affiliates, (vi) effect or seek, offer or propose (whether publicly or otherwise) to effect, or participate in, knowingly facilitate or knowingly encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, any acquisition of any equity interest (or beneficial ownership thereof), or rights or options to acquire any equity interest (or beneficial ownership thereof), any material assets, or any indebtedness or businesses of MariaDB or any of its subsidiaries, or (vii) take any action that would reasonably be expected to result in a request by a court of competent jurisdiction or a governmental authority to disclose, or would reasonably be expected to cause or require Topco, MariaDB or any of their respective related parties to disclose or make a public announcement regarding, any Confidential Information (as defined in the Loan Purchase Agreement) or any matter of the type set forth above.
Notwithstanding the preceding paragraph, none of RPV, any Runa Loan Entity nor any of their related parties (as described in the Loan Purchase Agreement) shall be prevented from disposing of any equity securities of MariaDB after 31 December 2024 or from taking any actions in furtherance thereof, including the solicitation of purchasers for such equity securities (unless the failure by Topco or any of its related parties to acquire such equity securities prior to 31 December 2024 was caused, in any material respect, by the failure of any such person to comply with the restrictions set forth in the preceding paragraph).
Non-Solicitation
Under the terms of the Loan Purchase Agreement, during the Restricted Period, subject to a carve-out for certain actions of portfolio companies, RPV and the Runa Loan Entities, on behalf of themselves and certain of their related parties (as described in the Loan Purchase Agreement), agreed not to, for themselves or on behalf of another person (i) (x) directly or indirectly solicit for employment or knowingly encourage any employee, consultant, adviser, or independent contractor of MariaDB or its subsidiaries who was employed, hired or engaged by MariaDB or its subsidiaries immediately prior to the closing to leave the employment, service relationship or engagement of MariaDB or its subsidiaries, or in any way knowingly interfere adversely with the relationship between MariaDB or its subsidiaries and any such employee, consultant, adviser, or independent contractor who was an employee, consultant, adviser, or independent contractor of MariaDB or its subsidiaries as of the Closing or (y) employ, hire or engage any such person who is or was, at any time within 12 months of such proposed employment, hiring or engagement, employed, hired or engaged by MariaDB or its subsidiaries (provided that the foregoing restriction does not prohibit RPV, the Runa Loan Entities or their related parties from engaging in solicitations for employees, consultants, advisers or independent contractors, so long as such solicitations are general in nature, do not specifically target employees, consultants, advisers or independent contractors of MariaDB or its subsidiaries, and do not result in the employment or engagement of such persons who respond to such general solicitations), (ii) intentionally and actively induce any specific customer, supplier, licensor, licensee, vendor, lessor or other material business relation of MariaDB or its subsidiaries as of the Closing (each a “Business Relation”) to cease doing business with, or otherwise modify adversely the business done with, MariaDB or its subsidiaries or (iii) in any way knowingly and intentionally interfere with the relationship between any specific Business Relation and MariaDB or its subsidiaries that is in effect as of the Closing.
In addition, subject to a carve-out for certain actions of portfolio companies, during the Restricted Period, RPV and the Runa Loan Entities, on behalf of themselves and certain of their related parties (as described in the Loan Purchase Agreement), agreed not to, directly or indirectly, for themselves or on behalf of another person (i) (1) create, develop or otherwise produce or invest in (including by investing in any person but excluding, for clarity, charitable donations or contributions to, sponsorships or forums of and similar activities involving the MariaDB Foundation or any of its subsidiaries) any open source based SQL database that use or are forked from any portion of the existing source code of the MariaDB Foundation, MariaDB and/or its subsidiaries, including without limitation MySQL, and that are or would reasonably be expected to be competitive with the products or services provided by MariaDB and/or its subsidiaries as of the Closing or (2) use any portion of the existing source code of MariaDB Foundation, MariaDB and/or its subsidiaries as of the Closing to create, develop, or produce a competitive product or service to such products or services provided by MariaDB and its subsidiaries as of the Closing, or (ii) solicit Michael “Monty” Widenius for employment or any consultant, independent contractor or other engagement, or otherwise any commercial relationship, or employ or engage him in any such capacity, or otherwise enter into any commercial agreement or arrangement with him that adversely interferes in any material respect or would reasonably be expected to adversely interfere in any material respect with the relationship between Mr. Widenius and MariaDB or any of its subsidiaries (provided that the foregoing restriction does not prohibit interactions between (x) on the one hand, RPV, the Runa Loan Entities and certain of their related parties (as described in the Loan Purchase Agreement), and, on the other hand, Mr. Widenius, that do not directly or indirectly relate to such employment, consulting, independent contractor or other commercial relationship or (y) on the one hand, Acronis AG, a company organized under the laws of Switzerland (“Acronis AG”), and, on the other hand, Mr. Widenius, so long as none of RPV, the Runa Loan Entities nor their related parties (in each case, other than Acronis AG) causes, directs or actively facilitates or encourages Acronis AG to take any action prohibited by the foregoing restrictions.
The foregoing summary describes the material terms of the Loan Purchase Agreement and is qualified in its entirety by the provisions of the Loan Purchase Agreement, a copy of which has been filed as Exhibit (d)(2) to the Schedule TO which this Offer Document is filed as an exhibit to.
Irrevocables
The K1 Group has received irrevocable undertakings to accept the Offer, or, where Bidco and/or the K1 Group elects to switch to a scheme of arrangement with respect to MariaDB under the Companies Act 2014, vote in favour of the scheme of arrangement under the Companies Act 2014, in respect of, in aggregate, 47,402,907 MariaDB Shares, representing in aggregate approximately 68.66% of the existing issued share capital of MariaDB as of 13 June 2024.
These undertakings continue to be binding in the event of a competing offer for MariaDB. If calculated in accordance with the Acceptance Condition calculation method, as of 13 June 2024 (and assuming that there are no further issuances of MariaDB Shares between that date and the closing of the Offer), the irrevocable undertakings represented approximately 68.66% of the number of MariaDB Shares Affected.
Further details of these irrevocable undertakings (including the circumstances in which they may lapse) are set out below:
Shareholder	Number of MariaDB Shares as of 13 June 2024	Approximate % of the existing issued share capital of MariaDB as of 13 June 2024
Director
Jürgen Ingels	48,342	0.07%
Other Shareholders
Michael Widenius	803,122	1.16%
Intel Capital Corporation	6,282,325	9.10%
Theodore T. Wang	2,477,277	3.59%
Lionyet International Limited	2,428,935	3.52%
Lakeside Travel Holding Limited	3,432,695	4.97%
JJ Jacobs Enterprises LLC	778,639	1.13%
California Technology Partners II LLP	3,633,683	5.26%
Alexander B. Suh	20,718	0.03%
Cognitor Ab	34,247	0.05%
Open Ocean Fund Two Ky	1,457,649	2.11%
Open Ocean Opportunity Fund I Ky	1,802,847	2.61%

Shareholder	Number of MariaDB Shares as of 13 June 2024	Approximate % of the existing issued share capital of MariaDB as of 13 June 2024
Patrick Backman	218,834	0.32%
Manck Ab	22,816	0.03%
Sirius Consulting Oy	322,781	0.47%
Smartfin Capital II CommV	2,145,434	3.11%
Smartfin Capital NV	3,733,341	5.41%
Runa Ventures I Limited	719,351	1.04%
Runa Capital Fund II, L.P.	2,557,043	3.70%
Runa Capital Opportunity Fund I, L.P.	1,992,618	2.89%
Highbar Partners II LP	1,650,981	2.39%
Highbar Partners Fund LP	33,964	0.05%
Highbar Entrepreneur Partners II LP	12,883	0.02%
Vinland Long Bias Fund Ltd.	343,252	0.50%
Vinland Macro Fund Ltd.	117,600	0.17%
Vinland Macro High Vol Fund Ltd.	591,780	0.86%
Finnish Investment LTD	2,108,352	3.05%
Carola Sevlius	267,272	0.39%
Fantasy Talent International Limited	620,541	0.90%
Vista Associates Corporation	589,131	0.85%
North Land Global Limited	1,426,480	2.07%
Star Advantage Global Limited	620,541	0.90%
Realmplus Limited	1,241,081	1.80%
Andreas Bechtolsheim	1,423,522	2.06%
Lombard International Assurances SA	923,158	1.34%
Kaj Arnö	298,353	0.43%
David Axmark	107,237	0.16%
Sophia Arnö	57,041	0.08%
Alexander Arnö	57,041	0.08%
TOTAL	47,402,907	68.66%
Save in respect of the irrevocable undertakings received from Intel Capital Corporation and each of the Runa Equity Holders, each of the irrevocable undertakings shall lapse and cease to have any effect on and from the earliest of the following occurrences:
•
Bidco and/or the K1 Group publicly announces that it does not intend to make or proceed with the Offer and no new, revised or replacement offer or scheme is announced in accordance with Rule 2.7 of the Irish Takeover Rules, either at the same time or within two days of such announcement;

•
the Offer lapses, closes or is withdrawn (which, for the avoidance of doubt, will not be deemed to have occurred only by reason of Bidco and/or the K1 Group electing to switch to a scheme of arrangement with respect to MariaDB under the Companies Act 2014); or

•
the Offer becomes or is declared unconditional in all respects or where Bidco and/or the K1 Group elects to switch to a scheme of arrangement with respect to MariaDB under the Companies Act 2014, the scheme of arrangement under the Companies Act 2014 becomes effective.

The irrevocable undertakings received from Intel Capital Corporation and each of the Runa Equity Holders shall lapse and cease to have any effect on and from the earliest of the following occurrences:
•
Bidco and/or the K1 Group publicly announces that it does not intend to make or proceed with the Offer and no new, revised or replacement offer or scheme is announced in accordance with Rule 2.7 of the Irish Takeover Rules, either at the same time or within two days of such announcement;

•
the Offer lapses, closes or is withdrawn (which, for the avoidance of doubt, will not be deemed to have occurred only by reason of Bidco and/or the K1 Group electing to switch to a scheme of arrangement with respect to MariaDB under the Companies Act 2014);

•
the Offer becomes or is declared unconditional in all respects or (where Bidco and/or the K1 Group elects to switch to a scheme of arrangement with respect to MariaDB under the Companies Act 2014), the scheme of arrangement under the Companies Act 2014 becomes effective; or

•	the Offer does not become unconditional in all respects (or the scheme of arrangement, if applicable does not become effective) by 31 December 2024.
7.	No Appraisal Rights
No appraisal rights under the Irish Takeover Rules or the Companies Act 2014 will be available to holders of MariaDB Shares with respect to the Offer.
8.	Transactions and Arrangements Concerning the MariaDB Shares
Except as set forth elsewhere in this Offer Document: (i) none of the K1 Group beneficially owns or has a right to acquire any MariaDB Shares or any other equity securities of MariaDB; (ii) none of the K1 Group members has effected any transaction in the MariaDB Shares or any other equity securities of MariaDB during the 60 days prior to the date of this Offer Document; (iii) none of the K1 Group members has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer Document, there have been no transactions between any K1 Group member, on the one hand, and MariaDB or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations, other than as so reported; (v) during the two years before the date of this Offer Document, there have been no contacts, negotiations or transactions between any K1 Group member, on the one hand, and MariaDB or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (vi) none of the K1 Group members has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); (vii) neither Mr. Mansour or Mr. Wappler, in their capacities as directors of MariaDB, has made a recommendation either in support of or in opposition to the Offer and (viii) none of K1 Group members has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.
Each of the directors and executive officers of MariaDB will make individual determinations regarding whether to tender their MariaDB Shares in the Offer based upon certain factors and reasons each of them deem individually relevant. MariaDB has informed us that, to the knowledge of MariaDB after reasonable inquiry, each executive officer, director and affiliate of MariaDB who holds MariaDB Shares currently intends, subject to compliance with applicable law, including Section 16(b) of the US Exchange Act, to tender all MariaDB Shares held of record or beneficially owned by such person or entity in the Offer. Smartfin and Mr. Ingels have given irrevocable undertakings to accept the Offer.
9.	Certain Agreements between K1 and its Affiliates and MariaDB
Irrevocable Agreements
The K1 Group has received irrevocable undertakings to accept the Offer, or, where Bidco and/or the K1 Group elects to switch to a scheme of arrangement with respect to MariaDB under the Companies Act 2014, vote in favour of the scheme of arrangement under the Companies Act 2014, in respect of, in aggregate, 47,402,907 MariaDB Shares, representing in aggregate approximately 68.66% of the existing issued share capital of MariaDB as of 13 June 2024.
Purchase of Debt from RP Ventures LLC
On 24 April 2024, the Runa Capital Fund II, L.P., Runa Capital II (GP), Runa Capital Opportunity Fund I, L.P., Runa Capital Opportunity I (GP) and Runa Ventures I Limited and Topco entered into that certain Loan Purchase

Agreement pursuant to which Topco purchased from RPV all of RPV’s right, title, and interest in, to and under the RPV Note. The consideration paid by Topco to RPV for the RPV Note was approximately $62.4 million, plus approximately $4.5 million comprised of accrued interest under the RPV Note and the transaction expenses of RPV. The RPV Note entitles the holder thereof to appoint two directors to the MariaDB Board. Following the purchase of the RPV Note, Michael Fanfant and Yakov “Jack” Zubarev resigned as directors of MariaDB with effect from completion of the acquisition of the RPV Note and George Mansour and Jordan Wappler were appointed to the MariaDB Board as the nominees of the new holder of the RPV Note.
10.	Interests of Certain Persons in the Offer
Financial Interests
The financial interests of K1 and BidCo with regard to the Offer are generally adverse to the financial interests of the MariaDB Shareholders being asked to tender their MariaDB Shares.
Executive Officers and Directors of the Company
The MariaDB Shareholders being asked to tender their MariaDB Shares should be aware that the executive officers and certain directors of the Company have interests in connection with the Offer that present them with actual or potential conflicts of interest. A description of these interests, including the information required to be disclosed pursuant to Item 402(t) of Regulation S-K, is included in the First Response Circular/Schedule 14D-9 under the heading “Item 3—Past Contacts, Transactions, Negotiations and Agreements,” which description and information are incorporated herein by reference.
Conflicts of Interest
In considering the fairness of the consideration to be received in the Offer, MariaDB Shareholders should be aware that K1 and its affiliates (including Topco and Bidco) have certain current actual or potential conflicts of interest in connection with the Offer, notably Topco’s ownership of the RPV Note (and its status as MariaDB’s largest creditor as a result thereof). In addition, certain of K1’s employees are also directors of MariaDB, as further described in the First Response Circular/Schedule 14D-9.
11.	Arrangement with MariaDB’s Directors and Executive Officers
You should be aware that aside from their interests as MariaDB Shareholders, the directors and executive officers of the Company may be considered to have interests in the Offer that are different from, or in addition to, those of other shareholders generally. In particular, two of the Company’s directors—George Mansour and Jordan Wappler—are currently employees of K1 and its affiliates.
12.	Source and Amount of Funds
The Offer is not subject to any financing condition. The cash consideration is being funded through existing resources of K5, which are to be invested by them to fund Bidco pursuant to the equity commitment letter entered into between Bidco and K5 on 24 April 2024 filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference (the “Equity Commitment Letter”).
Assuming all MariaDB Shareholders accept the Offer, the cash consideration payable by Bidco to MariaDB Shareholders, in the aggregate, for all outstanding MariaDB Shares will be approximately $39.9 million as of 13 June 2024.
Total fees and expenses incurred or to be incurred by Bidco in connection with the Offer are estimated as of 13 June 2024 to be as follows:
Amount to Be Incurred
Financial and legal advisory and other professional fees	$11,255,000
Exchange Agent and Information Agent fees	$170,000
SEC filing fees	$25,000
Printing and mailing costs	$50,000
Total	$11,500,000

LETTER FROM THE PRESIDENT OF BIDCO
Meridian BidCo LLC
c/o K1 Investment Management, LLC
875 Manhattan Beach Blvd.
Manhattan Beach, CA 90266
Officers:
Sujit Banerjee (as President)
Henry Wang (Secretary)

24 June 2024
To holders of MariaDB Shares
Dear Shareholder
ALL CASH OFFER FOR MARIADB PLC
1	INTRODUCTION
On 24 April 2024, Bidco made the Firm Announcement. I am writing to you to explain the terms of the Offer, the background to and reasons for making the Offer and the procedures by which you can accept it.
2	THE OFFER
Bidco hereby offers to acquire the entire issued and to be issued share capital of MariaDB on the terms, and subject to the conditions, set out in this Offer Document and in the Acceptance Documents. The Offer values the entire issued and to be issued share capital of MariaDB at approximately US$39.9 million.
Cash Offer
The Cash Offer is US$0.55 in cash per MariaDB Share.
The Cash Offer is fully financed, cash confirmed and not conditional on due diligence.
3	BACKGROUND TO AND K1’S COMPELLING REASONS FOR THE OFFER
K1 believes that MariaDB provides a mission critical product offering that occupies a strong position within the relational database market with an impressive global customer base across multiple industry sectors.
Having followed the development of the business through time, K1 believes that the Offer for MariaDB is an attractive opportunity given:
•
MariaDB’s strong competitive position as a market leading open-source relational database solution which has been downloaded over a billion times and is used across a variety of organizations ranging from small businesses to Fortune 500 organizations;

•	the opportunity to support MariaDB’s growth through organic and inorganic initiatives; and
•	the ability for management to have greater operating flexibility and focus as a private company.
Furthermore, as a private company, MariaDB would be able to benefit from a number of advantages including:
•	the ability to prioritize long term objectives and sustainable growth initiatives;
•	greater operating flexibility and the ability to adapt to market changes and pursue opportunities that align with its long-term vision, more swiftly; and
•	support from a capital partner with over $14.9 billion in assets under management with both operational and financial resources to help MariaDB achieve its long term potential.
Furthermore, MariaDB’s business model and product portfolio aligns with K1’s mandate and proven track record of investing in enterprise software companies providing mission critical products and services with high recurring revenues, strong retention rates and diversified customer bases. Finally, K1’s operating affiliate, K1 Operations LLC, has a strong track record of supporting management teams in executing operationally focused strategies designed to support the growth, development and profitability of their partner companies.
4	COMPELLING REASONS FOR ACCEPTING THE OFFER
MariaDB has been in financial distress for an extended period of time, which most recently culminated in the failure to repay the RPV Note initially granted on 10 October 2023. This uncertainty has been reflected in the trading price of MariaDB Shares on the NYSE (the “MariaDB Share Price”) which had traded at an average closing share price of $1.07 between 20 March 2023 (3 months post IPO) and 18 August 2023 (inclusive), before declining significantly and closing at $0.19 on 5 February 2024.
As a result, Bidco believes that the Offer not only delivers a compelling value proposition for MariaDB Shareholders but also represents a relatively certain path forward to realize shareholder value. In summary, the Offer represents:
•	A 189% premium to MariaDB’s closing share price of $0.19 on 5 February 2024 (being the last full trading day prior to the announcement by MariaDB of a forbearance agreement with RPV);
•	A 57% premium to MariaDB’s closing share price of $0.35 on 15 February 2024 (being the last date prior to the publication of K1’s Possible Offer Announcement); and
•	A 129% premium to MariaDB’s average closing share price of $0.24 over the 30-trading day period ending 15 February 2024.
Finally, K1 and affiliated entities have also acquired the RPV Note which will in turn remedy the current insolvency position of MariaDB in the short-term and ensure the business is put into a sound financial position and in turn make the proposed acquisition viable.
5	IRREVOCABLES
The K1 Group has received irrevocable undertakings to accept the Offer, or, where Bidco and/or the K1 Group elects to switch to a scheme of arrangement with respect to MariaDB under the Companies Act 2014, vote in favour of the scheme of arrangement under the Companies Act 2014, in respect of, in aggregate, 47,402,907 MariaDB Shares, representing in aggregate approximately 68.66% of the existing issued share capital of MariaDB as of 13 June 2024.
6	INFORMATION ON K1, BIDCO AND TOPCO
K1 is a global investment firm that builds category-leading enterprise software companies and has over $14.9 billion of assets under management. K1 partners with strong management teams of high growth technology businesses to help them achieve successful outcomes. With over 115 professionals, K1 and its operating affiliate, K1 Operations LLC, change industry landscapes with operationally focused growth strategies designed to rapidly scale portfolio companies. Since the inception of the firm, K1 has partnered with over 225 enterprise software companies including industry leaders such as Axcient, Checkmarx, Emburse, Elmo, Granicus, Litera Microsystems, Onit, Reveal-Brainspace, simPRO, Smarsh, and XTM International.
Bidco is a newly formed limited liability company formed in Delaware for the purposes of the Offer and is indirectly wholly owned by K5. Bidco has not traded since its formation, nor has it entered into any obligations, other than in connection with the Offer. The current officers of Bidco are Sujit Banerjee (as President) and Henry Wang (as Secretary).
Topco is a newly formed limited liability company formed in Delaware for the purposes of the Offer and the acquisition of the RPV Note and is directly wholly owned by K5. Topco has not traded since its formation, nor has it entered into any obligations, other than in connection with the Offer and the acquisition of the RPV Note. The current officers of Topco are Sujit Banerjee (as President) and Henry Wang (as Secretary).
Further information on Bidco is set out in paragraph 2 of Appendix 2.
7	INFORMATION ON MARIADB
MariaDB, headquartered in California and listed on the NYSE, is a new generation database company whose products are used by companies big and small, reaching more than a billion users through Linux distributions, downloaded over one billion times, and used across all types of use cases and industries. Deployed in minutes and maintained with ease, MariaDB database products are engineered to support any workload and any scale – all while saving up to 90% of proprietary database costs. MariaDB’s software is the backbone of critical services that people rely on every day.
8	FINANCING OF THE OFFER
The cash consideration payable by Bidco pursuant to the Offer is being funded through existing resources of K5, which are to be invested by them to fund Bidco pursuant to the Equity Commitment Letter.
Lazard & Co., Limited, acting as financial adviser to K1 and Bidco, is satisfied that sufficient resources are available to Bidco to enable it to satisfy in full the cash consideration payable under the terms of the Offer.
Please see paragraph 3 of Appendix 2 for further information on the financing of the Offer.
9	FUTURE INTENTIONS REGARDING MARIADB, ITS MANAGEMENT, EMPLOYEES AND ASSETS
Intentions for the Future Business of MariaDB and its Subsidiaries
Following completion of the Offer, K1 and Bidco intend to work closely with MariaDB in accelerating investment in organic growth opportunities, identifying inorganic growth opportunities to expand the overall size, scale and reach of MariaDB’s solutions and product portfolio as well as focusing on key operational initiatives to position the company for sustainable long-term growth. K1’s emphasis on value-added and long term partnership with MariaDB and focus on sustainable growth and innovation will allow the company to gain several strategic advantages, particularly in a private company context. Such benefits include: (i) the ability to prioritize long term objectives, (ii) greater operating flexibility and ability to more swiftly adapt to market changes and pursue opportunities that align with its long-term vision and (iii) support from a capital partner with over $14.9 billion in assets under management with operational and financial resources to help the company achieve its potential.
If the Offer is consummated in accordance with its terms, K1 (through Topco) may take certain actions to further stabilize MariaDB’s financial position including (i) making an up to $23 million additional equity investment in MariaDB and (ii) equitizing, cancelling or otherwise eliminating the RPV Note.
Intentions for Management and Employees
MariaDB has a team of passionate and talented employees who have worked hard to develop a robust set of products and services that today serve an impressive global customer base. K1 and Bidco intend to accelerate growth, allow high potential employees to develop their own careers and in turn enable the company to realize its full potential.
Following completion of the Offer, K1 and Bidco intend to work with MariaDB’s senior management team to review the operating performance of the business and align on operational best practices to implement in order to accelerate MariaDB’s growth and operating profitability and over the long term, create greater employment opportunities for existing and prospective team members. Following completion of the Transactions, certain corporate functions which have historically been related to MariaDB’s status as a publicly traded company may no longer be required or may be reduced in size to reflect MariaDB ceasing to be a public company.
As of the date of this Offer Document, the result of the review is uncertain, and no firm decisions have been made by K1 and Bidco in relation to specific actions which may be taken. K1 and Bidco do not have any intention of making material changes to the balance of skills and functions of MariaDB and do not expect their review to result in a material headcount reduction in the aggregate once implemented. Any headcount reductions will be carried out in accordance with applicable law.
Intentions for Existing Employment Rights and Pensions
K1 and Bidco confirm that, where employees of MariaDB have existing employment rights, including pension rights, under applicable law, those rights and agreements will be fully safeguarded in accordance with applicable law following the Offer becoming unconditional to the extent valid and in good standing under applicable law and such underlying agreements are effective. K1 and Bidco look forward to working with MariaDB's employees, customers and other stakeholders following the completion of the Offer.

Intentions for Management Incentive Arrangements
Following completion of the Offer, K1 and Bidco intend to review the management, governance and incentive structures of MariaDB. K1 and Bidco have not entered into, and have not agreed to nor memorialised any form of incentivisation arrangements with members of MariaDB’s management as of the date of this Offer Document, but may put in place incentive arrangements for certain members of the MariaDB’s management team following completion of the Offer when appropriate under applicable law. No discussions have taken place between K1 and MariaDB management to date in relation to management incentive arrangements.
Location of Business, Fixed Assets, Headquarters and Headquarter Functions
K1 and Bidco do not have plans to change the locations of business, headquarters or headquarters functions of MariaDB and intend to defer to any such decisions that may have been made by existing management, if any. K1 and Bidco do not intend to redeploy the fixed assets of MariaDB but may, in the future, consider and implement strategic alternatives concerning certain assets owned by MariaDB and locations of the business and headquarters.
Trading Facilities
MariaDB Shares are currently listed on the NYSE. As set out in paragraph 11, as soon as it is appropriate and possible to do so, applications will be made for the deregistration of the MariaDB Shares under the US Exchange Act and delisting from the NYSE.
10	MARIADB OPTIONHOLDERS AND WARRANTHOLDERS
The Offer is being extended to any MariaDB Shares which are issued or unconditionally allotted and fully paid (or credited as fully paid) while the Offer remains capable of acceptance, including, without limitation, any MariaDB Shares issued pursuant to the exercise of Options granted pursuant to the Employee Share Plans or pursuant to exercise of the Kreos warrants and/or the MariaDB warrants (the “Warrants”).
Bidco has made proposals to MariaDB Optionholders and MariaDB Warrantholders, as announced on 31 May 2024 and 7 June 2024, respectively. These proposals were made subject to the Offer becoming or being declared unconditional in all respects.
In respect of MariaDB Optionholders, the proposed treatment is as follows:
•	Options with an exercise price per Share greater than or equal to the value of the Cash Offer per Maria DB Share (“Underwater Options”):
○	All Underwater Options will be cancelled on the closing of the Offer. This applies to all Underwater Options regardless of whether they have, or will have, vested as at the closing of the offer.
○	No cash or other form of consideration is payable in respect of the cancellation of any Underwater Options.
•	Options with an exercise price per Share less than the value of the Cash Offer per MariaDB Share (“In-the-Money Options”):
○
Vested In-the-Money Options: With respect to any In-the-Money Options that have vested, or will have vested, and not lapsed under the terms of the applicable MariaDB Equity Plan and award agreement as at the closing of the Offer, MariaDB will cancel such In-the-Money Options on the closing of the Offer and for each such cancelled In-the-Money Option, the holder will be entitled to a cash cancellation payment equal to the value of the Cash Offer per MariaDB Share minus the relevant option exercise price that applies to such In-the-Money Option.

○
Unvested In-the-Money Options: With respect to any In-the-Money Options that have not vested, or will not have vested, and not lapsed under the terms of the applicable MariaDB Equity Plan and award agreement as at the closing of the Offer, MariaDB will cause each such In-the Money Option to become fully vested immediately prior to the closing of the Offer and then cancel such In-the-Money Option on the closing of the Offer and for each such cancelled In-the-Money Option, the holder will be entitled to a cash cancellation payment equal to the value of the Cash Offer per MariaDB Share minus the relevant option exercise price that applies to such In-the-Money Option.

•	RSU Awards:
○
As of immediately prior to the closing of the Offer, with respect to each RSU award that is outstanding and unsettled immediately prior to the closing of the Offer (including any such RSU awards that are unvested, vested or that will become vested as of the closing of the Offer), MariaDB will cancel such RSU award on the closing of the Offer and for each such cancelled RSU, the holder will be entitled to a cash cancellation payment equal to the value of the Cash Offer per MariaDB Share.

In respect of MariaDB Warrantholders, the proposed treatment is as follows:
•	Each of the MariaDB Warrants has an exercise price per MariaDB Share in excess of the Cash Offer per MariaDB Share. As such, the MariaDB Warrants are underwater and out of-the-money.
•
Following the closing of the Offer, MariaDB Warrants will be treated in accordance with the terms of (i) the Warrant Agreement between Angel Pond Holdings Corporation and Continental Stock Transfer & Trust Company, as warrant agent, dated May 18, 2021, as amended by the Warrant Amendment Agreement, dated December 16, 2022, by and among Angel Pond Holdings Corporation and Continental Stock Transfer & Trust Company, Computershare Inc. and Computershare Trust Company, N.A. or (ii) the Amended and Restated Warrant Agreement among MariaDB, Kreos Capital IV (Expert Fund) Limited and MariaDB, as warrant agent, (together the “Warrant Agreements” and each a “Warrant Agreement”), as applicable, which shall include, without limitation, the ability to exercise the relevant MariaDB Warrants in the normal manner.

•
Following the closing of the Offer, if a MariaDB Warrantholder wishes to exercise their MariaDB Warrants, they must do so in accordance with the terms of the relevant Warrant Agreement. If MariaDB Warrantholders do so exercise their MariaDB Warrants in accordance with the terms of the relevant Warrant Agreement, they will receive the replacement consideration set forth in the Warrant Agreements.

•
Following the closing of the Offer, Bidco or one of its affiliates may seek the consent of holders of MariaDB Warrants to amend the Warrant Agreements (or any of them) to modify the exercise period thereunder.

11	COMPULSORY ACQUISITION, DE-LISTING, AND RE-REGISTRATION
If the Offer becomes or is declared unconditional in all respects and sufficient acceptances have been received at the Expiration Time (and in all cases within four months of 24 May 2024), following closing of the Offer, Bidco intends to apply the provisions of Sections 456 to 460 of the Companies Act 2014 to acquire compulsorily any outstanding MariaDB Shares not acquired or agreed to be acquired pursuant to the Offer or otherwise.
Notwithstanding the Offer being declared unconditional as to acceptances, Bidco and K1 also cannot guarantee that it will be in a position to carry out the Buy Out, including because the number of withdrawals during the Post-Acceptance Unconditional Period may be such that Bidco may not have received sufficient acceptances at the Expiration Time to carry out the Buy Out under the provisions of Sections 456 to 460 of the Companies Act 2014. To effectuate the Buy Out, Bidco must acquire at least 80% of the MariaDB Shares Affected (i.e. of the issued share capital of MariaDB) as of the Expiration Time. In addition, Bidco and K1 cannot guarantee that it will control MariaDB after the close of the Offer as the number of withdrawals during the Post-Acceptance Unconditional Period may be such that Bidco may not have received sufficient acceptances at the Expiration Time to acquire control of MariaDB (e.g. 50%+ of the issued share capital of MariaDB). However, the K1 Group has received irrevocable undertakings to accept the Offer, or, where Bidco and/or the K1 Group elects to switch to a scheme of arrangement with respect to MariaDB under the Companies Act 2014, vote in favour of the scheme of arrangement under the Companies Act 2014, in respect of, in aggregate, 47,402,907 MariaDB Shares, representing in aggregate approximately 68.66% of the existing issued share capital of MariaDB as of 13 June 2024. The details of such irrevocable undertakings are set out in paragraph 6 “Disclosable Transactions” of the “Special Factors” section of this Offer Document.
After the Offer has closed and as soon as it is appropriate and possible to do so, and subject to the Offer becoming or being declared unconditional in all respects, Bidco intends to cause MariaDB to apply for the cancellation of the listing and trading of the MariaDB Shares on the NYSE. Such cancellation of the listing and trading of MariaDB Shares is likely to reduce significantly the liquidity and marketability of any MariaDB Shares with respect to which the Offer has not been accepted.

Bidco intends to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable law to cause the de-registration of the MariaDB Shares under the US Exchange Act as soon as practicable after such delisting.
Following deregistration of the MariaDB Shares under the US Exchange Act and delisting from the NYSE, Bidco intends to procure that MariaDB is re-registered as a private company under the relevant provisions of the Companies Act 2014.
12	IRISH AND US FEDERAL INCOME TAXATION
The attention of MariaDB Shareholders is drawn to Appendix 3, which contains a summary, as a general guide only, of certain limited aspects of the Irish and US federal income taxation treatment of acceptance of the Offer. These summaries are not intended to be, and should not be construed to be, legal or taxation advice to any particular MariaDB Shareholder. Any MariaDB Shareholder who, or which, is in doubt as to his, her, or its position or who is subject to taxation in any jurisdiction other than Ireland or the United States is strongly recommended to consult his, her or its own independent professional advisers.
13	PROCEDURES FOR ACCEPTING THE OFFER
If you hold your MariaDB Shares directly as the holder of record, complete and sign the Letter of Transmittal (either manually or electronically) (or, in the case of a book-entry transfer, deliver an Agent’s Message in lieu of the Letter of Transmittal) that accompanies this Offer Document (which constitutes the form of acceptance for the Offer for the purposes of the Irish Takeover Rules) in accordance with the instructions set forth therein and mail or electronically deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the Exchange Agent. These materials must be delivered to the Exchange Agent prior to the Expiration Time. See Part 3 of Appendix 1 for further details on the procedures for book-entry transfer.
If you hold your MariaDB Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your MariaDB Shares through ATOP prior to the Expiration Time.
We are not providing for guaranteed delivery procedures. Therefore, MariaDB Shareholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours.
The method of delivery of share certificates and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering MariaDB Shareholder, and the delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
WHILE YOU HAVE UNTIL THE EXPIRATION TIME TO COMPLETE YOUR TENDER, IF BIDCO CANNOT DETERMINE AT THE ACCEPTANCE UNCONDITIONAL TIME (AS IT MAY BE EXTENDED AS DESCRIBED HEREIN) THAT (I) THE ACCEPTANCE CONDITION HAS BEEN SATISFIED, FULFILLED OR, TO THE EXTENT PERMITTED, WAIVED, AND (II) ALL OTHER CONDITIONS WILL BE SATISFIED, FULFILLED OR, TO THE EXTENT PERMITTED, WAIVED BY THE EXPIRATION TIME, THE OFFER WILL LAPSE AND THERE WILL BE NO POST-ACCEPTANCE UNCONDITIONAL PERIOD. THEREFORE, MARIADB SHAREHOLDERS ARE STRONGLY ENCOURAGED TO TENDER THEIR MARIADB SHARES AS SOON AS POSSIBLE AND PRIOR TO THE ACCEPTANCE CUT-OFF TIME.
For further details on the procedure for tendering MariaDB Shares, please see Part 3 of Appendix 1.
IF YOU HAVE ANY QUESTIONS ABOUT THE PROCEDURE FOR TENDERING MARIADB SHARES, PLEASE CONTACT THE INFORMATION AGENT AT ITS TELEPHONE NUMBER SET FORTH ON THE FRONT OF THIS OFFER DOCUMENT.
14	CONDITIONS AND RIGHTS OF WITHDRAWAL
The full text of all of the conditions to the Offer is set out in Part 1 of Appendix 1.

Rights of withdrawal
Any person that tenders MariaDB Shares will have the right to withdraw such MariaDB Shares at any time until the Expiration Time.
The Offer will not be deemed to have been accepted in respect of any MariaDB Shares which have been validly withdrawn.
This right of withdrawal is equally available to all MariaDB Shareholders.
Further details of this right of withdrawal and the procedure for effecting withdrawals are set out in paragraph 4 of Part 2 of Appendix 1.
15	SETTLEMENT
Subject to the Offer becoming or being declared unconditional in all respects (except in the case of certain MariaDB Shareholders who are resident in or nationals or citizens of jurisdictions outside Ireland or the United States or who are nominees of, or custodians or trustees for, residents, nationals or citizens of such other jurisdictions (“Overseas Shareholders”) as described in this Offer Document and save to the extent that the Irish Takeover Panel permits any extension of such period) by the Expiration Time (as it may be extended as described herein), settlement of the consideration to which accepting MariaDB Shareholders are entitled under the Offer will be effected promptly and no later than three Business Days after the Expiration Time.
15.1	MariaDB Shares held in certificated or registered form
Where an acceptance relates to MariaDB Shares in certificated or registered form, settlement of any cash consideration due will be sent by post (or such other method as may be approved by the Irish Takeover Panel) to the accepting holder or his, her or its appointed agent(s) whose name and address (outside a Restricted Jurisdiction) is set out in the relevant box in the Letter of Transmittal or, if none is set out, to the first named holder at his, her or its registered address (outside of a Restricted Jurisdiction). The cash consideration due will be paid in US dollars and will be effected by the issue of cheques.
15.2	MariaDB Shares in book-entry form held through the Book-Entry Transfer Facility
Where an acceptance relates to MariaDB Shares in book-entry form held through the Book-Entry Transfer Facility, the cash consideration to which the accepting holder is entitled will be paid in US dollars and will be effected by means of a payment by the Exchange Agent to the Book-Entry Transfer Facility for credit to the account of the participant in the Book-Entry Transfer Facility that tendered the MariaDB Shares for further credit to the account of the accepting holder.
16	LAPSE OR WITHDRAWAL OF THE OFFER
If the Offer lapses or is withdrawn, or if any tendered MariaDB Shares are not accepted for exchange for any reason pursuant to the terms and conditions of the Offer (including if the Offer lapses (i.e., expires before becoming unconditional in all respects)), or if certificates representing such shares are submitted representing more MariaDB Shares than are tendered, certificates representing unexchanged or untendered MariaDB Shares will be returned (by post or such other method as may be approved by the Irish Takeover Panel), without expense to the tendering shareholder (or, in the case of MariaDB Shares tendered by book-entry transfer into the Exchange Agent’s account at a Book-Entry Transfer Facility, such MariaDB Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as soon as practicable and in any event within three Business Days following the lapse or withdrawal of the offer.
17	FURTHER INFORMATION
Your attention is drawn to the information set out in the rest of this Offer Document, including the appendices.
Yours faithfully,

Sujit Banerjee
President
Meridian BidCo LLC

APPENDIX 1

CONDITIONS, FURTHER TERMS, AND PROCEDURES FOR ACCEPTANCE OF THE OFFER
Part 1 Conditions of the Offer
The Offer is subject to the Irish Takeover Rules and applicable US tender offer rules and is subject to the terms and conditions set out in this Offer Document and the Letter of Transmittal. The Offer is governed by the laws of Ireland and the United States and is subject to the jurisdiction of the courts of Ireland and the United States.
The Offer is subject to the following Conditions.
Acceptance Condition
(a)
valid acceptances being received (and not validly withdrawn) by not later than the Acceptance Cut-off Time (or such later time(s) and/or date(s) as Bidco may: (i) with the consent of the Irish Takeover Panel (to the extent required) or in accordance with the Irish Takeover Rules; and (ii) subject to the US tender offer rules, determine) in respect of MariaDB Shares Affected representing not less than 80% (or such lower percentage as Bidco may decide) in nominal value of the Maximum MariaDB Shares Affected, which carry, or if allotted and issued, or reissued from treasury would carry, not less than 80% (or such lower percentage as Bidco may decide) of the voting rights attaching to the Maximum MariaDB Shares Affected, provided that this condition shall not be satisfied unless Bidco shall have acquired or agreed to acquire MariaDB Shares carrying in aggregate more than 50% of the voting rights then exercisable at a general meeting of MariaDB, including for this purpose (except to the extent otherwise agreed with the Irish Takeover Panel) any such voting rights attaching to MariaDB Shares that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise, and provided that unless Bidco otherwise determines, this condition (a) shall be capable of being satisfied, or being treated as satisfied, only at the time when all of the other conditions (b) to (q) inclusive, shall have been satisfied, fulfilled or, to the extent permitted, waived;

For the purposes of the conditions in Appendix 1:
(i)	MariaDB Shares which have been unconditionally allotted shall be deemed to carry the voting rights they will carry upon issue; and
(ii)	the expression “MariaDB Shares Affected” shall mean:
(A)
MariaDB Shares which have been issued or unconditionally allotted on, or before, the date the Offer is made, but excluding any such MariaDB Shares which are cancelled after the date on which the Offer is made or which are held, or become held, as treasury shares;

(B)
MariaDB Shares which have been issued or unconditionally allotted after the date on which the Offer is made but before the time at which the Offer closes, or such earlier date as Bidco may, subject to the Irish Takeover Rules, decide (not being earlier than the date of the Acceptance Unconditional Time), but excluding any such MariaDB Shares which are cancelled after the date on which the Offer is made or which are held, or become held, as treasury shares; and

(C)
MariaDB Shares which have been re-issued from treasury after the date on which the Offer is made but before the time at which the Offer closes, or such earlier date as Bidco may, subject to the Irish Takeover Rules, decide (not being earlier than the date of the Acceptance Unconditional Time), other than MariaDB Shares in the beneficial ownership of Bidco on the date the Offer is made;
(iii)	the expression “Maximum MariaDB Shares Affected” shall mean, at a relevant date of determination, the aggregate of:
(A)	the total number of MariaDB Shares Affected; and
(B)
the maximum number (or such lesser number as Bidco may decide) of MariaDB Shares which are required, or may be required, to be allotted and/or issued and/or re-issued from treasury pursuant to the exercise of outstanding subscription, conversion or other rights (including rights granted under the Employee Share Plans), disregarding the terms on which any such rights may be exercised (including any restrictions thereon), and irrespective of whether such rights have been granted on, before, or after, the date on which the Offer is made.

Screening of Foreign Direct Investment
(b)
all filings, where necessary, having been made and all applicable waiting periods under the Irish Screening of Third Country Transactions Act 2023 and any regulations thereunder having been terminated or having expired, in each case in connection with the Offer;

US Hart-Scott-Rodino Clearance
(c)
all filings, where necessary, having been made and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, of the United States and the regulations thereunder having been terminated or having expired, in each case in connection with the Offer;

General Regulatory and Antitrust/Competition
(d)
no central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory, administrative, investigative or fiscal body, court, agency, association, institution, department or bureau including any anti-trust or merger control authorities, regulatory body, court, tribunal, environmental body, employee representative body, any analogous body whatsoever or tribunal in any jurisdiction or any person including, without limitation, a member of the MariaDB Group (each a “Third Party”) having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or having made, proposed or enacted any statute, regulation, decision, order or change to published practice or having done or decided to do anything, in each case which would or would reasonably be expected to:

(i)
make the Offer or its implementation, or the acquisition or the proposed acquisition by Bidco or any member of the K1 Group of the MariaDB Shares Affected, or control of MariaDB or any of the assets of the MariaDB Group by Bidco or any member of the K1 Group void, illegal or unenforceable under the laws of any relevant jurisdiction or otherwise, directly or indirectly, restrain, revoke, prohibit, materially restrict or materially delay the same or impose additional or different conditions or obligations with respect thereto, or otherwise challenge or interfere therewith or require amendment of the Offer;

(ii)
result in a material delay in the ability of Bidco or any member of the K1 Group, or render Bidco or any member of the K1 Group unable, to acquire some or all of the MariaDB Shares Affected or result in or affect any divestiture of, or requirement to hold separate (including by establishing a trust or otherwise), or agree to restrict in any material respect its ownership or operation of, any material portion of the business or assets of MariaDB, or to enter into any material adverse settlement or consent decree, or agree to any material adverse undertaking, with respect to any material portion of the business or assets of MariaDB;

(iii)
require the divestiture by any member of the Wider MariaDB Group of all or any portion of their respective businesses, assets (including, without limitation, the shares or securities of any other member of the MariaDB Group) or property or impose any material limitation on the ability of any of them to conduct their respective businesses (or any part thereof) or own, control or manage their respective assets or properties (or any part thereof);

(iv)
impose any limitation on or result in a delay in the ability of Bidco or any member of the K1 Group to acquire, or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership of the MariaDB Shares Affected, or to exercise voting or management control over MariaDB or any subsidiary or subsidiary undertaking of MariaDB which is material in the context of the MariaDB Group taken as a whole or on the ability of any member of the MariaDB Group to hold or exercise effectively, directly or indirectly, any rights of ownership of shares or other securities (or the equivalent) in, or to exercise rights of voting or management control over, any member of the MariaDB Group to the extent that MariaDB has such ownership, voting or management control rights;

(v)
require Bidco or any member of the K1 Group or any member of the MariaDB Group to acquire or offer to acquire any shares or other securities (or the equivalent) in, or any interest in any asset owned by, any member of the MariaDB Group or any third party;

(vi)	require, prevent or delay any divestiture, by Bidco or any member of the K1 Group, of any MariaDB Shares Affected or any other securities (or the equivalent) in MariaDB;
(vii)	require Bidco or any member of the K1 Group or any material member of the MariaDB Group to sell,

divest, hold separate, or otherwise dispose of all or any material part of their respective businesses, operations, product lines or assets or property or to prevent or materially delay any of the above;
(viii)	result in any material member of the MariaDB Group ceasing to be able to carry on business in any jurisdiction in which it currently operates;
(ix)
require any member of the MariaDB Group to relinquish, terminate or amend in any material way any material contract to which any member of the MariaDB Group or Bidco or any member of the K1 Group is a party;

(x)
impose any limitation on the ability of Bidco or any member of the K1 Group to integrate or co-ordinate its business or assets, or any part of it, with all or any part of the businesses of any member of the MariaDB Group;

(xi)
cause any member of the Wider MariaDB Group to cease to be entitled to any Authorisation (as defined in condition (n) below) used by it in the carrying on of its business in any jurisdiction in which it currently operates; or

(xii)	otherwise adversely affect the business, operations, profits, assets, liabilities, financial or trading position of any member of the MariaDB Group;
Notifications, waiting periods and Authorisations
(e)
all necessary or appropriate notifications and filings having been made and all necessary or appropriate waiting and other time periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or having been terminated (as appropriate) and all statutory or regulatory obligations in any jurisdiction having being complied with in each case in connection with the Offer or its implementation and all necessary, desirable or appropriate regulatory approvals, authorisations, orders, recognitions, grants, consents, clearances, confirmations, licences, permissions and approvals in any jurisdiction (“Authorisations”) having been obtained on terms and in a form reasonably satisfactory to Bidco from all appropriate Third Parties or (without prejudice to the generality of the foregoing) from any person or bodies with whom any member of the Wider MariaDB Group has entered into contractual arrangements and, all such necessary, desirable or appropriate Authorisations remaining in full force and effect at the time at which the Offer becomes otherwise unconditional in all respects and there being no notice or intimation of an intention to revoke, suspend, restrict or vary or not to renew the same at the time at which the Offer becomes otherwise unconditional and all necessary statutory or regulatory obligations in any such jurisdiction having been complied with;

(f)
all applicable waiting periods and any other time periods (including any extension thereof) during which any Third Party could, in respect of the Offer or the acquisition or proposed acquisition of any MariaDB Shares Affected by Bidco, institute, implement or threaten any action, proceedings, suit, investigation, enquiry or reference or take any other step under the laws of any jurisdiction having expired, lapsed or been terminated;

Share Buyback, Reduction, Redemption, Dividends, etc.
(g)
no member of the MariaDB Group having, after the date of this Offer Document, purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its shares or other securities (or the equivalent) or any shares or other securities (or the equivalent) of MariaDB or any other member of the MariaDB Group or reduced or made any other change to any part of its share capital;

(h)
no member of the MariaDB Group having, after the date of this Offer Document, recommended, declared, paid, or made, or proposed to recommend, declare, pay or make, any bonus issue, dividend or other distribution (whether in cash or otherwise) other than bonus issues of shares, dividends or other distributions lawfully paid or made to another member of the MariaDB Group;

Acquisitions, Disposals, Joint Ventures, Mergers and Similar Transactions
(i)
save for transactions between two or more members of the MariaDB Group, since 30 September 2023, no member of the MariaDB Group having implemented, authorised, proposed or announced its intention to implement, authorise or propose any merger, demerger, joint venture, partnership, collaboration, reconstruction, amalgamation, consolidation, scheme, acquisition or disposal of any operations, assets, undertaking, body corporate or partnership (or any interest therein) or the creation of any Encumbrance over any operations or assets;

Frustrating Actions (within the meaning of Rule 21 of the Irish Takeover Rules)
(j)
no passing of any resolution at a shareholder meeting of MariaDB, or making of a statement in writing by shareholders of MariaDB, to approve any action, possible action, contract, sale, disposal, or acquisition for the purposes of Rules 21.1 (a)(i) or (iii) of the Irish Takeover Rules;

(k)
no member of the MariaDB Group having taken, committed to take or announced that it intends to take or may take any action or commit to take any action which the Irish Takeover Panel determines is or would be frustrating action for the purposes of, or within the meaning of, Rule 21 of the Irish Takeover Rules;

Certain matters arising as a result of any arrangement, agreement, etc.
(l)
save as publicly announced by MariaDB prior to the date of this Offer Document and other than in connection with the RPV Note, there being no provision of any arrangement, agreement, licence, permit, franchise, facility, lease or other instrument to which any member of the Wider MariaDB Group is a party or by or to which any such member or any of its respective assets may be bound, entitled or be subject and which, in consequence of the Offer or the acquisition or proposed acquisition by Bidco or any member of the K1 Group of the MariaDB Shares Affected or because of a change in the control of MariaDB or otherwise, would or would be reasonably expected to result in (except where, in any of the following cases, the consequences thereof would not be material (in value terms or otherwise) in the context of the MariaDB Group taken as whole):

(i)
any monies borrowed by, or any indebtedness or liability (actual or contingent) of, or any grant available to any member of the MariaDB Group becoming payable, or becoming capable of being declared, repayable immediately or prior to their or its stated maturity or repayment date or the ability of any such member to borrow monies or incur any indebtedness being or becoming capable of being withdrawn or inhibited under any existing facility or loan agreement;

(ii)
the creation or enforcement of any mortgage, charge or other security interest wherever existing or having arisen over the whole or any part of the business, property or assets of any member of the MariaDB Group or any such mortgage, charge or other security interest (whenever created, arising or having arisen) becoming enforceable;

(iii)
any such arrangement, agreement, licence, permit, authorisation, franchise, facility, lease or other instrument or the rights, liabilities, obligations or interests or business of any member of the MariaDB Group thereunder or the business of any such member with any persons, firms or body (or any agreement or arrangement relating to any such arrangement or business or interests) being or becoming capable of being terminated or adversely modified or affected or any adverse action being taken or any obligation or liability arising thereunder;

(iv)
any assets or interests of, or any asset the use of which is enjoyed by, any member of the MariaDB Group being or falling to be disposed of or charged, or ceasing to be available to any member of the MariaDB Group or any right arising under which any such asset or interest would be required to be disposed of or charged or would cease to be available to any member of the MariaDB Group;

(v)	any material member of the MariaDB Group ceasing to be able to carry on business in any jurisdiction in which it currently operates;
(vi)	the value of, or the financial or trading position of, any member of the MariaDB Group being prejudiced or adversely affected;
(vii)	the creation or acceleration of any liability or liabilities (actual or contingent) by any member of the MariaDB Group; or
(viii)
any liability of any member of the MariaDB Group to make any severance, termination, bonus or other payment to any of its directors or other officers or advisers, and no event having occurred which might result in any events or circumstances as are referred to in this condition (l) (i)-(vii);

Certain Events occurring since 30 September 2023:
(m)	save as publicly announced by MariaDB prior to the date of this Offer Document, no member of the MariaDB Group having, since 30 September 2023:
(i)	issued or agreed to issue, grant, confer or award or authorized or proposed the issue of, additional shares of any class, or any rights or securities convertible into or exchangeable for shares, or rights, warrants or options to subscribe for or acquire, any such shares, securities or convertible or exchangeable securities or issued or transferred, or agreed, authorized or proposed the re-issue of, any shares from treasury;
(ii)
save for transactions between two or more members of the MariaDB Group, made or proposed, or announced an intention to propose or make, any change or amendment in its loan capital or any loan notes issued by a member of the MariaDB Group to a person who is not a member of the MariaDB Group;

(iii)
except in the ordinary and usual course of business, entered into or materially improved, or made any offer (which remains open for acceptance) to enter into or materially improve, the terms of any employment contract, commitment or arrangement with any director of MariaDB or any person occupying one of the senior executive positions in the MariaDB Group;

(iv)
issued, authorised or proposed to make, or made, any change or amendment to any loan capital or debentures or (save in the ordinary course of business and save for transactions between two or more members of the MariaDB Group) incurred any indebtedness or contingent liability or repaid, repurchased or redeemed any indebtedness, loan capital, debenture or other liability or obligation;

(v)
entered into or varied or authorised, proposed or announced its intention to enter into or vary the terms of any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which is or could be materially restrictive on the business of any member of the MariaDB Group or Bidco or any member of the K1 Group;

(vi)
entered into or varied or authorised, proposed or announced its intention to enter into or vary the terms of any contract, transaction or arrangement otherwise than in the ordinary and usual course of business;

(vii)	waived or compromised any claim which would be material (in value terms or otherwise) in the context of the MariaDB Group taken as a whole;
(viii)
proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any employee of the Wider MariaDB Group;

(ix)	made any alteration to its memorandum or articles of association or other constitutional and/or incorporation documents;
(x)
made, agreed or consented to any significant change to the terms of the trust deeds (including the termination or partial termination of the trusts) constituting the pension schemes established for its directors and/or employees and/or their dependants or the benefits which accrue, or to the pensions which are payable, thereunder, or to the basis on which qualification therefor, or accrual or entitlement to, such benefits or pensions are calculated or determined or to the basis on which the liabilities (including pensions) of such pension schemes are funded or made, or agreed or consented to any change to the trustees involving the appointment of a trust corporation, or causing any employee of the MariaDB Group to cease to be a member of any pension scheme by withdrawing as a participating employer in such pension scheme, or unlawfully terminating the employment of any active member of a pension scheme, or making any employee member of the MariaDB Group redundant, or exercising any discretion under the provisions governing such pension scheme, which in any such case would be material in the context of the pension schemes operated by MariaDB Group;

(xi)
entered into any agreement, contract, scheme, arrangement or commitment or passed any resolution or made any offer with respect to, or announced an intention to, or to propose to effect any of the transactions, matters or events set out in this condition; or

(xii)	recommended, announced, declared, paid or made or proposed to recommend, announce, declare, pay or make any bonus issue, dividend or other distribution (whether in cash or otherwise).
No adverse change, litigation, regulatory enquiry or similar
(n)	since 30 September 2023:
(i)	other than in connection with an inability to repay the RPV Note on its terms, there not having arisen any adverse change or deterioration, or circumstances which could result in any adverse change or deterioration, in the business, assets, financial or trading position or profits of MariaDB or any member of the MariaDB Group;
(ii)
other than in connection with the RPV Note, no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider MariaDB Group is or would reasonably be expected to become a party (whether as plaintiff or defendant or otherwise) and no enquiry or investigation by or complaint or reference to any Third Party against or in respect of any member of the Wider MariaDB Group having been threatened, announced, implemented, instituted or remaining outstanding by, against or in respect of any member of the Wider MariaDB Group;

(iii)
no steps having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any licence, consent, permit or authorisation held by any member of the Wider MariaDB Group which is necessary for the proper carrying on of its business; or

(iv)
no contingent or other liability existing or having arisen or being likely to arise or having become apparent to Bidco or the K1 Group which is or would reasonably be expected to affect adversely the wider MariaDB Group as a whole;

No discovery of certain matters regarding information, liabilities
(o)
Bidco not having discovered that any financial, business or other publicly disclosed information concerning the MariaDB Group is materially misleading, contains a material misrepresentation of fact or omits to state a fact necessary to make the information contained therein not materially misleading; or

(p)	no member of the MariaDB Group having conducted its business in breach of applicable laws or regulations which are material in the context of the MariaDB Group taken as a whole;
Anti-corruption and sanctions
(q)	BidCo or the K1 Group not having discovered, and in each case to an extent which is material in the context of the Wider MariaDB Group as a whole that:
(i)
MariaDB or any of its subsidiary undertakings (or former subsidiary undertakings while part of the Wider MariaDB Group), any past or present director, officer or employee of each member of the Wider MariaDB Group or any person that performs or has performed services for or on behalf of any such company is or has at any time whilst performing such services, engaged in any activity, practice or conduct (or omitted to take any action) in contravention of the Criminal Justice (Corruption Offences) Act 2018 or the US Foreign Corrupt Practices Act of 1977, as amended or any other applicable anti corruption legislation;

(ii)
MariaDB or any of its subsidiaries (or former subsidiaries while part of the Wider MariaDB Group), any past or present director, officer or employee of each member of the Wider MariaDB Group is or any person that performs or has performed services for or on behalf of any such company has at any time whilst performing such services, engaged in any activity or business with, or made any investments in, or made any funds or assets available to or received any funds or assets from (A) any government, entity or individual in respect of which US or European Union persons, or persons operating in those territories, are prohibited from engaging in activities or doing business, or from receiving or making available funds or economic resources, by US or European Union or other applicable laws or regulations, including the economic sanctions administered by the United States Office of Foreign Assets Control: or (B) any government, entity or individual targeted by any of the economic sanctions of the United Nations, the United States, the European Union or any of its member states or any other applicable jurisdiction other than in respect of business or activities that are not prohibited by any such sanctions; or

(iii)
a member of the Wider MariaDB Group has engaged in a transaction which would cause Bidco or any member of the K1 Group to be in breach of any applicable anti-corruption, anti-bribery, sanctions or anti-money laundering law or regulation on completion of the Offer, including the economic sanctions administered by the United States Office of Foreign Assets Control or any government, entity or individual targeted by any of the economic sanctions of the United Nations, the United States or the European Union or any of its member states.

For the purposes of this Appendix 1:
“Encumbrance” means any adverse claim or right or third party right or other right or interest, equity, option or right to acquire or right to restrict, any mortgage, charge, assignment, pledge, lien or security interest or repurchase agreement or similar arrangement;
“Expiration Time” means 5:00 p.m. (New York City time) on 23 July 2024, being the date fixed by Bidco as the last time for MariaDB Shareholders to tender their MariaDB Shares in the Offer, unless and until Bidco in its discretion with the consent of the Irish Takeover Panel (to the extent required) or in accordance with the Irish Takeover Rules, shall have extended the Offer Period, in which case the term “Expiration Time” shall mean the latest time and date at which the Offer Period, as so extended by Bidco, will expire;
“Offer Period” means the period from the date this Offer Document is sent to MariaDB Shareholders, up to and including the Expiration Time;
“Wider MariaDB Group” means MariaDB, any member of the MariaDB Group and associated companies (including any joint venture, partnership, firm or company or undertaking in which any member of the MariaDB Group (aggregating their interests) is interested) or any company in which any such member has a substantial interest.
The Offer will lapse unless Bidco determines at the Acceptance Unconditional Time (as may be extended as described herein) that (i) the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived and (ii) the remaining Conditions (other than the Acceptance Condition) will be satisfied, fulfilled or, to the extent permitted, waived at the Expiration Time (as it may be extended as described herein). For the avoidance of doubt, Bidco is not required to declare the Offer unconditional as to acceptances until it is satisfied that all other Conditions will be satisfied or waived at the Expiration Time.
Bidco reserves the right to waive in whole or in part all or any of conditions (b) to (q) (if capable of waiver) to the extent applicable to the Offer or its implementation). Bidco shall not be obliged to waive (if capable of waiver) or treat as satisfied any Condition by a date earlier than the latest time and date for the fulfilment of all Conditions referred to in the previous paragraph, notwithstanding that any other Condition of the Offer may at such earlier date have been waived or fulfilled or that there are at such earlier dates no circumstances indicating that the relevant Condition may not be capable of fulfilment.
In the event that the Offer lapses in any circumstances, the Offer will cease to be capable of further acceptance and Bidco and accepting MariaDB Shareholders will thereupon cease to be bound by prior acceptances. If Bidco is required to make an offer for MariaDB Shares under the provisions of Rule 9 of the Irish Takeover Rules, Bidco may make such alterations to any of the above conditions as are necessary to comply with the provisions of that rule.
Bidco reserves the right for one or more subsidiaries of Bidco or another affiliate owned by K1 from time to time to implement the acquisition of the MariaDB Shares with the prior written approval of the Irish Takeover Panel.
Bidco reserves the right, with the consent of the Irish Takeover Panel and MariaDB, to elect to implement the acquisition of the MariaDB Shares by way of a scheme of arrangement of MariaDB under the Companies Act 2014. In such event, the scheme of arrangement will be implemented on substantially the same terms, so far as applicable, as those which would apply to the Offer, subject to appropriate amendments (including to statutory voting requirements) to reflect the change in method of implementing the Offer.

Part 2 Further Terms of the Offer
Except where the context requires otherwise, any references in Part 2, and Part 3 of this Appendix 1 and in the Acceptance Documents to:
acceptances of the Offer include deemed acceptances of the Offer;
the Offer becoming unconditional or like wording, means the Offer becoming or being declared unconditional in all respects;
the Offer will mean the Offer and includes any revision, variation, renewal or extension thereto;
the Acceptance Condition means the condition in Part 1 of this Appendix 1;
the Acceptance Cut-off Time means 1:00 p.m. (New York City time) on 9 July 2024, as may be extended by Bidco with the consent of the Irish Takeover Panel (if required) in accordance with the Irish Takeover Rules;
the Offer becoming unconditional as to acceptances means at the Acceptance Unconditional Time, Bidco determines the Acceptance Condition has become, or Bidco declares it to be, satisfied, fulfilled or, to the extent permitted, waived, whether or not any other Condition to the Offer is or remains to be satisfied;
the Offer becoming unconditional in all respects (and similar terms) means all of the Conditions to the Offer (other than the Acceptance Condition) becoming, or being declared, satisfied, fulfilled or, to the extent permitted, waived, whether or not the Acceptance Condition continues to be satisfied, and references to the Offer having become, or having been declared, unconditional in all respects shall be construed accordingly;
a person acting in concert with Bidco is a reference to a person acting, or deemed to be acting, in concert with Bidco for the purposes of the Irish Takeover Rules and/or the Offer;
send, sent or sending or a similar expression in relation to any document, announcement or other information shall include distribution in hard copy form or electronic form or publication on a website in such manner as shall be permitted by the Irish Takeover Rules or otherwise with the Irish Takeover Panel’s consent;
Day 39 means 2 July 2024;
Day 46 means 9 July 2024; and
an extension of the Offer includes an extension of the Acceptance Unconditional Time and/or the Expiration Time.
1	Acceptance period
1.1
The Offer will initially be open for acceptance until the Expiration Time. Bidco reserves the right (but will not be obliged, other than as may be required by the Irish Takeover Rules) at any time and from time to time after that date to extend the Offer and, in such event, it will make a public announcement of such extension as described in paragraph 3 below and give oral or written notice of such extension to the Exchange Agent. If the Offer has not become unconditional as to acceptances by the Acceptance Unconditional Time, Bidco may extend the Acceptance Cut-off Time and the Acceptance Unconditional Time to provide additional time for the Acceptance Condition to be satisfied, fulfilled or, to the extent permitted, waived, provided the Pre-Acceptance Unconditional Period may not be extended past the Acceptance Unconditional Outside Time without the consent of the Irish Takeover Panel. There can be no assurance, however, that Bidco will, in such circumstances, extend the Pre-Acceptance Unconditional Period and, if no such extension is made, or if the Offer has not become unconditional as to acceptances by the Acceptance Unconditional Outside Time, the Offer will lapse and no MariaDB Shares will be purchased pursuant to the Offer.

1.2
Although no revision is contemplated, if Bidco revises the Offer to extend the Pre-Acceptance Unconditional Period, the Pre-Acceptance Unconditional Period will remain open for acceptance for a period of at least fourteen calendar days (or such other period as may be permitted by the Irish Takeover Panel and in accordance with applicable US tender offer rules) after the date on which Bidco sent a revised offer document to MariaDB Shareholders. Except with the consent of the Irish Takeover Panel, no extension of the Pre-Acceptance Unconditional Period may be made after Day 46.

1.3
The Offer, whether revised or not, shall not (except with the consent of the Irish Takeover Panel) be capable of becoming unconditional as to acceptances, and accordingly the Pre-Acceptance Unconditional Period is not (except with the consent of the Irish Takeover Panel) capable of being extended, after the Acceptance

Unconditional Outside Time. If Bidco cannot determine by the Acceptance Condition Outside Time that (i) the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived, and (ii) all other Conditions will be satisfied, fulfilled or, to the extent permitted, waived by the Expiration Time, the Offer will lapse in the absence of a competing bid and/or unless the Irish Takeover Panel agrees otherwise. If the Offer lapses for any reason, the Offer shall cease to be capable of further acceptance and Bidco and MariaDB Shareholders shall cease to be bound by prior acceptances.
1.4
WHILE YOU HAVE UNTIL THE EXPIRATION TIME TO COMPLETE YOUR TENDER, IF BIDCO CANNOT DETERMINE AT THE ACCEPTANCE UNCONDITIONAL TIME (AS IT MAY BE EXTENDED AS DESCRIBED HEREIN) THAT (I) THE ACCEPTANCE CONDITION HAS BEEN SATISFIED, FULFILLED OR, TO THE EXTENT PERMITTED, WAIVED, AND (II) ALL OTHER CONDITIONS WILL BE SATISFIED, FULFILLED OR, TO THE EXTENT PERMITTED, WAIVED BY THE EXPIRATION TIME, THE OFFER WILL LAPSE AND THERE WILL BE NO POST-ACCEPTANCE UNCONDITIONAL PERIOD. THEREFORE, MARIADB SHAREHOLDERS ARE STRONGLY ENCOURAGED TO TENDER THEIR MARIADB SHARES AS SOON AS POSSIBLE AND PRIOR TO THE ACCEPTANCE CUT-OFF TIME.

1.5
If Bidco determines that the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived at the Acceptance Unconditional Time, it will make a public announcement of the occurrence of the Acceptance Unconditional Time as described in paragraph 3 below and give oral or written notice of such extension to the Exchange Agent. Bidco will only announce the occurrence of the Acceptance Unconditional Time and the start of the Post-Acceptance Unconditional Period if it has determined at such time that the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived and that all other Conditions will be satisfied, fulfilled or, to the extent permitted, waived by the Expiration Time. After the Acceptance Unconditional Time, the Pre-Acceptance Unconditional Period will end, the Offer will be declared unconditional as to acceptances, and the Post-Acceptance Unconditional Period will begin. The Post-Acceptance Unconditional Period will not be less than fourteen calendar days from the end of the Pre-Acceptance Unconditional Period.

1.6
If, during the Offer Period, a competing offer or other competitive situation arises (as determined by the Irish Takeover Panel) after a no increase and/or no extension statement (as defined in the Irish Takeover Rules) has been made by, or on behalf of, Bidco in relation to the Offer, Bidco may, if it has, with the consent of the Irish Takeover Panel, specifically reserve the right to do so at the time such statement is made, or otherwise with the consent of the Irish Takeover Panel choose not to be bound by, or withdraw, the statement and, Bidco shall be free to extend and/or revise the Offer (including, with the consent of the Irish Takeover Panel, extending the Pre-Acceptance Unconditional Period past the Acceptance Unconditional Outside Time) provided that it complies with the requirements of the Irish Takeover Rules and the US tender offer rules and, in particular, that:

1.6.1
it announces the withdrawal of such statement and that it is free to extend and/or revise the Offer (as appropriate) as soon as possible (and in any event within four Business Days after the date of the firm announcement of the relevant competing offer or other competitive situation);

1.6.2
it notifies MariaDB Shareholders and persons with information rights at the earliest practicable opportunity in writing (and by press release in the United States) to that effect or, in the case of MariaDB Shareholders with registered addresses in Restricted Jurisdictions, or whom Bidco reasonably believes to be nominees, custodians or trustees holding MariaDB Shares for such persons, by an announcement in Ireland at the earliest practicable opportunity.

1.7
Bidco may, if it specifically reserves the right to do so at the time the statement is made (or otherwise with the consent of the Irish Takeover Panel) choose not to be bound by the terms of a no increase and/or no extension statement and may announce and/or send an increased, or improved, offer if it is recommended for acceptance by IBI Corporate Finance (or such other appropriate financial advisor of MariaDB) or in any other circumstance permitted by the Irish Takeover Panel.

1.8
If MariaDB makes an announcement of the kind referred to in Rule 31.9 of the Takeover Rules after Day 39, Bidco may, if it has reserved the right to do so (or otherwise with the consent of the Panel) choose not to be bound by a ‘no increase’ or a ‘no extension’ statement, and to revise or extend the Offer with the consent of the

Panel, provided that Bidco complies with the requirements of the Takeover Rules and in particular that notice to this effect is given as soon as possible (and in any event within four Business Days of the date of MariaDB’s announcement) and MariaDB Shareholders (except those resident in Restricted Jurisdictions) are informed in writing at the earliest opportunity.
2	Acceptance Condition
2.1
Except with the consent of the Irish Takeover Panel or otherwise in accordance with the Irish Takeover Rules, for the purpose of determining if the Acceptance Condition is satisfied, Bidco may only take into account acceptances of the Offer received (and not validly withdrawn) by the Exchange Agent:

2.1.1	at the Acceptance Cut-off Time; or
2.1.2
if the Pre-Acceptance Unconditional Period is extended, such later time(s) and/or date(s) as Bidco may determine, provided that the Pre-Acceptance Unconditional Period may not be extended past the Acceptance Unconditional Outside Time without consent from the Irish Takeover Panel.

2.2
Subject to the Irish Takeover Rules and applicable US tender offer rules, and notwithstanding any other provision of this Part 2, Bidco reserves the right to treat as valid in whole or in part any acceptance of the Offer not validly withdrawn if received by the Exchange Agent or otherwise by, or on behalf of, Bidco that is not entirely in order or in correct form or which is not accompanied by (as applicable) the relevant share certificate(s) and/or other relevant document(s) or is received by it at any place or places or in any form or manner determined by the Exchange Agent or Bidco to be otherwise than as set out in this Offer Document and/or the relevant Acceptance Documents.

2.3
Except as otherwise agreed by the Irish Takeover Panel and notwithstanding the right reserved by Bidco to treat an Acceptance Document as valid even though not entirely in order or not accompanied by relevant documentation:

2.3.1
an acceptance of the Offer will be treated as valid for the purposes of the Acceptance Condition only if the requirements of Rule 10.3, and if applicable, Rule 10.5 of the Irish Takeover Rules are satisfied in respect of it;

2.3.2
a purchase of MariaDB Shares by Bidco or its nominee(s) will be treated as valid for the purposes of the Acceptance Condition only if the requirements of Rule 10.4 and, if applicable, Rule 10.5 of the Irish Takeover Rules are satisfied in respect of it; and

2.3.3
before the Offer may become or be declared unconditional as to acceptances the Exchange Agent must issue a certificate to Bidco which states the number of MariaDB Shares Affected in respect of which acceptances have been received and the number of MariaDB Shares Affected otherwise acquired, at the Acceptance Cut-off Time (as it may be extended as described herein), which comply with the provisions of this paragraph 2.3. A copy of such certificate will be sent to the Irish Takeover Panel and MariaDB’s financial adviser(s) as soon as possible after it is issued.

2.4
For the purpose of determining whether the Acceptance Condition has been satisfied at the Acceptance Unconditional Time (as it may be extended as described herein), Bidco will not be bound, unless otherwise determined by the Irish Takeover Panel, to take account of any MariaDB Shares which have been unconditionally allotted or issued or which arise as the result of the exercise of subscription, conversion or other rights before that determination takes place, unless written notice containing the details of the allotment or issue or conversion of which, containing all relevant details, has been received before that time by the Exchange Agent from MariaDB or its agents. Notice by email transmission or other electronic transmissions or copies of such notice of the allotment or issue or conversion will not be sufficient for this purpose. Prior to the Acceptance Unconditional Time, Bidco may determine (in its sole discretion and in accordance with the terms described herein), that the Acceptance Condition will be reduced to having received valid acceptances in respect of not less than 50% of the MariaDB Shares Affected by the Acceptance Cut-off Time (unless extended). If such a determination is made, Bidco will promptly announce the revised Acceptance Condition. All other terms of the Offer, including the procedures for MariaDB Shareholders to accept the Offer, would remain the same.

2.5	So long as the Offer was declared unconditional as to acceptances at the Acceptance Unconditional Time (as it may be extended as described herein), if acceptances fall below the Acceptance Condition (as it may have been amended or waived, to the extent permitted, on or prior to the Acceptance Unconditional Time) due to withdrawals during the Post-Acceptance Unconditional Period, Bidco will still be required to close the Offer.
3	Announcements
3.1
Without prejudice to paragraph 4.2 of this Part 2, by 8:00 a.m. (New York City time) on the next Business Day (the relevant day) following the day on which the Offer is due to become or is declared unconditional as to acceptances, due to expire, or is revised or extended, as the case may be, Bidco will make an appropriate announcement in accordance with Rule 30.1 of the Irish Takeover Rules. In the announcement Bidco will state (unless otherwise permitted by the Irish Takeover Panel) the total number of MariaDB Shares Affected (as nearly as practicable):

3.1.1
for which acceptances of the Offer have been received (showing the extent, if any, to which such acceptances have been received from persons acting or deemed to be in concert (for the purposes of the Irish Takeover Rules and in relation to the Offer) with Bidco);

3.1.2	acquired or agreed to be acquired by or on behalf of Bidco or any person acting or deemed to be in concert with Bidco during the Offer Period;
3.1.3	held by or on behalf of Bidco or any person acting or deemed to be acting in concert with Bidco prior to the Offer Period;
3.1.4	for which acceptances of the Offer have been received and which were subject to an irrevocable commitment or a letter of intent procured by Bidco or any person acting in concert with Bidco; and
3.1.5
in respect of which Bidco or any person acting in concert with it has an outstanding irrevocable commitment or a letter of intent, including those details of the nature of the commitment or letter as are prescribed by Rule 2.9(a), and will specify the percentage of MariaDB Shares Affected represented by each of these figures.
3.2
The announcement will include a statement of the total number of MariaDB Shares Affected which Bidco may count towards the satisfaction of the Acceptance Condition and the percentage of the Maximum MariaDB Shares Affected represented by this figure.

3.3
The announcement will also state details of any relevant securities of MariaDB in which Bidco or any person acting in concert with Bidco is interested, or in respect of which it holds a short position, in each case specifying the nature of the interest or short position concerned.

3.4
In calculating the number of MariaDB Shares represented by acceptances and/or purchases, Bidco may include only acceptances and purchases if they could be counted towards fulfilling the Acceptance Condition under Rules 10.3 and 10.4 and, if appropriate, Rule 10.5 of the Irish Takeover Rules unless the Irish Takeover Panel agrees otherwise. Subject to this, Bidco may include or exclude, for announcement purposes, acceptances and purchases not in all respects in order or which are subject to verification.

3.5
Any decision to extend the Acceptance Unconditional Time will be announced by 8:00 a.m. (New York City time) on the relevant day or such later time(s) and/or date(s) as the Irish Takeover Panel may agree. The announcement will state the next time and date on which the Pre-Acceptance Unconditional Period will expire and inform MariaDB Shareholders that they may accept the Offer or withdraw their acceptance at any time until the end of the Pre-Acceptance Unconditional Period, as extended, provided the Pre-Acceptance Unconditional Period will not be extended past the Acceptance Unconditional Outside Time without the consent of the Irish Takeover Panel. If the Pre-Acceptance Unconditional Period is extended, the Expiration Time of the Offer will also be extended such that the Post-Acceptance Unconditional Period runs for at least fourteen calendar days following the Acceptance Unconditional Time, and the announcement will also state the new Expiration Time.

3.6
If Bidco has determined that the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived, at the Acceptance Unconditional Time and the Offer has become unconditional as to acceptances (with the result that the Pre-Acceptance Unconditional Period has ended), the announcement to be made by 8:00 a.m. (New York City time) on the relevant day or such later time(s) and/or date(s) as the Irish Takeover Panel may agree will state that the Offer has been declared unconditional as to acceptances, the Post-Acceptance Unconditional Period has begun and the Offer will remain open until the Expiration Time, which shall be a period of not less than fourteen calendar days after the end of the Pre-Acceptance Unconditional Period.
3.7
So long as the Offer was declared unconditional as to acceptances at the Acceptance Unconditional Time (as it may be extended as described herein), then, at the Expiration Time, Bidco shall announce by 8:00 a.m. (New York City time) on the relevant day or such later time(s) and/or date(s) as the Irish Takeover Panel may agree that the Offer is unconditional in all respects (with the result that the Offer Period has ended) and the date the closing of the Offer is expected to occur.

3.8
In this Appendix 1, references to the making of an announcement or the giving of notice by, or on behalf of, Bidco include the release of an announcement by Bidco's public relations consultants (on behalf of Bidco) to the press and the delivery by hand or telephone or other electronic transmission of an announcement through a regulatory information service. A press release or other announcement made otherwise than through a regulatory information service will be notified simultaneously through a regulatory information service (unless otherwise agreed by the Irish Takeover Panel).

4	Rights of withdrawal
4.1
As set forth in this paragraph 4, acceptances of and elections under the Offer may be withdrawn up until the Expiration Time by written notice or otherwise, in the manner set out in paragraph 4.4 of this Part 2. Acceptances of the Offer that are not validly withdrawn by the Expiration Time may not be withdrawn.

4.2
If Bidco fails to comply by 3:30 p.m. (New York City time) on the Business Day after the Expiration Time (or such later time(s) and/or date(s) as the Irish Takeover Panel may agree) with any of the other requirements specified in paragraph 3.1 of this Part 2, an accepting MariaDB Shareholder may (unless the Irish Takeover Panel agrees otherwise) withdraw its acceptance of the Offer by written notice or otherwise in accordance with paragraph 4.4 of this Part 2.

4.3
All questions as to the validity (including time of receipt) of any notice of withdrawal will be determined by Bidco whose determination (except as required by the Irish Takeover Panel) will be final and binding, save that MariaDB Shareholders are not foreclosed from challenging such determination in a court of competent jurisdiction which includes Ireland and the United States. None of Bidco, K1, Lazard, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification or for any determination under this paragraph 4.

4.4
In this paragraph 4, written notice (including any letter of appointment, direction or authority) means notice in writing signed by the relevant accepting MariaDB Shareholder(s) (or his/their agent(s) duly appointed in writing and evidence of whose appointment satisfactory to Bidco is produced with the notice) given by post to the Exchange Agent at 150 Royall Street, Canton, MA 02021 or online via the web-platform established by the Exchange Agent for the purposes of the Offer (further details of which are set out in the Letter of Transmittal). To be effective, a written notice must be received on a timely basis by the Exchange Agent and must specify the name of the person who has tendered the MariaDB Shares, the number of MariaDB Shares to be withdrawn and the name of the registered holder of those MariaDB Shares, if different from the name of the person whose acceptance is to be withdrawn. A notice which is postmarked in, or otherwise appears to Bidco or its agents to have been sent from, a Restricted Jurisdiction may not be treated as valid. In the case of MariaDB Shares held through the Book-Entry Transfer Facility, a MariaDB Shareholder may withdraw its prior tender (provided that withdrawals are permitted at such time) by instructing the applicable broker or other securities intermediary to deliver a notice of withdrawal to the Exchange Agent through the Book-Entry Transfer Facility's procedures.

5	Revised Offer
5.1
Although no revision is contemplated, if Bidco revises the Offer (either in its terms and conditions or in the value or nature of the consideration offered or otherwise), the benefit of the revised offer will, subject to this paragraph 5 and paragraph 7 of this Part 2, be made available to any MariaDB Shareholder who has accepted the Offer (in its original or any revised form(s) including as revised by the Offer) and who has not validly withdrawn such acceptance (a “previous acceptor”) if any such revised offer represents, on the date on which it is announced (on such basis as Bidco’s financial advisers may consider appropriate), an improvement (or no diminution) in the value of the consideration offered compared with the consideration or terms previously offered or in the overall value received and/or retained by a MariaDB Shareholder. The acceptance by or on behalf of a previous acceptor will, subject as provided in this paragraph 5 and paragraph 7 of this Part 2 be deemed an acceptance of the revised offer and will constitute the separate appointment of each of Bidco and any director or executive officer of, or other person authorised by Bidco as his, her or its true and lawful attorney and/or agent with authority (in the attorney's or agent's sole discretion):
5.1.1	to accept the revised offer on behalf of such previous acceptor;
5.1.2
if the revised offer includes alternative form(s) of consideration, to make elections for and/or accept the alternative form(s) of consideration on his behalf in the proportions the attorney and/or agent in its absolute discretion thinks fit; and

5.1.3	to execute on his behalf and in his name all further documents (if any) and to do all things (if any) as may be required to give effect to such acceptances and/or elections.
In making any election and/or acceptance, the attorney and/or agent will take into account the nature of any previous acceptance(s) or election(s) made by or on behalf of the previous acceptor and other facts or matters he may reasonably consider relevant. The attorney and/or agent shall not be liable to any MariaDB Shareholder or any other person in making such election and/or acceptance or in making any determination in respect thereof. Any such revision will be made in accordance with paragraph 5.5 of this Part 2.
5.2
The deemed acceptance and/or election referred to in paragraph 5.1 of this Part 2 shall not apply, and the power of attorney and the authorities conferred by that paragraph shall not be exercised to the extent that a previous acceptor lodges with the Exchange Agent the relevant Acceptance Documents in which he, she or it validly elects to receive the consideration receivable by him under such revised offer in some other manner.

5.3
The powers of attorney and authorities conferred by this paragraph 5 and any acceptance of a revised offer and/or any election in relation to it shall be irrevocable unless and until the previous acceptor withdraws his acceptance having been entitled to do so under paragraph 4 (Rights of withdrawal) of this Part 2.

5.4
Bidco and the Exchange Agent reserve the right to treat an executed Acceptance Document relating to the Offer (in its original or any previously revised form(s)) which is received (or dated) after the announcement or issue of any revised offer as a valid acceptance of the revised offer (and where applicable a valid election for the alternative forms of consideration). That acceptance will constitute an authority in the terms of paragraph 5.1 of this Part 2, mutatis mutandis, on behalf of the relevant MariaDB Shareholder.

5.5
If Bidco makes a material change in the terms of the Offer or it waives a material condition prior to the end of the Offer Period, Bidco will make appropriate disclosure and extend the Offer Period to the extent required by Rules 14(d)-4(d), 14(d)-6(c) and 14e-1 under the US Exchange Act. The minimum period of such extension following material changes in its terms, other than a change in the price or consideration offered, will depend on the facts and circumstances then existing, including the materiality of the changes. With respect to a change in price or consideration offered, a minimum of ten US Business Days is required to allow for adequate dissemination to MariaDB Shareholders.

6	General
6.1
The Offer will lapse unless Bidco determines at the Acceptance Unconditional Time (as it may be extended as described herein) that (i) the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived, and (ii) all other conditions will be satisfied, fulfilled or, to the extent permitted, waived by the Expiration Time.

6.2	If the Offer lapses or is withdrawn for any reason:
6.2.1	it will not be capable of further acceptance;
6.2.2
accepting MariaDB Shareholders and Bidco will cease to be bound by any Acceptance Documents (including, but not limited to, and Letters of Transmittal) submitted by (or on behalf of) MariaDB Shareholders before the time the Offer lapses;

6.2.3
in the case of MariaDB Shares held in certificated form, completed Letters of Transmittal, the relevant share certificate(s) and/or other document(s) of title will be returned by post (or such other method as may be approved by the Irish Takeover Panel) promptly after the Offer lapsing or being withdrawn, at the risk of the MariaDB Shareholder in question, to the person or agent whose name and address (outside a Restricted Jurisdiction) is set out in the relevant box in the Letter of Transmittal or, if none is set out, to the first named holder at his or her registered address (outside a Restricted Jurisdiction); and
6.2.4
in the case of MariaDB Shares held in uncertificated form, the Exchange Agent will, promptly after the Offer lapses, credit such MariaDB Shares delivered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility to the original accounts at the Book-Entry Transfer Facility from which they were tendered.

6.3	Settlement of the consideration to which any holder of MariaDB Shares is entitled under the Offer:
6.3.1	will be effected in the manner described in this Offer Document promptly and no later than three Business Days after the Expiration Time; and
6.3.2
will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Bidco may otherwise be, or claim to be, entitled against that MariaDB Shareholder.

6.4	Subject to paragraph 7 of this Part 2, Bidco reserves the right not to send any consideration to an address in a Restricted Jurisdiction.
6.5
The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Acceptance Documents constitute part of the terms of the Offer. Words and expressions defined in this Offer Document have the same meaning when used in the Acceptance Documents unless the context requires otherwise. The provisions of this Appendix 1 shall be deemed to be incorporated and form part of the Acceptance Documents.

6.6
The Offer is made in respect of all MariaDB Shares Affected. Any omission or failure to send this Offer Document, the Acceptance Documents, or any other document relating to the Offer and/or notice required to be sent under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is, or should be, made shall not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person. Subject to the provisions of paragraph 7 of Part 2 of this Appendix 1, the Offer is made to any MariaDB Shareholder to whom this Offer Document and the Acceptance Documents may not be sent or by whom such documents may not be received, and these persons may collect these documents from the Information Agent at 1290 Avenue of the Americas, 9th Floor New York, NY 10104.

6.7
If the Offer becomes or is declared unconditional in all respects and sufficient acceptances have been received at the Expiration Time (and in all cases within four months of 24 May 2024), following closing of the Offer, Bidco intends to apply the provisions of Sections 456 to 460 of the Companies Act 2014 to acquire compulsorily any outstanding MariaDB Shares not acquired or agreed to be acquired pursuant to the Offer or otherwise. As soon as the Offer has closed and as soon as it is appropriate and possible to do so, Bidco intends to deregister the MariaDB Shares under the US Exchange Act and delist the MariaDB Shares from the NYSE as well as procure that MariaDB is re-registered as a private company under the relevant provisions of the Companies Act 2014.

6.8
No acknowledgement of receipt of any Acceptance Document or transfer through the Book-Entry Transfer Facility, communication, notice, share certificate(s) or document(s) of title will be given by or on behalf of Bidco. All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from MariaDB Shareholders (or their designated agents) will be delivered by or sent to or from them (or their designated agent(s)) at their own risk.

6.9	Bidco reserves the right to notify any matter, including the making of the Offer, to an MariaDB Shareholder:
6.9.1	with a registered address outside Ireland or the United States; or
6.9.2	whom Bidco knows to be a custodian, trustee or nominee holding MariaDB Shares for persons who are citizens, residents or nationals of jurisdictions outside Ireland or the United States, by announcement or by paid advertisement in a newspaper or newspapers published and circulated in Ireland and the United States. The notice will be deemed to have been sufficiently given, despite any failure by an MariaDB Shareholder to receive or see that notice. A reference to a notice or the provision of information in writing by or on behalf of Bidco is to be construed accordingly.

6.10
Subject to paragraph 7 of this Part 2, the Offer was made on 24 May 2024 and is capable of acceptance therefrom. Copies of this Offer Document, the Letter of Transmittal and any related documents are available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, for inspection on the website maintained by K1 in relation to the Offer at www.k1.com/meridian-offer-update and from the Exchange Agent at the addresses specified in paragraph 6.6 of this Part 2.

6.11	The Offer is governed by the laws of Ireland and the United States and is subject to the jurisdiction of the courts of Ireland and the United States.
6.12
The MariaDB Shares will be acquired pursuant to the Offer fully paid and free from all Encumbrances and together with all rights now or hereafter attaching thereto including without limitation voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid, or any other return of capital (whether by reduction of share capital or share premium account or otherwise) made on or after the date of the Firm Announcement.

6.13
In the event that any dividend (or other distribution) is paid or becomes payable after the date of the Firm Announcement, Bidco will reduce the Offer consideration by the amount of any such dividend or other distribution which is paid or becomes payable by MariaDB to MariaDB Shareholders. If Bidco exercises the right to reduce the Offer consideration by all or part of the amount of a dividend (or other distribution) that has not been paid, MariaDB Shareholders will be entitled to receive and retain that dividend (or other distribution).

6.14
All references in this Appendix 1 to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

6.15	Any references in this Appendix 1 to the return or sending of documents by post shall extend to the return or sending by such other method as the Irish Takeover Panel may approve.
6.16
If the Irish Takeover Panel requires Bidco to make an offer for MariaDB Shares under the provisions of Rule 9 of the Irish Takeover Rules, Bidco may make such alterations to the conditions of the Offer, including the Acceptance Condition, as are necessary to comply with the provisions of that Rule. Rule 9 of the Irish Takeover Rules would be triggered if Bidco (or any party acting in concert with Bidco) were to acquire, outside of the Offer, shares representing at least 30% of the voting rights in MariaDB. In those circumstances and unless the Irish Takeover Panel consents otherwise, Bidco would be required to make a mandatory cash offer for the remaining outstanding shares in MariaDB at a price not less than the highest price paid for the shares by Bidco (or any parties acting in concert with Bidco) during the previous 12 months. This mandatory cash offer would not be permitted by the Irish Takeover Rules to have any conditionality except for (i) a more than 50% acceptance condition; and (ii) very limited anti-trust related conditions in accordance with Rule 12 of the Irish Takeover Rules. Therefore, if Rule 9 was triggered during the Offer Period, Bidco would be required to amend the above conditions to remove any further conditionality from its mandatory cash offer. Bidco does not intend to make purchases of MariaDB Shares outside of the Offer during the Offer Period.

6.17
In relation to any acceptances of the Offer in respect of a holding of MariaDB Shares which are in uncertificated form, Bidco reserves the right to make such alterations, additions or modifications to the terms of the Offer as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of DTC or otherwise, provided such alterations, additions or modifications are consistent with the requirements of the Irish Takeover Rules or are otherwise made with the consent of the Irish Takeover Panel.

7	Overseas Shareholders
7.1
The making or acceptance of the Offer in, or to or by persons resident in or nationals or citizens of jurisdictions outside Ireland and the United States, or to persons who are, or were, custodians, nominees or trustees of, citizens, residents or nationals of such jurisdictions (“overseas persons”) may be prohibited or affected by the laws of the relevant jurisdiction. Such persons should fully inform themselves about and observe any applicable legal requirements.

7.2
It is the responsibility of any overseas persons receiving a copy of this Offer Document and/or form of acceptance and wishing to accept the Offer to satisfy themselves as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection with the Offer, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities and the payment of any issue, transfer, or other taxes due in such jurisdiction. Each overseas person will be responsible for any such issue, transfer or other taxes and duties or other payments due in any overseas jurisdiction in respect of his acceptance of the Offer by whomsoever they are payable and shall indemnify and hold harmless K1, Bidco, Lazard, the Exchange Agent and all persons acting on behalf of any of them in respect of such issue, transfer or other taxes and duties or other payments which they or their agents may be required to pay.
If you are an overseas person and you are in any doubt about your position, you should consult your independent financial advisor in the relevant jurisdiction.
7.3
The Offer is not being made, directly or indirectly, in or into or by the use of mails, or by any means or instrumentality (including, without limitation, email or facsimile transmission, telex, telephone, internet or other forms of electronic communication) of interstate or foreign commerce, or of any facility of a national securities exchange, of any Restricted Jurisdiction and, subject to certain exceptions, the Offer cannot be accepted by any such use, means, instrumentality or facility or from within any Restricted Jurisdiction. Accordingly, copies of this Offer Document, the Acceptance Documents and any other accompanying documents are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent, into or from any Restricted Jurisdiction and persons receiving this Offer Document, the Acceptance Documents and any other accompanying documents (including custodians, nominees and trustees) should observe these restrictions and must not mail or otherwise distribute or send them in, into or from any Restricted Jurisdictions, as doing so may invalidate any purported acceptance of the Offer.

7.4
Envelopes containing Acceptance Documents, evidence of title or other documents relating to the Offer should not be postmarked in any Restricted Jurisdiction or otherwise sent from any Restricted Jurisdiction. All acceptors of the Offer must provide an address outside of a Restricted Jurisdiction for the receipt of the consideration to which they are entitled under the Offer or for the return of the relevant MariaDB share certificates and/or other documents of title in relation to their MariaDB Shares; otherwise, any purposed acceptance may be rendered invalid. Bidco reserves the right, in its absolute discretion, to treat any acceptance as invalid if it believes that such acceptance may violate applicable legal or regulatory requirements.

7.5	A MariaDB Shareholder will, subject to paragraphs 8.6 and 8.9 of this Part 2 and applicable laws, be deemed not to have validly accepted the Offer if:
7.5.1
such party has a registered address in a Restricted Jurisdiction and does not insert in the Special Payment and Delivery Form section of the Letter of Transmittal the name and address of a person or agent outside a Restricted Jurisdiction to whom he wishes the consideration to which he is entitled under the Offer to be sent, subject to the provisions of this paragraph and applicable laws;

7.5.2
such party inserts in the Special Payment and Delivery Form section of the Letter of Transmittal the name and address of a person or agent in a Restricted Jurisdiction to whom such party wishes the consideration to which such party is entitled under the Offer to be sent; or

7.5.3
in any case, the Acceptance Document(s) received from such party is received in an envelope postmarked in, or which otherwise appears to Bidco or its agents to have been sent from, or otherwise evidences use of any means or instrumentality of interstate or foreign commerce of a Restricted Jurisdiction.

7.6
Bidco reserves the right, in its sole discretion, to investigate, in relation to any acceptance whether the representation and warranty set out in paragraph 1.10 of Part 3 of this Appendix 1 could have been truthfully given by the relevant MariaDB Shareholder and, if such investigation is made and, as a result, Bidco cannot satisfy itself that such representation and warranty was true and correct, such acceptance shall not, subject to paragraph 7.9 of this Part 2, below, be valid.

7.7
If, in connection with the making of the Offer, and notwithstanding the restrictions described above, any person (including without limitation, custodians, nominees or trustees), whether pursuant to a contractual or legal obligation or otherwise, sends, forwards or otherwise distributes this Offer Document, the relevant Acceptance Document or any related documents, in, into or from a Restricted Jurisdiction or uses the mails of, or any means or instrumentality (including, without limitation, email or facsimile transmission, telex, telephone, internet or other forms of electronic communication) of interstate or foreign commerce of, or any facility of a national securities exchange of a Restricted Jurisdiction in connection with such action, such person should:

7.7.1	inform the recipient of such fact;
7.7.2	explain to the recipient that such action may invalidate any purported acceptance or election by the recipient; and
7.7.3	draw the attention of the recipient to this paragraph 7.
7.8
Notwithstanding the restrictions described above, Bidco will retain the right to permit the Offer to be accepted if, in its sole discretion, it is satisfied that the transaction in question is exempt from or not subject to the legislation or regulation giving rise to the restriction in question.

7.9
Notwithstanding the foregoing, the provisions of this paragraph 7 and/or any other terms of the Offer relating to overseas security holders may be waived, varied or modified as regards specific MariaDB Shareholders or on a general basis by Bidco in its absolute discretion. In particular, notwithstanding the provisions of this paragraph 7, Bidco reserves the right, in its absolute discretion, to treat as valid acceptances received from persons who are unable to give the representation and warranty set out in paragraph 10.1 of Part 3 of this Appendix 1, as the case may be.

7.10
References in this paragraph 7 to an MariaDB Shareholder include references to the person or persons executing Acceptance Documents and, in the event of more than one person executing the Acceptance Documents, the provisions of this paragraph 7 shall apply to them jointly and severally. Subject as aforesaid the provisions of this paragraph 7 supersede any terms of the Offer which are inconsistent herewith. Bidco reserves the right to treat any acceptance of the Offer as invalid where such acceptance would, in the opinion of Bidco, constitute or cause a breach of the laws of the relevant jurisdiction.

7.11
None of Bidco, K1, their financial advisers, the Exchange Agent or any director, officer, agent or other person acting on behalf of any of them shall have any liability to any person for any loss or alleged loss arising from any decision as to the treatment of acceptances of the Offer on any of the bases set out above or otherwise in connection therewith.

7.12
These provisions and any other terms of the Offer relating to overseas shareholders may be waived, varied or modified as regards specific overseas shareholders or on a general basis by K1 and/or Bidco in its absolute discretion. Subject to this discretion, the provisions of this paragraph 7 supersede any terms of the Offer inconsistent with them.

Overseas Shareholders should inform themselves about and observe any applicable legal or regulatory requirements. If you are in any doubt as to your position, you should consult your professional adviser in the relevant territory.

Part 3 Procedure for Acceptance of the Offer for Holders of MariaDB Shares
1	Acceptance of the Offer
General
If you hold your MariaDB Shares directly as the holder of record, complete and sign the Letter of Transmittal (either manually or electronically) (or, in the case of a book-entry transfer, deliver an Agent’s Message in lieu of the Letter of Transmittal) that accompanies this Offer Document (which constitutes the form of acceptance for the Offer for the purposes of the Irish Takeover Rules) in accordance with the instructions set forth therein and mail or electronically deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the Exchange Agent. These materials must be delivered to the Exchange Agent prior to the Expiration Time. See paragraph 1.2 below for further details on the procedures for book-entry transfer.
If you hold your MariaDB Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your MariaDB Shares through ATOP prior to the Expiration Time.
We are not providing for guaranteed delivery procedures. Therefore, MariaDB Shareholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours.
WHILE YOU HAVE UNTIL THE EXPIRATION TIME TO COMPLETE YOUR TENDER, IF BIDCO CANNOT DETERMINE AT THE ACCEPTANCE UNCONDITIONAL TIME (AS IT MAY BE EXTENDED AS DESCRIBED HEREIN) THAT (I) THE ACCEPTANCE CONDITION HAS BEEN SATISFIED, FULFILLED OR, TO THE EXTENT PERMITTED, WAIVED, AND (II) ALL OTHER CONDITIONS WILL BE SATISFIED, FULFILLED OR, TO THE EXTENT PERMITTED, WAIVED BY THE EXPIRATION TIME, THE OFFER WILL LAPSE AND THERE WILL BE NO POST-ACCEPTANCE UNCONDITIONAL PERIOD. THEREFORE, MARIADB SHAREHOLDERS ARE STRONGLY ENCOURAGED TO TENDER THEIR MARIADB SHARES AS SOON AS POSSIBLE AND PRIOR TO THE ACCEPTANCE CUT-OFF TIME.
1.1	MariaDB Shares in electronic, book-entry form or certificated form – tenders pursuant to the Letter of Transmittal
If you are a registered holder of MariaDB Shares in electronic, book-entry form or certificated form and wish to tender your MariaDB Shares pursuant to the Letter of Transmittal:
1.1.1
To validly tender MariaDB Shares pursuant to the Offer you should complete, sign and send the Letter of Transmittal, together with any required signature guarantees, your certificates and any other documents, identification numbers or codes (if any) required by the Letter of Transmittal, to the Exchange Agent at 150 Royall Street, Canton, MA 02021, as soon as possible, or, in the case of the Letter of Transmittal only, online via the web-platform, details of which are set out in the Letter of Transmittal. We are not providing for guaranteed delivery procedures. Therefore, MariaDB Shareholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of the Exchange Agent.

1.1.2
The Exchange Agent must receive these documents by 5:00 p.m. (New York City time) on 23 July 2024, the Expiration Time, (or such later time(s) and/or date(s) to which the Offer may be extended as described herein). Further details on the procedures for acceptance, including representations and warranties you are making by accepting the Offer are set out in the Letter of Transmittal and in paragraph 2 (Other requirements) of this Part 3. The processing office of the Exchange Agent will not be open overnight. Therefore, all physical deliveries of documents required to tender MariaDB Shares must be completed prior to the close of business on the US Business Day prior to the Expiration Time.

1.1.3
If the Cash election box is not completed (and/or the Unlisted Unit Alternative election box is completed in the version of the Letter of Transmittal disseminated on 24 May 2024), but the Letter of Transmittal is otherwise executed correctly, it will be deemed to be an acceptance of the Cash Offer in respect of all MariaDB Shares held by the tendering MariaDB Shareholder tendered pursuant to the Letter of Transmittal.

1.1.4
No signature guarantee is required on the Letter of Transmittal: (i) if the Letter of Transmittal is signed by the registered holder(s) of MariaDB Shares and such holder(s) have not completed either the box entitled Special Payment and Issuance Instructions or the box entitled Special Delivery Instructions on the Letter of Transmittal; or (ii) if MariaDB Shares are tendered for the account of a financial institution that is a member of the Security Transfer Agent Medallion Signature Program or by any other “eligible guarantor institution”, as such term is defined in Rule 17Ad-15 under the US Exchange Act (each of the foregoing being referred to as an “Eligible Institution”).
1.1.5
If the Letter of Transmittal is signed by the registered holder(s) of MariaDB Shares tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the certificates representing such MariaDB Shares (if any) without alteration, enlargement or any other change whatsoever. If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) representing MariaDB Shares tendered, the certificate(s) tendered thereby must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on such certificate(s).

1.1.6
If you wish to tender fewer than all of the MariaDB Shares represented by any certificate delivered to the Exchange Agent in the Cash Offer, you must indicate this in the Letter of Transmittal by completing the box entitled “Number of Shares Tendered.” In such case, except as otherwise provided in the Letter of Transmittal, new certificates representing the remainder of the MariaDB Shares that were represented by the old certificates (if any), but not tendered, will be sent to the registered holder(s) at the address(es) provided on the Letter of Transmittal, unless otherwise provided in the box(es) entitled Special Payment and Issuance Instructions or the box entitled Special Delivery Instructions on the Letter of Transmittal, as soon as practicable after the Expiration Time or the termination of the Offer. All MariaDB Shares represented by certificates delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

1.1.7	The Letter of Transmittal should be:
(a)
accompanied by share certificates in respect of the relevant MariaDB Shares, where the shares are held in certificated form, or such other documents, identification numbers or codes (if any) as are specified in the Letter of Transmittal; or

(b)
in the case of a holding in electronic, book-entry form, covered by a transfer to the Exchange Agent’s account at the book entry transfer facility, details of which are provided on the Letter of Transmittal.

1.1.8
Holders of certificates representing MariaDB Shares that have been mutilated, lost, stolen or destroyed should contact Computershare Trust Company, N.A., the transfer agent for MariaDB Shares, by calling 1-866-644-4127. The transfer agent will provide such holders with all necessary forms and instructions to replace any mutilated, lost, stolen or destroyed certificates.

1.1.9
Further details on the procedures for acceptance, including representations and warranties you are making by accepting the Offer are set out in the Letter of Transmittal and in paragraphs 1.3 - 1.13 of this Part 3.

1.2	MariaDB Shares held through a broker or other securities intermediary in book-entry form through the Book-Entry Transfer Facility (i.e., DTC)
If you hold your MariaDB Shares through a broker or other securities intermediary in book-entry form through the Book-Entry Transfer Facility (that is, you hold your MariaDB Shares in a brokerage or custodian account and through a clearing system):
1.2.1
If you hold your MariaDB Shares through a broker or other securities intermediary, you should follow the instructions sent to you by such securities intermediary. To validly tender shares pursuant to the Offer you should instruct your securities intermediary to deliver your MariaDB Shares by book-entry transfer made to the account maintained by the Exchange Agent at the Book-Entry Transfer Facility, and deliver an Agent’s Message or duly completed Letter of Transmittal and accompanying documents, identification numbers or codes to the Exchange Agent. These steps should be completed by 5:00 p.m. (New York City time) on 23 July 2024, the Expiration Time, (or such later time(s) and/or date(s) to which the Offer may be extended as described herein). The Book-Entry Transfer Facility will cease processing tenders of MariaDB Shares at its close of business on the US Business Day prior to the Expiration Time.

In addition, each participant in the Book-Entry Transfer Facility and other securities intermediary will establish its own cut-off date and time to receive instructions to tender MariaDB Shares in the Offer, which may be earlier than the Expiration Time. You should contact the broker or other securities intermediary through which you hold MariaDB Shares to determine the cut-off date and time applicable to you.
1.2.2
The Exchange Agent has established an account with respect to the MariaDB Shares at the Book-Entry Transfer Facility for the purposes of the Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of MariaDB Shares by causing the Book-Entry Transfer Facility to transfer such MariaDB Shares into the Exchange Agent’s account at the Book-Entry Transfer Facility’s in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. Although delivery of MariaDB Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal) and any other required documents must, in any case, be received by the Exchange Agent prior to the Expiration Time. An “Agent’s Message” delivered in lieu of the Letter of Transmittal means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of the book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering the MariaDB Shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Offer and the Letter of Transmittal and that Bidco may enforce such agreement against the participant.

1.2.3
Further details on the procedures for acceptance, including representations and warranties you are making by accepting the Offer are set out in the Letter of Transmittal and in paragraphs 1.3 - 1.13 of this Part 3.

1.3	Effects of tendering MariaDB Shares
1.3.1
The method of delivery of MariaDB Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering MariaDB Shareholder, and the delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

1.3.2
No alternative, conditional or contingent tenders will be accepted and no fractional MariaDB Shares will be exchanged. All tendering holders of MariaDB Shares, by execution of the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message), waive any right to receive any notice of the acceptance of their MariaDB Shares for exchange.

1.3.3
The Offer in respect of MariaDB Shares shall be deemed (without any further action by the Exchange Agent) accepted upon delivery of the Letter of Transmittal evidencing tendered MariaDB Shares, if any, and any other required documents to the Exchange Agent, or, in the case of a book-entry holder, book-entry transfer of MariaDB Shares to the account maintained by the Exchange Agent at the Book-Entry Transfer Facility and delivery of an Agent’s Message.

1.3.4
Bidco has in its sole discretion, exercised its Rollover Withdrawal Right. Accordingly, the Unlisted Unit Alternative has lapsed, no Topco Rollover Units will be issued and the consideration payable in respect of each tendered MariaDB Share will be settled in cash in accordance with the terms of the Cash Offer. All elections for the Unlisted Unit Alternative that were not withdrawn prior to the date of this Offer Document will be deemed elections for the Cash Offer. Any purported elections for the Unlisted Unit Alternative following the date of this Offer Document will also be deemed elections for the Cash Offer.

1.3.5
The acceptance of the Offer by a tendering holder of MariaDB Shares pursuant to the procedures described above, subject to the withdrawal rights described in paragraph 4 of Part 2 of this Appendix 1, will constitute a binding agreement between the tendering holder of MariaDB Shares and Bidco upon the terms and subject to the conditions of the Offer.

1.4	Additional information
If you are in any doubt as to the procedure for acceptance or if you require additional copies of this Offer Document or the Letter of Transmittal, please call the Information Agent toll-free at (866) 920-4932 or from outside the United States at +1 (781) 896-6949. Please note that, for legal reasons, the Information Agent will be unable to give advice on the merits of the Offer or to provide legal, financial or taxation advice on the contents of this Offer Document. MariaDB Shareholders may also contact their brokers, dealers, banks, trust companies or other nominees for assistance concerning the Offer.
1.5	Other requirements
Without prejudice to the terms of the Letter of Transmittal and the provisions of Parts 1 and 2 of this Appendix 1, by executing the Letter of Transmittal or delivering an Agent’s Message to the Exchange Agent:
1.6
upon, and subject to, the Conditions to and terms of the Offer, and effective on the Offer being declared unconditional as to acceptances as of the Acceptance Unconditional Time and unconditional in all respects by Bidco at the Expiration Time (at which time Bidco will give notice thereof to the Exchange Agent), and if the tendering holder of MariaDB Shares has not validly withdrawn its acceptance as of the Expiration Time:

1.6.1
such tendering holder of MariaDB Shares sells, assigns and transfers to, or upon the order of, Bidco all right, title and interest in and to all MariaDB Shares with respect to which the Offer is accepted; and

1.6.2
such tendering holder of MariaDB Shares irrevocably constitutes and appoints each of Bidco and any director or executive officer of, or other person authorised by Bidco as its true and lawful agents, attorneys-in-fact and proxies and with its authority with respect to such MariaDB Shares tendered by such shareholder and accepted for exchange by Bidco, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to, in the agent’s, attorney’s or proxy’s sole discretion:

(a)
to complete and execute all or any form(s) of transfer and/or any other document(s) in connection with acceptance of the Offer which the attorney, agent or proxy may consider necessary or appropriate in relation to the MariaDB Shares;

(b)
have the MariaDB Shares re-registered in the name of or as instructed by Bidco or, if tender is by book-entry transfer, transfer the MariaDB Shares to an account at the Book-Entry Transfer Facility designated by Bidco;

(c)
take such other actions and execute such documents as Bidco may reasonably deem necessary or desirable to give effect to such tendering holder’s acceptance of the Offer in respect of such MariaDB Shares;

(d)	receive all benefits and otherwise exercise all rights of beneficial ownership of such MariaDB Shares;
(e)
subject to the provisions of paragraph 7 of Part 2 of this Appendix 1, to Bidco or its agents to procure the sending by post of the cheque for any cash consideration payable under the Offer, at the risk of the MariaDB Shareholder, to the person or agent whose name and address is set out in the Letter of Transmittal, or to the name and address (if any) set out in Special Payment and Issuance Instructions or the box entitled Special Delivery Instructions or, if none is set out, to the first-named holder at his registered address (outside the Restricted Jurisdictions unless otherwise permitted by Bidco); and/or

(f)
to Bidco or its agents, to record, act and rely on any mandates, instructions, consents or instruments in force relating to payments, notices or distributions which have been entered in the records of MariaDB in respect of his holding of MariaDB Shares (until such are revoked or varied);

1.7
the tendering holder of MariaDB Shares agrees that all prior proxies and powers of attorney and proxies given by such shareholder with respect to such MariaDB Shares will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective);

1.8	the tendering holder of MariaDB Shares agrees that, effective from and after the date of such execution or, if later, the Expiration Time:
1.8.1
Bidco and any director or executive officer of, or person authorised by Bidco shall be entitled to direct the exercise of any votes attaching to MariaDB Shares which have been validly tendered and any other rights and privileges attaching to such MariaDB Shares, including all voting, consent and other rights attaching to such MariaDB Shares as they in their sole discretion may deem proper at any annual or special meeting of MariaDB Shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise, and/or any right to requisition a general meeting of MariaDB or of any class of its securities;

1.8.2
such holder is granting the authority to Bidco or any director or executive officer of, or other person authorised by, Bidco, within the terms of paragraph 5 (Revised Offer) of Part 2 of this Appendix 1;

1.8.3
the execution of the Letter of Transmittal by a holder of MariaDB Shares (together with any signature guarantees) and its delivery to the Exchange Agent, or, in the case of MariaDB Shares in book-entry form, the book-entry transfer of MariaDB Shares to the account maintained by the Exchange Agent at the Book- Entry Transfer Facility and delivery of an Agent’s Message, shall constitute in respect of MariaDB Shares which have been accepted for exchange by Bidco:

(h)
an authority to MariaDB and/or its respective agents from the holder of such accepted MariaDB Shares to send any notice, circular, warrant, document or other communications that may be required to be sent to him as a holder of MariaDB Shares to Bidco at its registered office;

(i)
an authority to Bidco and any director or executive officer of, or other person authorised by Bidco to sign any consent to short notice of a general meeting or separate class meeting on behalf of the holder of such accepted MariaDB Shares and/or to execute a form of proxy in respect of the accepted MariaDB Shares appointing any person nominated by Bidco to attend general meetings and separate class meetings of MariaDB or any adjournment thereof and to exercise the votes attaching to any such MariaDB Shares on his behalf; and

(j)
the agreement of the tendering holder of such accepted MariaDB Shares not to exercise any such rights without the consent of Bidco and the irrevocable undertaking of such tendering holder of such accepted MariaDB Shares not to appoint a proxy for or to attend any such general meetings or separate class meetings; and

1.8.4
in the case of MariaDB Shares held through a broker, dealer, commercial bank, trust company or other nominee, the creation of a Depository Trust Company payment obligation in favour of his payment bank in accordance with Depository Trust Company payment arrangements shall discharge in full any obligation of Bidco to pay him the cash portion of the purchase price to which he is entitled pursuant to the Offer;

1.9	the tendering holder of MariaDB Shares represents and warrants that:
1.9.1
the tendering holder of MariaDB Shares owns the MariaDB Shares being tendered (and any and all dividends, distributions, rights, other MariaDB Shares or other securities issuable, payable or distributable in respect thereof on or after the date of this Offer Document (but not actually issued, paid, or distributed) (collectively, “Distributions”));

1.9.2
the tendering holder of such MariaDB Shares has the full power and authority to accept the Offer and to tender, sell, assign and transfer such holder’s MariaDB Shares (and all Distributions) tendered in the Offer;

1.9.3
Bidco will acquire good, marketable and unencumbered title to any MariaDB Shares which are accepted for exchange by Bidco, free from all liens, restrictions, charges, encumbrances, rights of pre-emption, other third party rights and other interests of any nature whatsoever and together with all rights now or hereafter attaching thereto including without limitation voting rights and, subject to paragraph 6.13 of Part 2 of Appendix 1, the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid, or any other return of capital (whether by reduction of share capital or share premium account or otherwise) made on or after the date of this Offer Document;

1.9.4
the tendering holder of MariaDB Shares which have been accepted for exchange by Bidco will, upon request, execute any additional documents and take all other such necessary actions as deemed by the Exchange Agent or Bidco to be necessary or desirable to complete the sale, assignment and transfer of MariaDB Shares in respect of which the Offer is being accepted and, for the avoidance of doubt, to perfect any of the authorities and/or secure the full benefit of the authorities and powers of attorney expressed to be granted under the Letter of Transmittal or this Appendix 1;

1.9.5
the MariaDB Shareholder will do all such acts and things as shall be necessary or expedient to vest in Bidco or its nominee(s) or such other persons as Bidco may decide the MariaDB Shares for which an acceptance of the Offer has been given under paragraph 1 of this Part 3 (which has not been validly withdrawn), and will ratify each and every act or thing which may be done or effected by Bidco or the Exchange Agent or any officer of Bidco or the Exchange Agent or their respective agents, or by MariaDB or its agents, as the case may be, in the proper exercise of any of their powers and/or authorities under this Part 3;

1.10	the tendering holder of MariaDB Shares represents and warrants to Bidco and the Exchange Agent that such tendering holder of MariaDB Shares which have been accepted for exchange by Bidco:
1.10.1
has not received or sent copies or originals of this Offer Document, the Letter of Transmittal or any related offering documentation in, into or from any jurisdiction where it would be unlawful to make the Offer;

1.10.2
has not used in connection with the Offer or the execution or delivery of the Letter of Transmittal, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, email or facsimile transmission, telex, telephone, internet or other forms of electronic communication) of interstate or foreign commerce of, or any facilities of a national securities exchange of any jurisdiction where it would be unlawful to make the Offer;

1.10.3
is accepting the Offer from outside a jurisdiction where it would be unlawful to make the Offer and has not signed the Letter of Transmittal in any jurisdiction where it would be unlawful to make the Offer; and

1.10.4
is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given all instructions with respect to the Offer from outside a jurisdiction where it would be unlawful to make the Offer;

1.11
the tendering holder of MariaDB Shares agrees that, if any provisions of this Appendix 1 shall be unenforceable or invalid or shall not operate so as to afford Bidco, the Exchange Agent and/or any director, executive officer, agent or other person authorised by Bidco the benefit of any authority expressed to be given therein, he shall, with all practicable speed, do all such acts and things and execute all such documents and give all such assurances that may be required or desirable to enable Bidco, the Exchange Agent and/or any director, executive officer, agent or any other person authorised by Bidco to secure the full benefit of this Appendix 1;

1.12
the tendering holder of MariaDB Shares agrees that the terms and conditions of the Offer contained in this Offer Document shall be deemed to be incorporated in, and form part of, the Letter of Transmittal which shall be read and construed accordingly and that on execution the Letter of Transmittal will take effect as a deed; and

1.13
the tendering holder of MariaDB Shares agrees that the Offer is governed by the laws of Ireland and the United States and will be subject to the jurisdiction of the courts of Ireland and the United States and that execution of the Letter of Transmittal constitutes his submission to the jurisdiction of the courts of Ireland and the United States in relation to all matters arising in connection with the Offer and the Letter of Transmittal.

APPENDIX 2

FINANCIAL INFORMATION RELATING TO MARIADB, TOPCO AND BIDCO
1	The following information referred to in this Appendix 2 has been incorporated into this Offer Document by reference in accordance with Rule 24.15 of the Irish Takeover Rules.
The information incorporated by reference is considered to be part of this Offer Document, and information that MariaDB files later with the SEC will automatically update and supersede information included or previously incorporated by reference into this Offer Document from the date MariaDB files the document containing such information. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer Document. Except to the extent furnished and not filed with the SEC pursuant to Items 2.02 or 7.01 of Form 8-K or as otherwise permitted by the SEC rules, we incorporate by reference the documents listed below, and such documents shall be deemed to be incorporated by reference into this Offer Document and to be a part of this Offer Document from the respective dates of filing thereof.
2	The documents we incorporate by reference into this Offer Document are:
•
MariaDB’s Annual Report on Form 10-K for the fiscal year ended 30 September 2023, filed with the SEC on 29 December 2023, including MariaDB’s audited consolidated accounts (the “MariaDB Annual Report”), and Annual Report on Form 10-K/A for the fiscal year ended 30 September 2023, filed with the SEC on 29 January 2024;

•
MariaDB’s Quarterly Report on Form 10-Q for the fiscal quarter ended 31 December 2023, filed with the SEC on 14 February 2024, including MariaDB’s quarterly accounts, and Quarterly Report on Form 10-Q for the fiscal quarter ended 31 March 2024, filed with the SEC on 15 May 2024, including MariaDB’s quarterly accounts (the “MariaDB Quarterly Report”); and

•
MariaDB’s current reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed on 11 January 2024, 6 February 2024, 20 February 2024, 18 March 2024, 20 March 2024, 29 March 2024, 1 April 2024, 30 April 2024 and 31 May 2024.

These documents are available free of charge on the SEC’s website. A person who has received this Offer Document may request a copy of such information in hard copy form (hard copies will not otherwise be provided) by contacting:
Meridian BidCo LLC
875 Manhattan Beach Blvd.
Manhattan Beach, CA 90266
+1 (800) 310-2870

Or, in Ireland:

A&L Goodbody LLP
3 Dublin Landings
North Wall Quay
Dublin 1
Ireland
3
Material changes in MariaDB’s financial or trading position which have occurred since the end of the last financial period for which audited accounts, a preliminary statement of annual results, a half-yearly financial report or interim financial information has been published or a statement that there are no known material changes.

Save as has been publicly announced by MariaDB or as may be disclosed in this Offer Document, the investment committee of K1 (the “K1 Responsible Persons”) are not aware of any material change in the financial or trading position of MariaDB which has occurred since 31 March 2024 (the date to which the latest published Quarterly Report (including MariaDB’s quarterly accounts) on Form 10-Q was prepared). Such Form 10-Q was filed with the SEC on 15 May 2024.

4	Summary Consolidated Financial Data
The MariaDB summary consolidated financial data for the years ended September 30, 2023 and 2022 and the six months ended March 31, 2024 and 2023 that follow are extracted from, and should be read in conjunction with, the consolidated financial statements and notes thereto contained in the MariaDB Annual Report and the MariaDB Quarterly Report. The consolidated financial statements of MariaDB and its subsidiaries are prepared in U.S. dollars in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial conditions and results of operations) and other documents filed by MariaDB with the SEC, and the following is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above.
Consolidated Statements of Operations Data:
	Three months ended March 31,		Year ended September 30,
(in thousands, except per share amounts)	2024	2023	2023	2022
	(unaudited)
Total revenue	$13,585	$13,474	$53,113	$43,685
Gross profit	$10,841	$10,255	$39,707	$30,124
Total operating expenses	$12,554	$23,279	$96,327	$77,367
Net loss	$(3,519)	$(11,850)	$(51,857)	$(47,503)
Net loss per share attributable to ordinary shares – basic and diluted	$(0.05)	$(0.18)	$(0.92)	$(3.54)
Weighted-average share outstanding – basic and diluted	67,744,195	66,575,652	56,295,289	13,416,353
Consolidated Statements of Financial Position Data:
	At March 31,		At September 30,
(in thousands)	2024	2023	2023	2022
	(unaudited)
Cash and cash equivalents	$1,758	$9,703	$4,467	$4,756
Total assets	$23,560	$57,520	$29,792	$72,771
Total liabilities	$81,491	$77,483	$75,311	$61,148
Stockholders’ Deficit:
Ordinary shares, par value of $0.01 per share	$674	$668	$674	$—
Additional paid-in-capital	213,501	212,253	213,307	11,482
Accumulated deficit	(261,667)	(222,069)	(249,380)	(197,523)
Accumulated other comprehensive loss	(10,439)	(10,815)	(10,120)	(9,305)
Total stockholders’ deficit	$(57,931)	$(19,963)	$(45,519)	$(195,346)
Net Book Value Per Share. MariaDB’s net deficit per share as of March 31, 2024 was $(0.86).
All MariaDB Shareholders are encouraged to review the First Response Circular/Schedule 14D-9 carefully and in its entirety before deciding whether to tender their MariaDB Shares.
5	Bidco and Topco financial information
Since formation on 28 March 2024, Bidco and Topco have not traded or been engaged in any activities other than those relating to their formation and to the Offer and, in the case of Topco only, the acquisition of the RPV Note, nor published any accounts.

Bidco and Topco do not have any material earnings, assets or liabilities other than those described in this Offer Document in connection with the Offer and the financing of the Offer. In the event that the Offer is declared unconditional in all respects and there is full acceptance of the Offer by MariaDB Shareholders, the earnings, assets and liabilities of MariaDB will comprise the consolidated earnings, assets and liabilities of the Topco Group (including Bidco) at that time.
6	Current Ratings and Outlooks
The boards of directors and the officers of each of MariaDB, Bidco and Topco are not aware of any current ratings or outlooks publicly accorded to MariaDB, Bidco or Topco by any credit ratings agencies, or of any changes made to previous ratings or outlooks during the Offer Period.

APPENDIX 3

TAXATION
1	Taxation
The following sections contain a general discussion of the material tax consequences of the Offer.
1.1	Irish taxation
The following is a general summary of the material Irish tax considerations applicable to certain beneficial holders of MariaDB Shares. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this Offer Document. Changes in law and/or administrative practice may result in alteration of the tax considerations described below, possibly with retrospective effect.
The summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and holders of MariaDB Shares should consult their own tax advisors about the Irish tax consequences (and the tax consequences under the laws of other relevant jurisdictions) of this offering, including the acquisition, ownership and disposal of the MariaDB Shares and the Offer. The summary applies only to shareholders who hold MariaDB Shares as capital assets and does not apply to other categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes, charities, tax-exempt organisations, financial institutions, and shareholders who have, or who are deemed to have, acquired MariaDB Shares by virtue of an Irish office or employment (performed or carried on in Ireland). Such persons may be subject to special rules.
Tax on Chargeable Gains
A MariaDB Shareholder who is resident or ordinarily resident in Ireland for tax purposes (an “Irish Holder”), or who holds their MariaDB Shares in connection with a trade or business carried on by such person in Ireland through a branch or agency, may be subject to Irish tax on any gain realized on the disposal of their MariaDB Shares in accordance with the Offer.
Holders of MariaDB Shares that (i) in the case of individual holders, are not resident, ordinarily resident or domiciled in Ireland under Irish taxation laws; and (ii) in the case of holders that are companies, are not resident in Ireland under Irish taxation laws (each, a “Non-Irish Holder”) will not be subject to Irish tax on any gain realized on the disposal of their MariaDB Shares in accordance with the Offer, unless such shares are used, held or acquired for the purposes of a trade or business carried on by such shareholder through a branch or agency in Ireland.
A Non-Irish Holder who is an individual and who is temporarily non-resident in Ireland may, under Irish anti-avoidance legislation, be subject to Irish tax on any gain realized on a disposal of the MariaDB Shares in accordance with the Offer during the period in which such individual is non-resident.
Stamp Duty
No Irish stamp duty will be payable by the MariaDB Shareholders on the disposition of their MariaDB Shares in accordance with the Offer.
THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH MARIADB SHAREHOLDER SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH SHAREHOLDER OF THE ACQUISITION, OWNERSHIP AND DISPOSAL OF THE MARIADB SHARES AND THE OFFER.
1.2	US Federal Income Tax
The following discussion summarizes certain material US federal income tax consequences that are generally applicable to MariaDB Shareholders who are “US holders” (as defined below) for US federal income tax purposes who participate in the Offer. This discussion is based on the Code, administrative pronouncements, published rulings, judicial decisions, existing and proposed Treasury Regulations and interpretations of the foregoing, all as of the date of this Offer Document. All of the foregoing authorities are subject to change (possibly with retroactive effect) and any such change may result in US federal income tax consequences to a

MariaDB Shareholder that are materially different from those described below. No opinion of counsel or ruling the IRS has been or will be sought with respect to the matters described below. Important Note: If you are a citizen or tax resident or subject to the tax laws of more than one country, you should be aware that there might be additional or different tax and social insurance consequences that may apply to you.
The tax consequences of participating in the Offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. There is no guarantee that the IRS or other tax authorities will agree with MariaDB’s or Bidco’s interpretation of the tax consequences of participating in the Offer, and participation in the Offer may result in an adverse tax result to you that may be different than what is stated in this Offer Document. MariaDB Shareholders should consult their own tax advisors as to that risk and the manner in which they will report the receipt of purchase price for MariaDB Shares in the Offer.
The following discussion does not purport to be a full description of all US federal income tax considerations that may be relevant to a MariaDB Shareholder in light of such MariaDB Shareholder’s particular circumstances. Furthermore, this discussion does not address the US federal income tax considerations applicable to MariaDB Shareholders subject to special rules, such as former US citizens or long-term residents, persons who own (or are treated as owning) 10 percent or more of MariaDB’s stock (by vote or value), traders in securities that elect to use a mark-to-market method of accounting, individual retirement accounts or tax-deferred accounts, brokers, dealers in securities or currencies, persons holding shares in connection with a hedging transaction, “straddle,” conversion transaction or a synthetic security or other integrated transaction, persons who are not US holders (as defined below), and persons whose “functional currency” is not the US dollar, any tax consequences to holders of MariaDB Shares subject to special rules under US federal income tax laws, including, for example, banks or other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, mutual funds, partnerships, or other entities or arrangements treated as pass-through entities for US federal income tax purposes, MariaDB Shareholders who hold MariaDB Shares as other than a capital asset, or MariaDB Shareholders whose MariaDB Shares are, or were, subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code) or who received MariaDB Shares in connection with the performance of services. In addition, this discussion does not include any description of the tax laws of any state, local or non-US government or any US tax laws other than US federal income tax law (such as estate, gift or other tax laws), or a discussion of the alternative minimum tax (except to the limited extent discussed below), Medicare contribution tax on net investment income, the provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act or “FATCA” (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto) or the special tax accounting rules under Section 451(b) of the Code. For purposes of this discussion in Appendix 3, a “US holder” means a MariaDB Shareholder that for US federal income tax purposes is treated as any of the following:
•	an individual who is a citizen or resident of the United States;
•	a corporation (or an entity treated as a corporation for US federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia;
•	an estate, the income of which is subject to US federal income tax regardless of its source; or
•
a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “US persons,” as defined under the Code, have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a US person for US federal income tax purposes.

References to MariaDB Shareholders in the discussion of tax consequences below are intended to refer only to MariaDB Shareholders who are US holders.
MARIADB SHAREHOLDERS OF MARIADB SHARES ARE URGED TO CONSULT A TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING OR NOT PARTICIPATING IN THE OFFER.
Taxation of US Holders
For US federal income tax purposes, the sale of MariaDB Shares (not acquired upon the exercise of an option) pursuant to the Offer will generally give rise to capital gain or loss in an amount equal to the difference between the amount received in the Offer and the holder’s adjusted tax basis of the MariaDB Shares sold. If the MariaDB Shares were held for more than 12 months at the time of disposition, such gain or loss generally will be long-term capital gain or loss. Long-term capital gains of certain non-corporate MariaDB Shareholders, including individuals, generally are subject to US federal income tax at preferential rates. Otherwise, the gain or loss will be short-term capital gain or loss taxable at ordinary income rates. The amount and character of gain or loss with respect to your MariaDB Shares must be calculated separately for different blocks of capital stock (i.e., MariaDB Shares acquired at different times or at different prices) sold pursuant to the Offer. The deductibility of capital losses of MariaDB Shareholders is subject to limitations.
Passive Foreign Investment Company Status
A non-US corporation will be classified as a PFIC for US federal income tax purposes in any taxable year in which, after taking into account the income and assets of certain of its subsidiaries, either (1) at least 75 percent of its gross income is “passive income” or (2) at least 50 percent of the gross value of its assets is attributable to assets that produce “passive income” or are held for the production of passive income. Passive income for this purpose generally includes items such as dividends, interest, royalties, rents and gains from commodities and securities transactions, subject to exceptions for certain items derived in the active conduct of a trade or business and received from unrelated persons.
If MariaDB is treated as a PFIC for any taxable year (or portion thereof) that is included in the holding period of a US holder of MariaDB Shares, such US holder may be subject to adverse US federal income tax consequences and may be subject to additional reporting requirements. Although MariaDB likely was PFIC in previous taxable years, it is currently unclear whether it may still be treated as a PFIC. Because PFIC status is determined on an annual basis and generally cannot be determined until the end of the taxable year, there can be no assurance that we will not be a PFIC for the current or future taxable years. If we are characterized as a PFIC, MariaDB Shareholders who are US holders may suffer adverse tax consequences, including the treatment of gains realized on the sale of our ordinary shares as ordinary income, rather than as capital gain, the loss of the preferential rate applicable to dividends received on our ordinary shares by individuals who are US holders, and the addition of interest charges to the tax on such gains and certain distributions. A US shareholder of a PFIC generally may mitigate these adverse US federal income tax consequences by making a “qualified electing fund” election, or, to a lesser extent, a “mark to market” election. However, we do not intend to provide the information necessary for US holders to make qualified electing fund elections if MariaDB is or has been classified as a PFIC. US holders are urged to consult their own tax advisors regarding our potential status as a PFIC, including in previous taxable years, and the consequences of such status to them in light of their particular circumstances.
Information Reporting and Backup Withholding Tax
Certain MariaDB Shareholders who participate in the Offer may be required to report the sale of MariaDB Shares pursuant to the Offer to the IRS on their US federal income tax returns. In addition, under the US federal income tax backup withholding rules, a portion of the gross proceeds payable to a MariaDB Shareholder under the Offer must be withheld (under current law, the backup withholding rate is 24%) and remitted to the IRS, unless the MariaDB Shareholder provides such person’s taxpayer identification number (which is generally the MariaDB Shareholder’s employer identification number or social security number) and certain other required information and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. In addition, if MariaDB is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the IRS. Therefore, MariaDB Shareholders who are US holders should complete and sign the IRS Form W-9 distributed alongside the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such holder otherwise establishes to the satisfaction of Bidco that he, she or it is not subject to backup withholding. Certain holders (including certain holders who are not US holders) are not subject to these backup withholding and reporting rules, but may be required to submit an applicable IRS Form W-8 or W-9, signed under penalties of perjury, attesting to that holder’s exempt status. If backup withholding applies and results in an overpayment of tax, amounts withheld will generally be allowable as a refund or credit against a holder’s US federal income tax liability, provided that certain required information is timely furnished to the

IRS. All MariaDB Shareholders should consult their own tax advisors regarding the application of the information reporting and backup withholding provisions under US federal income tax law in his or her particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury Regulations.
The tax consequences of participating in the Offer are complex. MariaDB Shareholders are strongly urged to consult their tax advisors as to the specific tax consequences to them of the Offer, including the applicability and effect of US federal, state, local and foreign income and other tax laws based on their particular circumstances and the consequences of recent changes in federal income tax law (and potential conforming changes in applicable state income tax laws).

APPENDIX 4

ADDITIONAL INFORMATION
1	Responsibility
1.1	The K1 Responsible Persons (being the investment committee of K1), the Bidco Officers and the Topco Officers accept responsibility for the information contained in this Offer Document.
1.2
To the best of the knowledge and belief of the K1 Responsible Persons, the Bidco Officers and the Topco Officer (who have taken all reasonable care to ensure that such is the case), the information contained in this Offer Document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

2	Directors/Officers and company information
2.1	Bidco
The current officers of Bidco are Sujit Banerjee (as President) and Henry Wang (as Secretary).
Bidco is a newly formed limited liability company formed in Delaware. Its principal executive office is at 875 Manhattan Beach Blvd., Manhattan Beach, CA 90266, USA and its business telephone number is (800) 310-2870. Bidco is directly wholly owned by Topco.
2.2	Topco
The current officers of Topco are Sujit Banerjee (as President) and Henry Wang (as Secretary).
Topco is a newly formed limited liability company formed in Delaware. Its principal executive office is at 875 Manhattan Beach Blvd., Manhattan Beach, CA 90266, USA and its business telephone number is (800) 310-2870. Topco is directly wholly owned by K5. Topco has not traded since its formation, nor has it entered into any obligations, other than in connection with the Offer and the acquisition of the RPV Note.
3	Financing arrangements
The Offer will be financed from the proceeds of the equity commitment letter entered into between Bidco and K5 on 24 April 2024 (the “Equity Commitment Letter”) filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. Pursuant to the Equity Commitment Letter, K5 will invest, directly or indirectly, immediately available funds in Bidco for the purposes of financing the cash consideration payable to MariaDB Shareholders whose MariaDB Shares are tendered in the Offer (the “Required Amount”). Pursuant to the terms of the Equity Commitment Letter, K5 will fund the Required Amount on or before the date on which Bidco must pay the cash consideration in connection with the Offer.
4	Market quotations
4.1
The following table sets out the closing price of MariaDB Shares as derived from official data of the NYSE for (i) the first Business Day in each of the six (6) months immediately prior to the date of this Offer Document, (ii) for 15 February 2024, being the last Business Day before the commencement of the Offer Period, and (iii) for 13 June 2024, being the last practicable date before this Offer Document is sent.

Date	Closing Price (US$)
2 January 2024	$0.27
1 February 2024	$0.21
15 February 2024	$0.35
1 March 2024	$0.34
1 April 2024	$0.49
1 May 2024	$0.52
3 June 2024	$0.53
13 June 2024 (being the latest practicable date prior to the Offer Document being sent to MariaDB Shareholders)	$0.54

4.2	High and low trading prices
The following table sets out the highest and lowest prices at which MariaDB Shares traded on the NYSE for each quarter during the two (2) years immediately prior to the date of this Offer Document:
Quarter	MariaDB Shares
	High (US$)	Low (US$)
Q2 2022	$9.97	$9.76
Q3 2022	$9.90	$9.78
Q4 2022	$11.10	$3.65
Q1 2023	$3.99	$1.21
Q2 2023	$1.56	$0.85
Q3 2023	$0.99	$0.42
Q4 2023	$0.74	$0.28
Q1 2024	$0.47	$0.17
5	Shareholdings and dealings
5.1	For the purposes of this paragraph 5:
two or more persons are deemed to be acting in concert if they co-operate on the basis of an agreement, either express or tacit, either oral or written, aimed at:
(a)	either:
(i)	the acquisition by any one or more of them of securities in the relevant company concerned; or
(ii)	the doing, or the procuring of the doing, of any act that will or may result in an increase in the proportion of securities in the relevant company concerned held by any one or more of them; or
(b)	either:
(i)	acquiring control of the relevant company concerned; or
(ii)	frustrating the successful outcome of an offer made for the purpose of the acquisition of control of the relevant company concerned; or
and ‘acting in concert’ and ‘concert parties’ shall be construed accordingly;
arrangement includes any indemnity or option arrangement, and any agreement or understanding, formal or informal, of whatever nature between two or more persons, relating to relevant securities which is or may be an inducement to one or more of such persons to deal or refrain from dealing in such securities;
control means the holding, whether directly or indirectly, of securities in a company that confer in aggregate not less than 30% or more of the voting rights in that company;
derivative includes any financial product whose value, in whole or in part, is determined directly or indirectly by reference to the price of an underlying security;
disclosure date means 13 June 2024, being the latest practicable date prior to the sending of this Offer Document;
disclosure period means the period commencing on 15 February 2023 (being the date twelve (12) months prior to the commencement of the Offer Period) and ending on the disclosure date;
exempt fund manager means a discretionary fund manager which has been recognized by the Irish Takeover Panel as an exempt fund manager for the purposes of the Irish Takeover Rules, has been notified in writing of that fact by the Irish Takeover Panel and has not been notified by the Irish Takeover Panel of the withdrawal of such recognition;

exempt principal trader means a principal trader which is recognized by the Irish Takeover Panel as an exempt principal trader for the purposes of the Irish Takeover Rules, has been notified in writing of that fact by the Irish Takeover Panel and has not been notified by the withdrawal of such recognition;
for the purpose of determining whether a person has an interest in a relevant security or is interested in a relevant security
(a)	that person shall be deemed to have an interest, or to be interested, in that security if and only if he or she has a long position in that security;
(b)	a person who has only a short position in a relevant security shall be deemed not to have an interest, nor to be interested, in that security;
(c)	a person shall be deemed to have a long position in a relevant security if he or she directly or indirectly:
(i)	owns that security; or
(ii)	has the right or option to acquire that security or to call for its delivery; or
(iii)	is under an obligation to take delivery of that security; or
(iv)	has the right to exercise or control the exercise of the voting rights (if any) attaching to that security; or
to the extent that none of sub-paragraphs (i) to (iv) of this definition applies to that person, if he or she:
(v)	will be economically advantaged if the price of that security increases; or
(vi)	will be economically disadvantaged if the price of that security decreases, irrespective of:
(A)
having such ownership, right, option, obligation, advantage or disadvantage arises and including, for the avoidance of doubt and without limitation, where it arises by virtue of an agreement to purchase, option or derivative; and

(B)	whether any such ownership, right, option, obligation, advantage or disadvantage is absolute or conditional and, where applicable, whether it is in the money or otherwise;
provided that a person who has received an irrevocable commitment to accept an offer (or to procure that another person accept an offer) shall not, by virtue only of sub-paragraphs (ii) or (iii) of this definition, be treated as having an interest in the relevant securities that are the subject of the irrevocable commitment; and
(d)	a person shall be deemed to have a short position in a relevant security if he or she directly or indirectly:
(i)	has the right or option to dispose of that security or to put it to another person; or
(ii)	is under an obligation to deliver that security to another person; or
(iii)
is under an obligation either to permit another person to exercise the voting rights (if any) attaching to that security or to procure that such voting rights are exercised in accordance with the directions of another person, or, to the extent that none of sub-paragraphs (i) to (iii) above applies to that person, if he or she:
(iv)	will be economically advantaged if the price of that security decreases; or
(v)	will be economically disadvantaged if the price of that security increases, irrespective of:
(A)
how any such right, option, obligation, advantage or disadvantage arises and including, for the avoidance of doubt and without limitation, where it arises by virtue of an agreement to sell, option or derivative; and

(B)	whether any such right, option, obligation, advantage or disadvantage is absolute or conditional and, where applicable, whether it is in the money or otherwise;
references to a director being interested in relevant securities shall also be interpreted in the manner described in Chapter 5 of Part 5 of the Companies Act 2014;

relevant MariaDB securities in relation to MariaDB shares shall have the meaning assigned by Rule 2.1 of Part A of the Irish Takeover Rules, meaning:
(a)	securities of MariaDB which are the subject of the Offer or which confer voting rights;
(b)	equity share capital of MariaDB; and
(c)
any securities or any other instruments of MariaDB conferring on their holders rights to convert into or subscribe for any new securities of the type listed in sub-paragraphs (a) and (b) of this definition;

relevant securities means relevant MariaDB securities, and relevant security shall be construed appropriately; and
5.2	Interests and short positions in relevant MariaDB securities
Disclosures by Bidco, K1 and concert parties
5.2.1
As of the close of business on the disclosure date, none of K1 or Bidco, any member of the K1 Group nor any associated company of Bidco or K1 was interested, or held any short positions, in any relevant MariaDB securities;

5.2.2
As of the close of business on the disclosure date, none of the K1 Responsible Persons or Bidco Officers (including persons connected with them (within the meaning of the Irish Companies Act 2014, as amended), was interested, or held any short positions, in any relevant MariaDB securities;

5.2.3
As of the close of business on the disclosure date, no trustee of any pension scheme (other than an industry-wide scheme) in which Bidco, K1 or any subsidiary of K1 participates was interested, or held any short positions, in any relevant MariaDB securities;

5.2.4
As of the close of business on the disclosure date, no fund manager (other than an exempt fund manager) connected with Bidco or K1 was interested, or held any short positions, in any relevant MariaDB securities;

5.2.5
As of the close of business on the disclosure date, neither Lazard Frères & Co. LLC, Lazard & Co., Limited (together, financial advisor to Bidco, Topco and K1) nor any person controlling, controlled by, or under the same control as Lazard Frères & Co. LLC and Lazard & Co., Limited, was interested, or held any short positions, in any relevant MariaDB securities other than as exempt principal trader or an exempt fund manager;

5.2.6
As of the close of business on the disclosure date, no partner or member of the professional staff of A&L Goodbody LLP (Irish legal adviser to Bidco, Topco and K1) who is actively engaged in relation to the Offer or who is customarily engaged in the affairs of Bidco or K1 or who has been engaged in those affairs since 16 February 2022 was interested, or held any short positions, in any relevant MariaDB securities;

5.2.7
As of the close of business on the disclosure date, no partner or member of the professional staff of Kirkland & Ellis LLP (US legal adviser to Bidco, Topco and K1) who is actively engaged in relation to the Offer or who is customarily engaged in the affairs of Bidco or K1 or who has been engaged in those affairs since 16 February 2022 was interested, or held any short positions, in any relevant MariaDB securities;

5.2.8
As of the close of business on the disclosure date, no partner or member of the professional staff of KPMG LLP (tax advisor to Bidco, Topco and K1) who is actively engaged in relation to the Offer or who is customarily engaged in the affairs of Bidco or K1 or who has been engaged in those affairs since 16 February 2022 was interested, or held any short positions, in any relevant MariaDB securities;

5.2.9
As of the close of business on the disclosure date, neither Haven Tower Group, LLC (public relations advisor to Bidco, Topco and K1) nor any person controlling, controlled by, or under the same control as Haven Tower Group, LLC, was interested, or held any short positions, in any relevant MariaDB securities; and

5.2.10
As of the close of business on the disclosure date, no person with whom Bidco or K1, or any person acting in concert with Bidco or K1 has any arrangement was interested, or held any short positions, in any relevant MariaDB securities.

5.3	Dealings in relevant MariaDB securities
5.3.1
During the disclosure period, there were no dealings by Bidco, the Bidco Officers, the K1 Responsible Persons or any member of the K1 Group (including persons connected within them within the meaning of the Irish Companies Act 2014, as amended) in any relevant MariaDB securities.

5.3.2
During the disclosure period, there were no dealings in relevant MariaDB securities by any partner or member of the professional staff of A&L Goodbody LLP (Irish legal advisor to Bidco, Topco and K1) who are actively engaged in relation to the Offer or who are customarily engaged in the affairs of Bidco, Topco and K1 or who have been engaged in those affairs since 15 February 2022.

5.3.3
During the disclosure period, there were no dealings in relevant MariaDB securities by any partner or member of the professional staff of Kirkland & Ellis LLP (US legal advisor to Bidco, Topco and K1) who are actively engaged in relation to the Offer or who are customarily engaged in the affairs of Bidco, Topco and K1 or who have been engaged in those affairs since 15 February 2022;

5.3.4
During the disclosure period, there were no dealings in relevant MariaDB securities by any partner or member of the professional staff of KMPG LLP (tax advisor to Bidco, Topco and K1) who are actively engaged in relation to the Offer or who are customarily engaged in the affairs of Bidco, Topco and K1 or who have been engaged in those affairs since 15 February 2022.

5.3.5
During the disclosure period, there were no dealings in relevant MariaDB securities by Haven Tower Group, LLC (public relations advisor to Bidco, Topco and K1), and any persons controlling, controlled by, or under the same control as Haven Tower Group, LLC.

5.3.6
During the disclosure period, there were no dealings in relevant MariaDB securities by Lazard Frères & Co. LLC and Lazard & Co., Limited (together, financial advisor to Bidco, Topco and K1) and any persons (other than exempt market makers or exempt fund managers) controlling, controlled by, or under the same control as Lazard Frères & Co. LLC and Lazard & Co., Limited.

5.3.7	During the disclosure period, there were no dealings in relevant MariaDB securities by any other person acting in concert (including deemed to be acting in concert) with Bidco or K1.
5.3.8	During the disclosure period, there were no dealings in relevant MariaDB securities by any person with whom Bidco, or any person acting in concert with Bidco, has any arrangement.
6	Sources of information and basis of calculations
6.1	Unless otherwise stated, in this Offer Document:
6.1.1
The value of the entire issued share capital of MariaDB pursuant to the Offer is based upon the fully diluted share capital of MariaDB as of 13 June 2024 (being the latest practicable date prior to this Offer Document), composed of:

(a)	69,038,054 MariaDB Shares; and
(b)
3,483,551 MariaDB Shares that may be issued on or after the date of this Offer Document to satisfy the vesting and exercise of MariaDB Share Awards and MariaDB Options held by MariaDB Equity Award Holders and MariaDB Warrants held by MariaDB Warrant holders calculated by applying the treasury stock method.

6.1.2	The value of approximately US$39.9 million for the entire issued share capital of MariaDB (on a fully diluted basis) is based upon the Cash Offer of US$0.55 and 72,521,605 fully diluted shares.
6.1.3	No offer will be made for the treasury shares of MariaDB.
6.1.4	Unless otherwise stated, all closing prices for MariaDB Shares are closing market quotations derived from FactSet, which have been rounded to the nearest cent.
6.1.5	Certain figures included in this Offer Document have been subject to rounding adjustments.

7	Other information
7.1
Save as disclosed in this Offer Document, no agreement, arrangement or understanding (including any compensation arrangement) having any connection with or dependence on the Offer exists between Bidco, K1 or any person acting in concert with Bidco and/or K1 and any of the directors, recent directors, shareholders or recent shareholders of MariaDB or any person interested or recently interested in shares of MariaDB.

7.2
Except as disclosed in this Offer Document, there is no agreement, arrangement or understanding by which any securities acquired in pursuance of the Offer will be transferred to any other person, but Bidco reserves the right to transfer any such shares to any person.

7.3
Lazard and IBI have each given and not withdrawn their written consent to the publication of this Offer Document with the inclusion of the references to their respective names in the form and context in which they appear.

7.4
Bidco has retained Computershare Trust Company, N.A. as the Exchange Agent and Georgeson LLC as the Information Agent. Bidco will pay the Exchange Agent and the Information Agent reasonable and customary compensation for their services in connection with the Offer, together with reimbursement of out-of-pocket expenses. Bidco will indemnify the Exchange Agent and the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the US federal securities laws. Except as set forth in this paragraph, Bidco will not pay any commissions or fees to any broker, dealer or other person for soliciting tenders of shares pursuant to the Offer.

7.5
This Offer Document relates to an offer to acquire the entire issued and to be issued share capital of MariaDB on the terms, and subject to the conditions, set out in this Offer Document and in the Acceptance Documents. According to information announced or provided by MariaDB, as of 13 June 2024, there are 69,038,054 MariaDB Shares in issue and as of 13 June 2024 up to a further 3,483,551 MariaDB Shares that could be issued to satisfy the exercise and vesting of options and restricted stock units under the Employee Share Plans (assuming exercise and vesting of such options in full).

7.6
Bidco estimates that the total amount of funds required to purchase the entire issued and to be issued share capital of MariaDB, on the terms and subject to the conditions of the Offer, and to pay certain fees and expenses related to the Offer to be circa US$52 million.

7.7
None of Bidco, Topco, K5 or K1, or any of the directors, officers, managing members or general partners of the foregoing has, during the past two (2) years, other than with respect to the Offer, been a party to any negotiation, transaction or agreement with MariaDB, or an affiliate of MariaDB that is not a natural person, that had an aggregate value exceeding more than one percent of MariaDB’s consolidated revenues for the fiscal year when the transaction occurred.

7.8
None of Bidco, Topco, K5 or K1, or any of the directors, officers, managing members or general partners of the foregoing has, during the past two (2) years, other than with respect to the Offer, been a party to any negotiation, transaction or agreement with any individual who is an executive officer, director or affiliate of MariaDB that had an aggregate value, either alone or in the aggregate with a series of transactions, exceeding US$60,000 when the transaction occurred.

7.9	The emoluments of the officers of Bidco and Topco will not be affected by the acquisition of MariaDB or any other associated transaction.
8	Concert Parties
8.1	For the purpose of the Irish Takeover Rules, each of the following persons is regarded as acting in concert with Bidco, Topco and K1 in connection with the Offer:
8.1.1	the officers of Bidco, Topco and K1 (including persons connected with them (within the meaning of the Irish Companies Act 2014, as amended);
8.1.2	the subsidiaries and associated companies of Bidco, Topco and K1;
8.1.3	Partners and members of the professional staff of A&L Goodbody LLP (Irish legal advisor to Bidco,

Topco and K1), having its principal executive offices at 3 Dublin Landings, North Wall Quay, Dublin 1, D01 C4E0 Ireland, who are actively engaged in relation to the Offer or who are customarily engaged in the affairs of Bidco, Topco and K1 or who have been engaged in those affairs since 16 February 2022;
8.1.4
Partners and members of the professional staff of Kirkland & Ellis LLP (US legal advisor to Bidco, Topco and K1), having its principal executive offices at 601 Lexington Avenue, New York, NY 10022, who are actively engaged in relation to the Offer or who are customarily engaged in the affairs of Bidco, Topco and K1 or who have been engaged in those affairs since 16 February 2022;

8.1.5
Partners and members of the professional staff of KPMG LLP (tax advisor to Bidco, Topco and K1), having its principal executive offices at 345 Park Avenue, New York, NY 10154) who are actively engaged in relation to the Offer or who are customarily engaged in the affairs of Bidco, Topco and K1 or who have been engaged in those affairs since 16 February 2022;

8.1.6
Haven Tower Group, LLC (public relations advisor to Bidco, Topco and K1), having its principal executive offices at 3019 Wilshire Blvd. 103 Santa Monica, CA 90403, and any persons controlling, controlled by, or under the same control as Haven Tower Group, LLC; and

8.1.7
Lazard Frères & Co. LLC and Lazard & Co., Limited (together, financial advisor to Bidco and K1), having its principal executive offices at 30 Rockefeller Plaza, New York, NY 10112 and 50 Stratton Street, London, W1J 8LL, United Kingdom, and any persons (other than exempt market makers or exempt fund managers) controlling, controlled by, or under the same control as Lazard Frères & Co. LLC and Lazard & Co., Limited.

8.2	For the purpose of the Irish Takeover Rules, each of the following persons is regarded as acting in concert with MariaDB:
8.2.1	the subsidiaries and associated companies of MariaDB;
8.2.2
IBI Corporate Finance (financial advisor to MariaDB), having its principal executive offices at 33 Fitzwilliam Place, Dublin 2, Ireland, and any persons (other than exempt principal traders or exempt fund managers) controlling, controlled by, or under the same control as IBI Corporate Finance;

8.2.3
FTI Consulting, Inc. (restructuring advisor to MariaDB), having its principal executive offices at 1166 Avenue of the Americas, 15th Floor, New York, NY 10036, United States of America, and any persons controlling, controlled by, or under the same control as FTI Consulting, Inc.;

8.2.4
partners and members of the professional staff of Matheson LLP (Irish legal advisor to MariaDB), having its principal executive offices at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, who are actively engaged in relation to the Offer or who are otherwise customarily engaged in the affairs of MariaDB or who have been engaged in those affairs since 16 February 2022;

8.2.5
partners and members of the professional staff of Baker Botts L.L.P. (US legal advisor to MariaDB), having its principal executive offices at 2001 Ross Avenue, Suite 900, Dallas, Texas 75201, United States of America, who are actively engaged in relation to the Offer or who are otherwise customarily engaged in the affairs of MariaDB or who have been engaged in those affairs since 16 February 2022;

8.2.6
partners and members of the professional staff of Perkins Coie LLP (US legal advisor to MariaDB), having its principal executive offices at 1201 Third Avenue Suite 4900, Seattle, WA 98101-3099, United States of America, who are actively engaged in relation to the Offer or who are otherwise customarily engaged in the affairs of MariaDB or who have been engaged in those affairs since 16 February 2022; and

8.2.7
partners and members of the professional staff of Manatt, Phelps & Phillips, LLP (US legal advisor to MariaDB), having its principal executive offices at Park Tower, 695 Town Center Drive, 14th Floor, Costa Mesa, CA 92626, United States of America, who are actively engaged in relation to the Offer or who are otherwise customarily engaged in the affairs of MariaDB or who have been engaged in those affairs since 16 February 2022.

9	Documents published on a website
9.1	Copies of the following documents have been and will be published on https://k1.com/meridian-offer-update/ from the date of this Offer Document until the end of the course of the offer:
9.1.1	the Rule 2.4 Announcement made by K1 on 16 February 2024;
9.1.2	the Rule 2.4 Announcement made by K1 on 13 March 2024;
9.1.3	the Firm Announcement;
9.1.4	this Offer Document;
9.1.5	the limited liability company agreement of Bidco dated 28 March 2024 (being the constitutional document of Bidco);
9.1.6	the written consents referred to at paragraph 8.3 of this Appendix 4;
9.1.7	the Equity Commitment Letter;
9.1.8	the irrevocable undertakings described in the “Special Factors” section of this Offer Document;
9.1.9	the Letter of Transmittal;
9.1.10	the letter from the Irish Takeover Panel to A&L Goodbody LLP dated 22 May 2024;
9.1.11	the proposal made to MariaDB Optionholders on 31 May 2024 pursuant to Rule 15 of the Irish Takeover Rules;
9.1.12	the Rule 15 announcement made by K1 on 31 May 2024;
9.1.13	the proposal made to MariaDB Warrantholders on 7 June 2024 pursuant to Rule 15 of the Irish Takeover Rules;
9.1.14	the Rule 15 announcement made by K1 on 7 June 2024; and
9.1.15	the announcement regarding the Rollover Withdrawal Right made by K1 on 17 June 2024.

APPENDIX 5

ADDITIONAL INFORMATION REGARDING THE K1 FILING PARTIES
This Appendix sets forth certain important information about the K1 Filing Parties. The names, present principal occupations or employment and material occupations, positions, offices or employment during the past five (5) years are set forth below for each director and officer of Bidco and Topco. During the past five (5) years, none of the persons listed in this section (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.
1	Bidco
Bidco, a Delaware limited liability company, was formed on 28 March 2024, for the purpose of making the Offer and has conducted no business activities other than those related to the making of the Offer. Bidco is a direct wholly-owned subsidiary of Topco. The principal business address of Bidco is 875 Manhattan Beach Blvd., Manhattan Beach, CA 90266, and its business telephone number is (800) 310-2870.
Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and History of Material Occupations, Positions, Offices or Employment
Sujit Banerjee, President	875 Manhattan Beach Blvd., Manhattan Beach, CA 90266, U.S. citizen	• Managing Director at K1 Operations, LLC (2013 – Present) • Director of HST Technologies, Inc. (Nov. 2012 - Present) • Member of Wharton Graduate Executive Board (Sept. 2020 - Present)
Henry Wang, Secretary	875 Manhattan Beach Blvd., Manhattan Beach, CA 90266, U.S. citizen	Vice President at K1 (2015 – Present)
2	Topco
Topco, a Delaware limited liability company, was formed on 28 March 2024, for the purpose of making the Offer and has conducted no business activities other than those related to the making of the Offer. The principal business address of Topco is 875 Manhattan Beach Blvd., Manhattan Beach, CA 90266, and its business telephone number is (800) 310-2870.
Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and History of Material Occupations, Positions, Offices or Employment
Sujit Banerjee, President	875 Manhattan Beach Blvd., Manhattan Beach, CA 90266, U.S. citizen	• Managing Director at K1 Operations, LLC (2013 – Present) • Director of HST Technologies, Inc. (Nov. 2012 - Present) • Member of Wharton Graduate Executive Board (Sept. 2020 - Present)
Henry Wang, Secretary	875 Manhattan Beach Blvd., Manhattan Beach, CA 90266, U.S. citizen	Vice President at K1 (2015 – Present)
3	K5 Private Investors, L.P.
K5 is a Delaware limited partnership. K5 is the managing member of Topco and its principal business is to make investments primarily in securities of companies in the software and technology-enabled solutions sector, to dispose of such investments and to distribute the proceeds therefrom. K5 is controlled by its general partner, K5 Capital Advisors. The principal business address of K5 is 875 Manhattan Beach Blvd., Manhattan Beach, CA 90266, and its business telephone number is (800) 310-2870.
4	K5 Capital Advisors, L.P.
K5 Capital Advisors is a Delaware limited partnership. K5 Capital Advisors is the general partner of K5 and its principal business consists of performing the functions of, and serving as, the general partner of K5, making capital contributions to K5 and doing all things necessary or incidental thereto. K5 Capital Advisors is controlled by is general partner, K1. The principal business address of K5 Capital Advisors is 875 Manhattan Beach Blvd., Manhattan Beach, CA 90266, and its business telephone number is (800) 310-2870.
5	K1 Investment Management, LLC
K1 is a Delaware limited liability company. The principal business of K1 consists of performing the functions of, and serving as, the general partner of K5 Capital Advisors, making capital contributions to K5 Capital Advisors and doing all things necessary or incidental thereto. The principal business address of K1 is 875 Manhattan Beach Blvd., Manhattan Beach, CA 90266, and its business telephone number is (800) 310-2870.

APPENDIX 6

DEFINITIONS
1
The following definitions apply throughout this Offer Document (save for Appendix 2, which contains information extracted and reproduced from MariaDB’s published information) unless the context otherwise requires:

Acceptance Condition means the condition set out in paragraph 1.1 of Part 1 of Appendix 1 to this Offer Document;
Acceptance Cut-off Time means 1:00 p.m. (New York City time) on 9 July 2024, as may be extended by Bidco with the consent of the Irish Takeover Panel (if required) in accordance with the Irish Takeover Rules;
Acceptance Documents means the exchange and/or transmittal materials and any other acceptance documents relating to the Offer issued to MariaDB Shareholders in connection with the Offer, and includes the Letter of Transmittal and any other form of acceptance document issued by Bidco in connection with acceptance of the Offer, and Acceptance Document means any of them;
Acceptance Unconditional Outside Time means 5:00 p.m. (New York City time) on 23 July 2024, being the last possible time Bidco may fix to determine if the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived during the Pre-Acceptance Unconditional Period or if the Offer will lapse, which time Bidco may not extend without the consent of the Irish Takeover Panel;
Acceptance Unconditional Time means 5:00 p.m. (New York City time) on 9 July 2024, being the time fixed by Bidco to determine if the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived during the Pre-Acceptance Unconditional Period, which Bidco may extend in its discretion but may be no later than the Acceptance Unconditional Time, without the consent of the Irish Takeover Panel;
Affiliate means in relation to any person, another person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise);
Agent's Message means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent as part of a confirmation of a book-entry transfer that states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering the MariaDB Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and the Offer;
Bidco means Meridian BidCo LLC, a limited liability company formed in Delaware;
Bidco Officers means Sujit Banerjee (as President) and Henry Wang (Secretary);
Book-Entry Transfer Facility or DTC means The Depository Trust Company;
Business Day means any day, other than a Saturday, Sunday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;
Cash Offer shall have the meaning given to it in paragraph 2 of the letter from the president of Bidco of this Offer Document;
Closing Date means the date for settlement of the consideration to which accepting MariaDB Shareholders are entitled under the Offer, which will be promptly, and in any event no later than three Business Days, after the Expiration Time;
Code means the US Internal Revenue Code of 1986, as amended;
Companies Act 2014 means the Companies Act 2014 of Ireland and every modification and re-enactment thereof for the time being in force;
Conditions means the conditions of the Offer set out in Part 1 of Appendix 1 of this Offer Document;

Distributions means shall have the meaning given to it in paragraph 1.9.1 of Appendix 1 Part 3 of this Offer Document;
EEA means the European Economic Area, which was established on 1 January 1994 and comprises the member states of the European Union, plus Iceland, Liechtenstein and Norway;
Eligible Institution a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program;
Eligible MariaDB Shareholders means any MariaDB Shareholder, other than an Ineligible MariaDB Shareholder;
Employee Share Plans means the MariaDB plc 2022 Equity Incentive Plan, the MariaDB Corporation Ab Summer 2022 USA Share Option Plan, MariaDB Corporation Ab Amended and Restated Global Share Option Plan 2017 USA, MariaDB Corporation Ab Global Share Option Plan 2017, SkySQL Corporation Ab Global Share Option Plan 2014 USA, SkySQL Corporation Ab Global Share Option Plan 2014, SkySQL Corporation Ab Global Share Option Plan 2012 USA, SkySQL Corporation Ab Global Share Option Plan 2012 Europe, SkySQL Corporation Ab Global Share Option Plan 2010 USA, SkySQL Corporation Ab Global Share Option Plan 2010 Europe and SkySQL Corporation Ab Global Share Option Plan 2010 Europe (France/Sweden);
Encumbrance means any adverse claim or right or third party right or other right or interest, equity, option or right to acquire or right to restrict, any mortgage, charge, assignment, pledge, lien or security interest or repurchase agreement or similar arrangement;
Equity Commitment Letter means the equity commitment letter entered into between Bidco and K5 on 24 April 2024 filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference;
euro or € means euro, the lawful currency of Ireland;
Exchange Agent means Computershare Trust Company, N.A., in its capacity as receiving agent for the Offer;
Expiration Time means 5:00 p.m. (New York City time) on 23 July 2024, being the date fixed by Bidco as the last time for MariaDB Shareholders to tender their MariaDB Shares in the Offer, unless and until Bidco in its discretion, with the consent of the Irish Takeover Panel (to the extent required) or in accordance with the Irish Takeover Rules, shall have extended the Offer Period, in which case the term “Expiration Time” shall mean the latest time and date at which the Offer Period, as so extended by Bidco, will expire;
Firm Announcement means the announcement by Bidco of a firm intention to make the Offer on 24 April 2024 pursuant to Rule 2.7 of the Irish Takeover Rules;
First Response Circular/Schedule 14D-9 means the document first sent by MariaDB to MariaDB Shareholders on 24 May 2024 constituting a combined (i) “first response circular” (as defined in Rule 25.1 of the Irish Takeover Rules) to the Offer and (ii) a Schedule 14D-9 solicitation/recommendation statement under section 14(d)(4), together with any exhibits and annexes attached thereto, prepared by MariaDB and filed with the SEC and mailed to all MariaDB Shareholders, providing them with certain details, information and advice in relation to the Offer, as amended on 24 June 2024;
Forbearance Agreement means the forbearance agreement with RPV;
Ineligible MariaDB Shareholder means any MariaDB Shareholder (A) in a jurisdiction where local laws or regulations may result in significant risk of civil, regulatory or criminal exposure to BidCo or Topco (x) if information concerning the Offer is sent there or (y) if the opportunity to select the Unlisted Unit Alternative is made to them (other than, for clarity, if the Unlisted Unit Alternative will require registration under the US securities laws, which such event is covered separately by the right of Bidco to withdraw the Unlisted Unit Alternative in certain circumstances explained in this Offer Document); and/or (B) who is unable or unwilling to provide a completed Response Letter to the satisfaction of K1, Topco or Bidco in order to evidence eligibility;
Information Agent means Georgeson LLC, in its capacity as information agent for the Offer;
Ireland means the island of Ireland excluding Northern Ireland, and the word Irish shall be construed accordingly;

Irish Holder means a MariaDB Shareholder who is resident or ordinarily resident in Ireland for tax purposes;
Irish Takeover Panel means the Irish Takeover Panel established under the Irish Takeover Panel Act;
Irish Takeover Panel Act means the Irish Takeover Panel Act 1997 of Ireland (as amended);
Irish Takeover Rules means the Irish Takeover Panel Act 1997 (as amended), Irish Takeover Rules 2022;
IRS means US Internal Revenue Service;
K1 means K1 Investment Management, LLC, a Delaware limited liability company;
K1 Filing Parties means Bidco, Topco, K5, K5 Capital Advisors and K1;
K1 Group means K1 and all of its Affiliates, including for the avoidance of doubt K5;
K5 means K5 Private Investors, L.P., a Delaware limited partnership;
K5 Capital Advisors means K5 Capital Advisors, L.P., a Delaware limited partnership;
Kreos Warrants means the warrants to subscribe for MariaDB Shares at a subscription price of €2.288 per share;
Latest Practicable Date means 13 June 2024;
Lazard Frères means Lazard Frères & Co. LLC;
Letter of Transmittal means the letter of transmittal issued with this Offer Document for use by holders of MariaDB Shares which constitutes the form of acceptance for the offer for the purposes of the Irish Takeover Rules;
Loan Purchase Agreement means that certain loan purchase agreement entered into on 24 April 2024 between Runa Capital Fund II, L.P., Runa Capital II (GP), Runa Capital Opportunity Fund I, L.P., Runa Capital Opportunity I (GP) and Runa Ventures I Limited and Topco pursuant to which Topco purchased from RPV all of RPV’s right, title, and interest in, to and under the RPV Note;
MariaDB or the Company means MariaDB plc;
MariaDB Board means the board of directors of MariaDB;
MariaDB Group means MariaDB and each of its subsidiaries and subsidiary undertakings;
MariaDB Optionholders means holders of options to subscribe for MariaDB Shares or otherwise acquire MariaDB Shares under the Employee Share Plans;
MariaDB Share Price means the trading price, from time to time, of an MariaDB Shares on the NYSE;
MariaDB Shareholders or holders of MariaDB Shares means the holders of MariaDB Shares;
MariaDB Shares means ordinary shares of US$0.01 each (nominal value) in the capital of MariaDB, each a MariaDB Share;
MariaDB Shares Affected shall have the meaning given to that term in Part 1 of Appendix 1 of this Offer Document;
MariaDB Warrantholders means the holders of Kreos Warrants and/or MariaDB Warrants;
MariaDB Warrants mean the warrants to subscribe for MariaDB Shares at a subscription price of $11.50 per share;
Maximum MariaDB Shares Affected shall have the meaning given to that term in Part 1 of Appendix 1 of this Offer Document;
New York Stock Exchange or NYSE means The New York Stock Exchange;
Non-US holder shall have the meaning given to that term in Section 1.2 of Appendix 3 of this Offer Document;

Offer means the offer made by Bidco on the terms and subject to the conditions set out in this Offer Document and the Acceptance Documents (including, where the context so requires, any subsequent revision, variation, extension or renewal of such offer);
Offer Document means this amended and restated offer document;
Offer Period means the period from 24 May 2024, up to and including the Expiration Time;
Offer Price means US$0.55 in cash per MariaDB Share;
Options means each outstanding stock option to purchase a MariaDB Share;
Overseas Shareholders means MariaDB Shareholders who are resident in or nationals or citizens of jurisdictions outside Ireland or the United States or who are nominees of, or custodians or trustees for, residents, nationals or citizens of such other jurisdictions;
PFIC means passive foreign investment company;
Possible Offer Announcement means K1’s announcement regarding the possible offer for MariaDB made on 16 February 2024;
Pre-Acceptance Unconditional Period means the period from 24 May 2024 until and including the Acceptance Unconditional Time;
Post-Acceptance Unconditional Period means the period from the Acceptance Unconditional Time until the Expiration Time;
Restricted Jurisdiction means any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Offer is sent to or made available in that jurisdiction;
Rollover Withdrawal Right means the right of Bidco, in its sole discretion, to withdraw the Unlisted Unit Alternative if there are any Electing Shareholders whose election to receive the Unlisted Unit Alternative will require registration of the Topco Rollover Units under US securities law (and there is not an applicable exemption for each such Electing Shareholder);
RPV means RP Ventures LLC, a limited liability company formed in Delaware;
RPV Note means the senior secured promissory note in the original principal amount of $26,500,000, dated as of 10 October 2023 (as amended on 10 January 2024), between MariaDB and RPV, as assigned by RPV to TopCo pursuant to a loan purchase agreement between, amongst others, RPV and TopCo dated 24 April 2024;
RSU means each outstanding restricted stock unit with respect to MariaDB Shares;
Runa Equity Holders means Runa Capital Fund II, L.P., Runa Capital Opportunity Fund I, L.P. and Runa Ventures I Limited;
SEC means the US Securities and Exchange Commission;
Third Party means any central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory, administrative, investigative or fiscal body, court, agency, association, institution, department or bureau including any anti-trust or merger control authorities, regulatory body, court, tribunal, environmental body, employee representative body, any analogous body whatsoever or tribunal in any jurisdiction or any person including, without limitation, a member of the MariaDB Group;
Topco means Meridian TopCo LLC, a limited liability company formed in Delaware, an affiliate of K1 and the parent of Bidco;
Topco Group means Topco and its subsidiaries;
Topco LLCA means the amended and restated limited liability company agreement of Topco;
Topco Officers means Sujit Banerjee (as President) and Henry Wang (Secretary);
Topco Rollover Units means unlisted, unregistered non-voting Class B units of Topco, and each a Topco Rollover Unit;

Transfer Agent means Computershare Trust Company, N.A.;
United Kingdom or UK means the United Kingdom of Great Britain and Northern Ireland;
United States or US or U.S. means the United States of America, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction;
Unlisted Unit Alternative means the alternative to the Cash Offer under which Eligible MariaDB Shareholders were previously provided the option to elect to receive Topco Rollover Units on and subject to the terms of the offer document as of 24 May 2024. As announced on 17 June 2024, Bidco has exercised its Rollover Withdrawal Right such that the Unlisted Unit Alternative is no longer available under the Offer;
US Business Day has the meaning given to business day in Rule 14d-1(g)(3) of the US Exchange Act;
US Exchange Act means the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;
US Holders means US holders of MariaDB Shares (within the meaning of Rule14d-1(d) under the US Exchange Act);
US Securities Act means the US Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;
US$, Dollars, US dollars, $ or USD means US dollars, the lawful currency of the United States; and
Valuation means KPMG’s valuation analysis of the Company;
Warrants means the Kreos Warrants and/or MariaDB Warrants.
2	All references to time in this Offer Document are to US (Eastern) time unless otherwise stated.
3	Words importing the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine or neutral gender.
4	Any reference to subsidiary undertaking, associated undertaking or undertaking has the meaning given to such term in the European Communities (Companies: Group Accounts) Regulations 1992 of Ireland.
5	Any reference to subsidiary or holding company has the meaning given to such term in Sections 6 and 7 of the Companies Act 2014
6
Any references to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof. Any reference to any legislation is to Irish legislation unless specified otherwise.

The Letter of Transmittal and certificates evidencing MariaDB Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the
Exchange Agent at one of its addresses set forth below:
The Exchange Agent for the Offer is:

If delivering by mail:	If delivering by express mail, courier or any other expedited service:

Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare c/o Voluntary Corporate Actions Suite V 150 Royall Street Canton, Massachusetts 02021
Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer Document, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to shareholders from the Information Agent. Additionally, copies of this Offer Document, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. Shareholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance.
The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Shareholders, Banks and Brokers
United States: (866) 920-4932
International: +1 (781) 896-6949